Exhibit 10.3

Execution Version

U.S. $2,000,000,000

BRIDGE LOAN AGREEMENT

OPEN TEXT CORPORATION, as Borrower

-and-

THE GUARANTORS PARTY HERETO

-and-

THE LENDERS NAMED HEREIN as Lenders

-and-

BARCLAYS BANK PLC as sole Administrative Agent and Collateral Agent

-and-

BARCLAYS BANK PLC, BMO CAPITAL MARKETS CORP.,

RBC CAPITAL MARKETS1, CITICORP NORTH AMERICA, INC. and CITIBANK, N.A.,

each as Joint Lead Arrangers and Bookrunners

Dated as of August 25, 2022

[1]	RBC Capital Markets is a marketing name for the capital markets activities of Royal Bank of Canada and its affiliates.

i

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

Section 5.01	Representations and Warranties	75
Section 5.02	Survival of Representations and Warranties	84

ARTICLE 6
COVENANTS OF THE LOAN PARTIES

Section 6.01	Affirmative Covenants	84
Section 6.02	Negative Covenants	103

ARTICLE 7
EVENTS OF DEFAULT

Section 7.01	Events of Default	110
Section 7.02	Remedies Upon Demand and Default	113

ARTICLE 8
YIELD PROTECTION

Section 8.01	Increased Costs; Reserves on Term SOFR Advances	113
Section 8.02	Taxes	115
Section 8.03	Mitigation Obligations: Replacement of Lenders	117

ARTICLE 9
RIGHT OF SETOFF

Section 9.01	Right of Setoff	118

ARTICLE 10
SHARING OF PAYMENTS BY LENDERS

Section 10.01	Sharing of Payments by Lenders	119

ARTICLE 11
ADMINISTRATIVE AGENT’S CLAWBACK

Section 11.01	Administrative Agent’s Clawback	120

ARTICLE 12
AGENCY

Section 12.01	Appointment and Authority	121
Section 12.02	Rights as a Lender	122
Section 12.03	Exculpatory Provisions	122
Section 12.04	Reliance by Administrative Agent	124
Section 12.05	Indemnification of Agents	124
Section 12.06	Delegation of Duties	124
Section 12.07	Replacement of Administrative Agent or Collateral Agent	125
Section 12.08	Non-Reliance on Agents and Other Lenders	126
Section 12.09	Collective Action of the Lenders	126
Section 12.10	No Other Duties, etc.	127
Section 12.11	Administrative Agent May File Proofs of Claim	127
Section 12.12	Certain ERISA Matters	127
Section 12.13	Erroneous Payments	129

ARTICLE 13
NOTICES: EFFECTIVENESS; ELECTRONIC COMMUNICATION

Section 13.01	Notices, etc.	130

ARTICLE 14
EXPENSES; INDEMNITY: DAMAGE WAIVER

Section 14.01	Expenses; Indemnity: Damage Waiver	132

ARTICLE 15
SUCCESSORS AND ASSIGNS

Section 15.01	Successors and Assigns	134

ARTICLE 16
AMENDMENTS AND WAIVERS

Section 16.01	Amendments and Waivers	138
Section 16.02	Judgment Currency	141
Section 16.03	Releases	141

ARTICLE 17
GOVERNING LAW; JURISDICTION; ETC.

Section 17.01	Governing Law; Jurisdiction; Etc.	141

ARTICLE 18
WAIVER OF JURY TRIAL

Section 18.01	Waiver of Jury Trial	142

ARTICLE 19
MISCELLANEOUS

Section 19.01	Counterparts; Integration; Effectiveness; Electronic Execution	143
Section 19.02	Severability	143
Section 19.03	Payments Set Aside	143
Section 19.04	No Waiver; Remedies Cumulative; Enforcement	144
Section 19.05	Affiliate Activities	144
Section 19.06	No Advisory or Fiduciary Responsibility	145
Section 19.07	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	145

ARTICLE 20
TREATMENT OF CERTAIN INFORMATION: CONFIDENTIALITY

Section 20.01	Treatment of Certain Information: Confidentiality	146

ARTICLE 21
GUARANTEE

Section 21.01	Guarantee	148
Section 21.02	Indemnity	149
Section 21.03	Payment and Performance	149
Section 21.04	Continuing Obligation	149
Section 21.05	Guarantee Unaffected	150
Section 21.06	Waivers	150

SCHEDULES

Schedules Relating to Accommodations

Schedule 1	—	Form of Borrowing Notice

Schedule 2	—	Form of Interest Rate Election Notice

Schedule 3	—	Notice Periods and Amounts

Schedule 4	—	Applicable Margins

Schedule 5	—	Form of Compliance Certificate

Forms Schedules/Other Schedules

Schedule 6	—	Assignment and Assumption Agreement

Schedule 7	—	Form of Open Text Solvency Certificate

Schedule 8	—	Lender Commitments

Schedule 9	—	Form of Closing Date Officer’s Certificate

Schedule 10	—	Form of Confidentiality and Front Running Letter

Disclosure Schedules

Schedule A	—	Jurisdiction of Incorporation; Equity Securities; Locations; Etc.

Schedule B	—	Litigation

Schedule C	—	Location of Business

Schedule D	—	Trademarks/Patents, etc.

Schedule E	—	Owned Real Property

Schedule F	—	Subsidiaries

Schedule G	—	Material Permits

Schedule H	—	Material Agreements

Schedule I	—	Environmental Matters

Schedule J	—	Exempt Immaterial Subsidiaries

Schedule K	—	Existing Debt/Liens/Restrictions

Schedule L	—	Intercompany Securities/Instruments

2

BRIDGE LOAN AGREEMENT

BRIDGE LOAN AGREEMENT dated as of August 25, 2022 (this “Agreement”), between OPEN TEXT CORPORATION, a corporation amalgamated under the laws of Canada, as borrower (the “Borrower” or “Open Text”), the GUARANTORS PARTY HERETO, each of the lenders listed on the signature pages hereof or which pursuant to Section 15.01 becomes a “Lender” hereunder, and BARCLAYS BANK PLC, as sole Administrative Agent and Collateral Agent.

A. The Borrower has requested that the Lenders make loans to it and the Lenders are prepared to do so for the purposes and subject to the terms and conditions set forth in this Agreement.

B. Unless otherwise defined in these Recitals or this Agreement, capitalized terms used herein shall have the respective meanings assigned to them in Article 1 and, for the purposes of this Agreement and the other Credit Documents, the rules of construction set forth in Article 1 shall govern. These Recitals shall be construed as part of this Agreement.

FOR VALUE RECEIVED, the parties agree as follows:

ARTICLE 1

INTERPRETATION

Section 1.01 Defined Terms

As used in this Agreement, the following terms have the following meanings:

“Acceptance Condition” means the condition with respect to the number of acceptances to the Offer which must be secured in order for the Offer to become or be declared unconditional.

“Accommodation” means an Advance made by a Lender on the occasion of any Borrowing.

“Accommodation Notice” means a Borrowing Notice or an Interest Rate Election Notice, as the case may be.

“Acquisition” means any transaction, or any series of related transactions, consummated after the Effective Date, by which any Loan Party directly or indirectly, by means of a take-over bid, tender offer, amalgamation, merger, purchase of Assets, or similar transaction having the same effect as any of the foregoing, (a) acquires any business or all or substantially all of the assets of any Person engaged in any business, (b) acquires control of securities of a Person engaged in a business representing more than 50% of the ordinary voting power for the election of directors or other governing body if the business affairs of such Person are managed by a board of directors or other governing body, or (c) acquires control of more than 50% of the ownership interest in any Person engaged in any business that is not managed by a board of directors or other governing body; provided that in no event shall any transaction or series of related transactions (i) for which the aggregate purchase price is less than U.S. $250,000,000 or (ii) that constitutes a Permitted Disposition to Open Text or any of its Subsidiaries, constitute an Acquisition hereunder.

“Acquisition Documents” means the Scheme Documents or the Offer Documents (as the case may be).

“Additional Compensation” has the meaning specified in Section 8.01(4).

“Additional Guarantor” has the meaning specified in Section 21.04(1).

“Additional Loan Party/Subsidiary Event” has the meaning specified in Section 6.01(11).

“Additional Restructuring and Integration Costs” means restructuring and integration costs of Open Text and its Subsidiaries incurred in respect of, and arising within twelve months of, any Permitted Acquisition in an amount not to exceed 20% of the aggregate purchase price for such Permitted Acquisition; provided that the aggregate amount for all such costs shall not exceed U.S. $200,000,000 in any Financial Year.

“Administrative Agent” means Barclays Bank PLC as Administrative Agent for the Lenders under this Agreement, and any successor appointed pursuant to Section 12.07.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advances” means the advances made by the Lenders pursuant to Article 3 and “Advance” means any one of such Advances. An Advance may (in accordance with and subject to Articles 2 and 3) be designated as a “SOFR Advance” or a “Base Rate Advance”. Each of a SOFR Advance and a Base Rate Advance is a “Type” of Advance.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any U.K. Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliate Assignment Agreement” has the meaning assigned to such term in Schedule 8.

“Agent-Related Persons” means each Agent, together with its Related Parties.

“Agents” means the Administrative Agent, the Collateral Agent and the Lead Arrangers.

“Agreement” has the meaning specified in the preamble.

“Annual Business Plan” means, for any Financial Year, reasonably detailed pro forma balance sheet, statement of operations and statement of cash flows in respect of Open Text and its Subsidiaries, prepared on a consolidated basis in accordance with GAAP (subject to the absence of footnotes), in respect of such Financial Year and each Financial Quarter therein and supported by appropriate explanations, notes and information, all as approved by the board of directors of Open Text.

“Anti-Terrorism Law” means any laws relating to terrorism or money laundering, including the Bank Secrecy Act of 1990, as amended by the USA PATRIOT ACT, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control, the Criminal Code, and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Margins” means, at any time, subject to the next following sentence, the margins in basis points set forth and defined in Schedule 4. In respect of (i) Term SOFR Advances, the Applicable Margin shall be the margin referred to in the column “Term SOFR Advances”, (ii) Daily Simple SOFR Advances, the Applicable Margin shall be the margin referred to in the column “Daily Simple SOFR Advances” and (iii) Base Rate Advances, the Applicable Margin shall be the margin referred to in the column “Base Rate Advances”.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assets” means, with respect to any Person, any property (including real property), assets and undertakings of such Person of every kind and wheresoever situated, whether now owned or hereafter acquired (and, for greater certainty, includes any equity or like interest of any Person in any other Person).

“Assigned Agreement” means each agreement and hedge agreement in which the U.S. Grantors have assigned a security interest to the Administrative Agent pursuant to the terms of the Security and Pledge Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the form of Schedule 6 or any other form approved by the Administrative Agent.

“Attorney” has the meaning specified in Section 12.01(2).

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, licence, consent, right, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decree, by-law, rule or regulation of any Governmental Authority having jurisdiction over such Person and having the force of Law.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.19(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate (which, if negative, shall be deemed to be 0%) on such day plus 1⁄2 of 1%, (b) the Prime Rate on such day and (c) Term SOFR published on such day (or if such day is not a Business Day the next previous Business Day) for an Interest Period of one month (taking into account any “floor” under the definition of “Term SOFR”) plus 1.00%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, the Base Rate shall be determined without regard to clause (a) above until the circumstances giving rise to such inability no longer exist.

“Base Rate Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“basis point” means 1/100th of one percent.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.19.

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) with respect to Term SOFR Advances, Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided, that if the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.19 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 2.19.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 CFR § 1010.230.

“Benefit Arrangement” means at any time an “employee benefit plan”, within the meaning of Section 3(2) of ERISA, which is neither a Plan nor a Multiemployer Plan and which is maintained, sponsored or otherwise contributed to by any Loan Party, but does not include a Canadian Pension Plan or a Canadian Benefit Plan.

“BIA” means the Bankruptcy and Insolvency Act (Canada), as amended from time to time.

“Bidco” means Open Text UK Holding Limited, a private limited company incorporated in England and Wales and a wholly-owned direct subsidiary of the Borrower.

“Book-Runners” means each of Barclays Bank PLC, BMO Capital Markets Corp., RBC Capital Markets, Citicorp North America, Inc., Citibank, N.A. and other entities to be mutually agreed, in their respective capacities as bookrunners, as provided in the Engagement Letter.

“Borrower” has the meaning specified in the preamble.

“Borrower Blackout Period” means any such customary market blackout period designated by the Borrower in connection with close of its quarterly reporting cycles, customarily occurring from two weeks prior to the end of any fiscal quarter to the day after the Borrower publicly releases earnings information.

“Borrower Materials” has the meaning specified in Section 13.01(2).

“Borrower’s Account” means the Borrower’s U.S. Dollar account, the particulars of which shall have been notified to the Administrative Agent by Borrower at least one Business Day prior to the making of any Accommodation.

“Borrowing” means a borrowing consisting of one or more Advances.

“Borrowing Notice” has the meaning specified in Section 3.02.

“Bridge Loan Advance” means an Advance under the Bridge Loan Facility.

“Bridge Loan Conversion Date” means the first anniversary of the Closing Date or, if such date is not a Business Day, the next succeeding Business Day.

“Bridge Loan Facility” means the bridge loan facility made available to the Borrower in accordance with Article 2 and Section 3.01.

“Bridge Loans” means the Bridge Loan Advances made by the Lenders to the Borrower pursuant to Section 3.01(1).

“Buildings and Fixtures” means all plants, buildings, structures, erections, improvements, appurtenances and fixtures (including fixed machinery and fixed equipment) situate on the Owned Real Properties.

“Business” means the business of software development, maintenance, support, marketing, distribution, licensing and professional services in connection with the foregoing.

“Business Day” means any day of the year, other than a Saturday, Sunday or other day on which banks are required or authorized to close in New York, New York or Toronto, Ontario.

“Canadian Benefit Plan” means any plan, fund, program or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party has any liability with respect to any of its employees or former employees employed in Canada, and includes any Canadian Pension Plan.

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by any Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Québec Pension Plan as maintained by the Government of Canada or the Province of Québec, respectively.

“Capital Lease Obligation” of any Person means any obligation of such Person to pay rent or other amounts under a lease of property, real or personal, moveable or immoveable, that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“CCAA” means the Companies’ Creditors Arrangement Act (Canada), as amended from time to time.

“Certain Funds Covenant” means, with respect to the Borrower and Bidco (and not, for the avoidance of doubt, in respect of any obligation to procure that any other Subsidiary of the Borrower, the Target or any other member of the Target Group take, or refrain from taking, any action), any covenant under any of Sections 6.01(2), 6.01(17) (excluding clauses (a)(iv), (a)(v), (a)(vii), (a)(ix) and (a)(xi)), 6.01(18), 6.02(1), 6.02(2), 6.02(3), 6.02(5), 6.02(8), 6.02(9) or 6.02(10).

“Certain Funds Event of Default” means, with respect to the Borrower and Bidco (and not, for the avoidance of doubt, in respect of any obligation to procure that any other Subsidiary of the Borrower, the Target or any other member of the Target Group take, or refrain from taking, any action) any Event of Default under any of Sections 7.01(1)(a), 7.01(1)(b), 7.01(1)(c) (insofar as it relates to a breach of any Certain Funds Representation), 7.01(1)(d) (insofar as it relates to a breach of any Certain Funds Covenant) or 7.01(1)(l).

“Certain Funds Period” means the period from and including the Effective Date and ending on the date on which a Mandatory Cancellation Event occurs or exists; it being understood that the Certain Funds Period will end on such date but immediately after the relevant Mandatory Cancellation Event occurs or first exists.

“Certain Funds Purposes” means (a) where the Target Acquisition proceeds by way of a Scheme: (i) payment (directly or indirectly) of the cash consideration payable by Bidco to the holders of the Target Shares in consideration of such Target Shares being acquired by Bidco; (ii) payment (directly or indirectly) of the cash consideration payable to holders of options to acquire Target Shares or to holders of warrants to subscribe for Target Shares pursuant to any proposal in respect of those options or warrants as required by the Takeover Code; (iii) (directly or indirectly) the Target Refinancing; and (iv) payment (directly or indirectly) of the fees, costs and expenses in respect of the Transactions (including stamp duty and stamp duty reserve tax); or (b) where the Target Acquisition proceeds by way of an Offer: (i) payment (directly or indirectly) of the cash consideration payable by Bidco to the holders of the Target Shares subject to the Offer in consideration of the acquisition of such Target Shares pursuant to the Offer; (ii) payment (directly or indirectly) of the cash consideration payable to the holders of Target Shares pursuant to the exercise by Bidco of the Squeeze-Out Rights; (iii) payment (directly or indirectly) of the cash consideration payable to holders of options to acquire Target Shares pursuant to any proposal in respect of those options as required by the Takeover Code; (iv) (directly or indirectly) the Target Refinancing; and (v) payment (directly or indirectly) of the fees, costs and expenses in respect of the Transactions (including stamp duty and stamp duty reserve tax).

“Certain Funds Representation” means, with respect to the Borrower and Bidco (and not, for the avoidance of doubt, in respect of any obligation to procure that any other Subsidiary of the Borrower, Target or any other member of the Target Group take, or refrain from taking, any action and not as a result of any misrepresentation with respect to, or made by, any other Subsidiary of the Borrower, the Target or any Subsidiary of the Target), any representation and/or warranty under any of Section 5.01(1), Section 5.01(2), Section 5.01(3), Section 5.01(4) or Section 5.01(5).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all Laws in connection therewith, all guidelines and directives in connection therewith and any compliance by a Lender with any request or directive relating thereto, shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the Effective Date and (ii) all requests, rules, guidelines or directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States or foreign financial regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law” regardless of the date adopted, issued, promulgated or implemented.

“Change of Control” means, any Person (or any two or more Persons acting in concert) acquires legal or beneficial ownership, either directly or indirectly, of more than 35% of the Equity Securities of Open Text entitled to vote for the election of the board of directors of Open Text.

“Closing Date” means the first date on which the conditions precedent set forth in Section 4.02 shall have been satisfied (or waived in accordance with Section 16.01).

“Closing Date Officer’s Certificate” means a certificate substantially in the form of Schedule 9, dated as of the Closing Date, and signed by a Responsible Officer of the Borrower, certifying that:

(a) the condition set forth in Section 4.02(4) has been satisfied;

(b) there have been no changes since the Effective Date with respect to the documents delivered or matters certified (as applicable) pursuant to Section 4.01(1)(b)(i) and (ii) (or otherwise providing updates to such documents or certifications); and

(c) (i) in the case of an Offer, that the Minimum Acceptance Level has been achieved and the Offer Unconditional Date has occurred; and (ii) in the case of the Scheme, that the Scheme Effective Date has occurred, in each case without the Borrower having agreed to any Materially Adverse Amendment to the applicable Acquisition Documents except in accordance with Section 6.01(17)(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means the Assets of the Loan Parties in respect of which the Administrative Agent, the Collateral Agent or any Lender has a security interest pursuant to a Security Document or in which a security interest is intended to be created in favour of the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of a Security Document.

“Collateral Account” means the U.S. Grantors’ collateral deposit accounts, if any, opened at the request of the Administrative Agent for the purpose of holding proceeds of Collateral.

“Collateral Agent” means Barclays Bank PLC as Collateral Agent for the Lenders under this Agreement, and any successor appointed pursuant to Section 12.07.

“Commitment” means, as of the Effective Date in respect of the Bridge Loan Facility, U.S. $2,000,000,000. Each Lender’s Commitment as of the Effective Date is set forth on Schedule 8.

“Companies Act” means the Companies Act 2006 of the United Kingdom, as amended.

“Compliance Certificate” means a certificate of Open Text signed on its behalf by its chief executive officer, chief financial officer or any other two senior officers, in the form attached hereto as Schedule 5.

“Conforming Changes” means, with respect to either the use or administration of any Term Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 8.01(2) and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Assets” means, at any time, the assets of Open Text and its Subsidiaries, determined on a consolidated basis as of such time in accordance with GAAP.

“Consolidated Debt” means, at any time, the aggregate amount of all Debt of Open Text and its Subsidiaries, determined on a consolidated basis as of such time.

“Consolidated Depreciation and Amortization Expense” means, for any Measurement Period, depreciation and amortization expense of Open Text and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, in respect of Open Text and its Subsidiaries for any Measurement Period, and without duplication, Consolidated Net Income for such period increased, to the extent deducted in calculating Consolidated Net Income, by the sum of (i) Consolidated Interest Expense for such period; (ii) Consolidated Income Tax Expense for such period; (iii) Consolidated Depreciation and Amortization Expense for such period; (iv) Additional Restructuring and Integration Costs incurred during such period; (v) stock or stock-option based compensation expenses; (vi) Transaction Costs; and (vii) any non-recurring non-cash items decreasing Consolidated Net Income for such period (such as, for clarification, deferred revenue deducted in acquisition accounting), and decreased by (viii) all cash payments during such period relating to non-cash charges which were added back in determining Consolidated EBITDA in any prior period (excluding for purposes of this clause (viii) all Additional Restructuring and Integration Costs, in each case paid in cash during such period), (ix) interest income (except to the extent deducted in determining Consolidated Interest Expense) and (x) any non-recurring non-cash items increasing Consolidated Net Income for such period or which require an accrual of, or reserve for, cash charges for any future period, all as determined at such time in accordance with GAAP.

For purposes of calculating Consolidated EBITDA for any period pursuant to any determination of the Consolidated Net Leverage Ratio, if during such period (or in the case of calculations determined on a pro forma basis, during the period from the last day of such period to and including the date as of which such calculation is made) Open Text or one or more of its Subsidiaries shall have made a Permitted Disposition or a Permitted Acquisition, Consolidated EBITDA for such period may, at Open Text’s option, be calculated after giving effect thereto on a pro forma basis calculated on terms reasonably satisfactory to the Administrative Agent, giving effect to identifiable cost savings documented to the reasonable satisfaction of the Administrative Agent.

“Consolidated Income Tax Expense” means, for any Measurement Period, the aggregate of all Taxes (including deferred Taxes) based on income of Open Text and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, in respect of Open Text and its Subsidiaries, for any Measurement Period, the sum of, without duplication, (i) all items properly classified as interest expense in accordance with GAAP and (ii) the imputed interest component of any element of Consolidated Debt (such as leases) which would not be classified as interest expense pursuant to (i), all as determined at such time in accordance with GAAP.

“Consolidated Net Debt for Borrowed Money” means, at any time, (a) (i) all Debt of Open Text and its Subsidiaries of the types described in clause (i) of the definition of “Debt” hereunder, determined on a consolidated basis, and (ii) all Synthetic Debt of Open Text and its Subsidiaries as of such time, determined on a consolidated basis, minus (b) Unrestricted Cash.

“Consolidated Net Income” means, for any Measurement Period, the net income (loss) of Open Text and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Leverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated Net Debt for Borrowed Money to (b) Consolidated EBITDA, in each case for such period.

“Consolidated Senior Secured Net Debt for Borrowed Money” means, at any time, (a) the aggregate amount of (i) all Debt of Open Text and its Subsidiaries of the types described in clause (i) of the definition of “Debt” hereunder and secured by an Encumbrance on the Assets of Open Text or any of its Subsidiaries, determined on a consolidated basis, and (ii) all Synthetic Debt of Open Text and its Subsidiaries and secured by an Encumbrance on the Assets of Open Text or any of its Subsidiaries as of such time, determined on a consolidated basis, minus (b) Unrestricted Cash.

“Consolidated Senior Secured Net Leverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated Senior Secured Net Debt for Borrowed Money to (b) Consolidated EBITDA, in each case for such period.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlled” has the corresponding meaning.

“Conversion Fee” has the meaning assigned to such term in the Fee Letter, dated as of the date hereof, among the Borrower and the Lead Arrangers.

“Court” means the High Court of Justice of England and Wales.

“Court Meeting” means the meeting or meetings of Target Shareholders (including any adjournment thereof) convened or to be convened at the direction of the Court for the purposes of considering and, if thought fit, approving the Scheme.

“Court Order” means the order of the Court sanctioning the Scheme as required by Part 26 of the Companies Act.

“Credit Documents” means this Agreement, the Security Documents, certificates and written notices executed by any of the Loan Parties and delivered to the Collateral Agent, the Administrative Agent or the Lenders, or any of them, and all other documents designated by their terms as “Credit Documents” and executed and delivered to the

Collateral Agent, the Administrative Agent or the Lenders, or any of them, by any of the Loan Parties in connection with the Bridge Loan Facility or the Loans.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (A) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (B) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website and (b) the Floor. If by 5:00 p.m. (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Advance” means an Advance that bears interest at a rate based on Daily Simple SOFR.

“Debenture” has the meaning specified in Section 2.11(1)(c).

“Debt” of any Person means, at any time, (without duplication), (i) all indebtedness of such Person for borrowed money including borrowings of commodities, bankers’ acceptances, letters of credit or letters of guarantee; (ii) all indebtedness of such Person for the deferred purchase price of property or services represented by a note or other evidence of indebtedness (other than trade payables and other current liabilities incurred in the ordinary course of business); (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) (but excluding customary title retention provisions in supply contracts entered into in the ordinary course of business with payment terms not exceeding 120 days and as to which payments are not overdue by more than 30 days); (iv) all indebtedness of another Person secured by an Encumbrance on any properties or assets of such Person (other than Encumbrances being contested in good faith); (v) all Capital Lease Obligations of such Person; (vi) the aggregate amount at which any shares in the capital of such Person which are redeemable or retractable at the option of the holder may be retracted or redeemed for cash or indebtedness of the type described in clause (i) above provided all conditions precedent for such retraction or redemption have been satisfied; (vii) all other obligations of such Person upon which interest charges are customarily paid by such Person; (viii) the net amount of all obligations of such Person (determined on a marked-to-market basis) under Hedging Agreements; and (ix) all Debt Guaranteed by such Person.

“Debt Guaranteed” by any Person means the maximum amount which may be outstanding at the relevant time of all Debt which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire, or in respect of which such Person has otherwise assured a creditor or other Person against loss; provided that in circumstances in which less than such amount has been guaranteed by such Person, only the guaranteed amount shall be taken into account in determining such Person’s Debt Guaranteed; and provided further that, for clarification, “Debt Guaranteed” does not include comfort letters, keep well agreements and other agreements of similar effect given by such Person in respect of another Person for the purpose of satisfying Law, retaining officers and directors of such other Person or financial audits of such other Person, in each case, in accordance with customary business practices of such Person.

“Debtor Relief Laws” means the BIA, the CCAA, the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, passage of time, or both, would constitute an Event of Default.

“Default Interest” has the meaning specified in Section 3.05(3).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.12, any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, after the Effective Date, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) become the subject of a Bail-In Action or (iii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12) upon delivery of written notice of such determination to the Borrower and each Lender.

“Demand Failure” means a failure by the Borrower to comply with its obligations related to any Securities Demand in accordance with the provisions of Section 6.01(19)(b) (the next day following such Demand Failure being the “Demand Failure Date”).

“Demand Failure Date” has the meaning assigned to such term in the definition of “Demand Failure.”

“Deposit Account Control Agreement” has the meaning specified in Section 6.01(15)(c)(i).

“Designated Loan Party/Subsidiary Event” has the meaning specified in Section 6.01(11).

“Discharge” means, with respect to any Debt, the repayment, prepayment, repurchase (including pursuant to an offer to purchase), redemption, defeasance or other discharge of such Debt, in any such case in whole or in part.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule B and Schedule I.

“Disposition” means with respect to any Asset of any Person, any direct or indirect sale, lease (where such Person is the lessor of such Asset), assignment, cession, transfer, exchange, conveyance, release or gift of such Asset, including by means of a Sale-Leaseback Transaction and “Dispose” and “Disposed” have meanings correlative thereto; provided that dispositions of past due accounts receivable in connection with the collection, write down or compromise thereof in the ordinary course of business shall not constitute Dispositions.

“Documentation Standard” has the meaning assigned to such term in Section 3.04(2)(iii).

“Early Demand Date” has the meaning assigned to such term in Section 6.01(19)(b).

“Early Securities Demand” has the meaning assigned to such term in Section 6.01(19)(b).

“EBITDA” means, as to any Subsidiary of Open Text for any Measurement Period, and without duplication, net income (or loss) of such Subsidiary for such period increased, to the extent deducted in calculating net income (or loss), by the sum of (i) interest expenses of such Subsidiary for such period; (ii) income tax expenses of such Subsidiary for such period; (iii) depreciation and amortization expenses of such Subsidiary for such period; (iv) such Subsidiary’s ratable share of Additional Restructuring and Integration Costs incurred during such period; (v) stock or stock-option based compensation expenses of such Subsidiary; (vi) such Subsidiary’s ratable share of Transaction Costs; and (vii) any non-recurring non-cash items decreasing net income of such Subsidiary for such period (such as, for clarification, deferred revenue deducted in acquisition accounting), and decreased by (viii) all cash payments made by such Subsidiary during such period relating to non-cash charges which were added back in determining EBITDA in any prior period (excluding for purposes of this clause (viii) such Subsidiary’s ratable share of Additional Restructuring and Integration Costs, in each case, paid in cash during such period), (ix) interest income (except to the extent deducted in determining interest expense) of such Subsidiary and (x) any non-recurring non-cash items increasing net income of such Subsidiary for such period or which require an accrual of, or reserve for, cash charges for any future period, all as determined at such time in accordance with GAAP.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date on which the conditions precedent set forth in Section 4.01 shall have been satisfied (or waived in accordance with Section 16.01).

“Effective Date Security Agreement” has the meaning specified in Section 2.11(1)(b).

“Effective Yield” means, as to any Debt, the yield thereon, whether in the form of interest rate, margin, original issue discount, up-front fees, interest rate floors or similar devices, all recurring fees and all other fees, or otherwise; provided that original issue discount and up-front fees shall, for floating rate Debt, be equated to interest rate assuming a four-year life to maturity; and provided further that “Effective Yield” shall not include arrangement fees or similar fees paid to the arrangers or lenders for such Debt.

“Eligible Assignee” means any Person (other than a natural person, any Loan Party (except assignments to the Borrower pursuant to Section 15.01) or any Affiliate of a Loan Party), in respect of which any consent that is required by Section 15.01 has been obtained.

“Encumbrance” means any hypothec, mortgage, pledge, security interest, lien, charge or any encumbrance of any kind that in substance secures payment or performance of an obligation of any Loan Party and includes the interest of a vendor or lessor under any conditional sale agreement, capitalized lease or other title retention agreement.

“Engagement Letter” means that certain engagement letter, dated as of the date hereof, by and among the Lead Arrangers (or their affiliates) and the Borrower.

“Environmental Laws” means all Laws relating to the environment, occupational health and safety matters or conditions, Hazardous Substances, pollution or protection of the environment, including Laws relating to (i) on site or off-site contamination; (ii) occupational health and safety relating to Hazardous Substances; (iii) chemical substances or products; (iv) Releases of pollutants, contaminants, chemicals or other industrial, toxic or radioactive substances or Hazardous Substances into the environment; and (v) the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Substances, the clean-up or other remediation thereof, and including the Canadian Environmental Protection Act, 1999 S.C. 1999, c.33, the Fisheries Act R.S.C. 1985, c.F.14, Transportation of Dangerous Goods Act, S.C. 1992 c.34, the Migratory Birds Convention Act, S.C. 1994, c. 22, the Species at Risk Act S.C. 2002, c. 29, the Hazardous Products Act R.S.C. 1985, c.H-3, the Canada Shipping Act 2001, S.C. 2001, c.26, the Canada Wildlife Act R.S.C. 1985, c.W-9, the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. § 11001 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., and the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.

“Environmental Liabilities” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, Open Text or any of their Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) Open Text’s or any of its Subsidiaries’ generation, use, handling, collection, treatment, storage, transportation, recovery, recycling or disposal of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the release or threatened release of any Hazardous Substances into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” includes all permits, certificates, approvals, registrations and licences issued by any Governmental Authority to any of the Loan Parties or to the Business pursuant to Environmental Laws and required for the operation of the Business or the use of the Owned Real Properties or other Assets of any of the Loan Parties.

“Equity Securities” means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person’s capital, whether outstanding on the Effective Date or issued after the Effective Date, including any interest in a partnership, limited partnership or other similar Person and any beneficial interest in a trust, and any and all rights, warrants, options or other rights exchangeable for or convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“ERISA Group” means, at any time, the Loan Parties and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any of the Loan Parties, are treated as a single employer under Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 7.01(1).

“Exchange” has the meaning assigned to such term in Section 3.04(2).

“Exchange Date” has the meaning assigned to such term in Section 3.04(2).

“Exchange Notice” has the meaning assigned to such term in Section 3.04(2).

“Excluded Subsidiary” means (i) any non-wholly-owned Subsidiary of Open Text, (ii) any Immaterial Subsidiary, (iii) any Foreign Subsidiary and (iv) any other Subsidiary of Open Text to the extent that the entering into of a Guarantee in respect of the Bridge Loan Facility would give rise to material adverse tax consequences or would be materially restricted or limited or prohibited by Law; provided that, except as set forth in the succeeding proviso, Open Text and the other Loan Parties shall represent, in the aggregate, at least 70% of Consolidated EBITDA (such percentage of Consolidated EBITDA, the “Minimum Guarantor Coverage”), and Open Text shall be obligated to designate one or more Subsidiaries that would otherwise qualify as Excluded Subsidiaries as Material Subsidiaries in order to comply with the terms of this proviso; provided, further, that if, solely as a result of material adverse tax consequences or material restrictions or limitations or prohibitions of Law, the Loan Parties are unable to comply with the foregoing proviso, then the Minimum Guarantor Coverage may be lower than 70% of Consolidated EBITDA; provided that Open Text certifies to the Administrative Agent the nature of such restrictions, prohibitions or tax consequences in reasonable detail. Notwithstanding anything to the contrary contained in this definition, (i) to the extent that the financial results of any Subsidiary of Open Text negatively impact Consolidated EBITDA for any Measurement Period, such Subsidiary shall be disregarded for purposes of the calculations contained in the foregoing two provisos; (ii) no Subsidiary shall be deemed to be an Excluded Subsidiary if it has guaranteed any Debt incurred pursuant to clause (b), (k), (o) or (p) of the definition of Permitted Debt or Refinancing Debt in respect thereof; and (iii) with respect to any Immaterial Subsidiary acquired after the Effective Date, such Immaterial Subsidiary shall not be subject to the representations, warranties, covenants, Events of Default and other provisions in the Credit Documents for a period of twelve months following any such acquisition; provided that such twelve-month period may be extended upon notice to the Administrative Agent in connection with tax filings or assessments necessary to complete any dissolution, winding up, merger or amalgamation of any such Immaterial Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Loan Party hereunder or under any Credit Document, (a) Taxes imposed on or measured by its net income or capital, and franchise Taxes, in each case, (i) imposed on it, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or resident or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes or any similar Tax imposed by any jurisdiction in which the Lender is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 8.03(2) or a Foreign Lender that becomes a party hereto during the continuance of an Event of Default), any withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to a law in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 8.02(5), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 8.02(1), and (d) any withholding Taxes that are imposed under FATCA.

“Exempt Immaterial Subsidiary” has the meaning specified in the definition of “Immaterial Subsidiary” herein.

“Existing Canadian Security Agreements” means, individually or collectively, that certain (i) Security Agreement dated as of January 16, 2014, between Open Text Corporation, as obligor, and Barclays Bank PLC, as collateral agent, (ii) Security Agreement dated as of January 16, 2014, between Open Text Canada Ltd., as obligor, and Barclays Bank PLC, as collateral agent and (iii) Security Agreement dated as of January 16, 2014, between Open Text ULC, as obligor, and Barclays Bank PLC, as collateral agent.

“Existing U.K. Security Documentation” means, individually or collectively, that certain (i) Deed of Confirmation, dated as of February 6, 2015, between Open Text UK Limited, Open Text Cooperatief U.A., Sysgenics Limited, Open Text ULC and Barclays Bank PLC, (ii) Share Charge, dated as of February 6, 2015, between Open Text Cooperatief U.A. and Barclays Bank PLC and (iii) Supplemental Guarantee and Debenture, dated as of February 6, 2015, between Open Text UK Limited, Sysgenics Limited and Barclays Bank PLC.

“Existing U.S. Security Agreement” means that certain Security Agreement dated as of January 16, 2014, among the U.S. Guarantors party thereto and Barclays Bank PLC, as collateral agent, as supplemented by that certain Security Agreement Supplement, dated as of July 7, 2016, among Open Text GXS, LLC, and Barclays Bank PLC, as administrative agent and collateral agent.

“Extended Term Loans” has the meaning assigned to such term in Section 3.04(1).

“FATCA” means Sections 1471 through 1474 of the Code as of the Effective Date (or any amended or successor provisions that are substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretation thereof, any agreements entered into pursuant to Section 1471(b)(1) of the

Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as set forth on the Federal Reserve Bank of New York’s Website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the applicable rate described above shall be less than the Floor, it shall be deemed to be the Floor for purposes of this Agreement.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letters” means the letter agreements providing for the payment of fees to any of the Lead Arrangers (or their affiliates), entered into with the Borrower on or about the date hereof.

“Fees” means the fees payable by the Borrower under this Agreement, under any Fee Letter or under any other Credit Document.

“Final Maturity Date” means the fifth anniversary of the Closing Date.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Open Text.

“Financial Quarter” means, in respect of any Loan Party, a period of approximately three consecutive months in each Financial Year ending on March 31, June 30, September 30, and December 31, as the case may be, of such year.

“Financial Year” means the financial year of Open Text commencing on or about July 1 of each calendar year and ending on June 30 of such calendar year.

“Flex Letter” means that certain flex letter, dated as of the date hereof, by and among the Lead Arrangers (or their affiliates) and the Borrower.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means any Lender that is not resident for income tax or withholding tax purposes under the laws of the jurisdiction in which the Borrower is resident for tax purposes on the Effective Date and that is not otherwise considered or deemed in respect of any amount payable to it hereunder or under any Credit Document to be resident for income tax or withholding tax purposes in the jurisdiction in which the Borrower is resident for tax purposes by application of the laws of that jurisdiction. For purposes of this definition, Canada and each Province and Territory thereof shall be deemed to constitute a single jurisdiction and the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any benefit plan, other than a Canadian Benefit Plan or Canadian Pension Plan, sponsored, maintained or contributed to by any Loan Party that under applicable law other than the laws of the United States or any political subdivision thereof, is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan or (d) the incurrence of any liability by any Loan Party under applicable law on account of the complete or partial termination of such Foreign Plan or on account of the complete or partial withdrawal of any participating employer therein.

“Foreign Subsidiary” means any Subsidiary of Open Text that is organized or existing under the laws of a jurisdiction other than (a) the laws of Canada or (b) the laws of a jurisdiction located within Canada or the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its business.

“GAAP” means accounting principles generally accepted in the United States applied on a consistent basis; provided, however, that, in the event of any change in GAAP from those applied in the preparation of the financial statements of Open Text most recently delivered on or prior to the Effective Date that would affect the computation of any financial covenant, ratio, accounting definition or requirement set forth in this Agreement or any other Credit Document, if Open Text or the Majority Lenders shall so request, the Administrative Agent, the Majority Lenders and the Borrower shall negotiate in good faith, each acting reasonably, to amend such financial covenant or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended as provided in the preceding proviso, (a) such ratio or requirement shall continue to be computed in accordance with GAAP without regard to such change therein, and (b) the Loan Parties shall furnish to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement, setting forth a reconciliation between calculations of such financial covenant or requirement made before and after giving effect to such change in GAAP; provided, further, that, notwithstanding any other provision contained herein, any lease that is treated as an operating lease for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (or any other Financial Accounting Standard having a similar effect) shall continue to be treated as an operating lease (and any future lease, if it were in effect prior to February 25, 2016, that would be treated as an operating lease for purposes of GAAP as of such prior date shall be treated as an operating lease), in each case, for purposes of this Agreement, notwithstanding any change in GAAP since February 25, 2016.

“General Meeting” means the general meeting of the holders of Target Shares (or any adjournment thereof) to be convened in connection with the implementation of a Scheme.

“Governmental Authority” means the government of Canada, the United States or any other nation, or of any political subdivision thereof, whether provincial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including any supra-national bodies such as the European Union or the European Central Bank and including a Minister of the Crown, Superintendent of Financial Institutions or other comparable authority or agency.

“Guarantee” means the guarantee of each of the Guarantors set forth in Article 21 and any additional guarantee of a Guarantor in respect of the Guaranteed Obligations. For the avoidance of doubt, no Person shall guarantee its own Obligations.

“Guaranteed Obligations” has the meaning specified in Section 21.01.

“Guaranteed Parties” has the meaning specified in Section 21.01.

“Guarantor” means each Subsidiary of Open Text (other than any Excluded Subsidiaries), in each case, in its capacity as guarantor under the Guarantee.

“Hazardous Substance” means any substance, waste, liquid, gaseous or solid matter, fuel, micro-organism, sound, vibration, ray, heat, odour, radiation, energy, plasma and organic or inorganic matter, alone or in any combination which is regulated under any applicable Environmental Laws as hazardous waste, a hazardous substance, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination under any Environmental Law.

“Hedging Agreements” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments to current or former directors, officers, employees or consultants (in their capacities as such) of Open Text or any of its Subsidiaries shall be a Hedging Agreement.

“Immaterial Subsidiary” means any Subsidiary of Open Text that has less than as at the end of any Measurement Period (i) U.S. $40,000,000 of EBITDA and (ii) U.S. $80,000,000 of Assets. Notwithstanding anything to the contrary contained in this Agreement, Open Text may from time to time designate, by notice to the Administrative Agent, Immaterial Subsidiaries representing, in the aggregate at any time, up to 7.5% of Consolidated EBITDA (measured as at the end of the most recently ended period of four consecutive Financial Quarters at such time) as being exempt from Section 6.02 and Section 7.01 of this Agreement (any such Immaterial Subsidiary, an “Exempt Immaterial

Subsidiary”). As of the Effective Date, any such Exempt Immaterial Subsidiaries are set forth on Schedule J hereto. In no event shall Bidco be designated as an Exempt Immaterial Subsidiary.

“Impermissible Qualification” means, relative to (i) the financial statements or notes thereto of any Person; or (ii) the opinion or report of any independent auditors as to any financial statement or notes thereto, any qualification or exception to such financial statements, notes, opinion or report, as the case may be, which (a) is of a “going concern” or similar nature; or (b) relates to any limited scope of examination of material matters relevant to such financial statement, if such limitation results from the refusal or failure of such Person to grant access to necessary information therefore within the power of such Person to so grant.

“Indemnified Liabilities” has the meaning specified in Section 14.01(2).

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Loan Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 14.01(2).

“Information” has the meaning specified in Section 5.01(6).

“Initial Exchange Notice” has the meaning assigned to such term in Section 3.04(2).

“Instruments” means (i) a bill, note or cheque within the meaning of the Bills of Exchange Act (Canada) or any other writing that evidences a right to the payment of money and is of a type that in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment, or (ii) a letter of credit and an advice of credit if the letter or advice states that it must be surrendered upon claiming payment thereunder, or (iii) chattel paper or any other writing that evidences both a monetary obligation and a security interest in or a lease of specific goods, or (iv) documents of title or any other writing that purports to be issued by or addressed to a bailee and purports to cover such goods in the bailee’s possession as are identified or fungible portions of an identified mass, and that in the ordinary course of business is treated as establishing that the Person in possession of it is entitled to receive, hold and dispose of the document and the goods it covers, or (v) any document or writing commonly known as an instrument.

“Intellectual Property” means domestic and foreign: (i) patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (ii) proprietary and non-public business information, including inventions (whether patentable or not), invention disclosures, improvements, discoveries, trade secrets, confidential information, know-how, methods, processes, designs, technology, technical data, schematics, formulae and customer lists; (iii) copyrights, copyright registrations and applications for copyright registration; (iv) mask works, mask work registrations and applications for mask work registrations; (v) designs, design registrations, design registration applications and integrated circuit topographies; (vi) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trademarks, trademark registrations, trade mark applications, trade addresses and logos, and the goodwill associated with any of the foregoing; (vii) computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs; and (viii) any other intellectual property and industrial property.

“Intercompany Instruments” means all Instruments issued by or evidencing an obligation of any Loan Party to another Loan Party or any Subsidiary of a Loan Party to a Loan Party.

“Intercompany Securities” means all Securities issued by any Loan Party to another Loan Party or any Subsidiary of a Loan Party to a Loan Party.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of January 16, 2014, among the Administrative Agent, the Term B Agreement Agent and the Revolver Credit Agreement Agent and the other Persons from time to time party thereto (as amended, supplemented, revised or restated as permitted herein from time to time, including pursuant to the joinder agreement executed by the Administrative Agent on the Effective Date).

“Interest Period” means, for each Term SOFR Advance, a period which commences (i) in the case of the initial Interest Period, on the date the Term SOFR Advance is made or converted from another Type of Accommodation, and (ii) in the case of any subsequent Interest Period, on the last day of the immediately preceding Interest Period in respect of a maturing Term SOFR Advance, and which ends, in either case, on the day selected by the Borrower in the applicable Borrowing Notice or Interest Rate Election Notice. The duration of each Interest Period shall be one, three or six months, unless the last day of a Term SOFR Interest Period would otherwise occur on a day other than a Business Day, in which case the last day of such Interest Period shall be extended to occur on the next Business Day, or if such extension would cause the last day of such Interest Period to occur in the next calendar month, the last day of such Interest Period shall occur on the preceding Business Day.

“Interest Rate Election Notice” has the meaning specified in Section 3.03(3).

“Investment Bank” has the meaning assigned to such term in Section 6.01(19).

“Investment Credit” means the amount of any dividends, distributions, returns of capital, repayments of loans or similar payments paid to any Loan Party during the term of this Agreement by any Person in which Investments may be made under Section 6.02(9).

“Investments” means, as applied to any Person (the “investor”), any direct or indirect purchase or other acquisition by the investor of, or a beneficial interest in, Equity Securities of any other Person, including any exchange of Equity Securities for Debt, or any direct or indirect loan, advance (other than advances to directors, officers and employees for moving, travel and entertainment expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by the investor to any other Person, including all Debt and accounts receivable owing to the investor from such other Person that did not arise from sales or services rendered to such other Person in the ordinary course of the investor’s business, or any direct or indirect purchase or other acquisition of bonds, notes, debentures or other debt securities of, any other Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment minus any amounts (a) realized upon the disposition of assets comprising an Investment (including the value of any liabilities assumed by any Person other than the Borrower or any Subsidiary in connection with such disposition), (b) constituting repayments of Investments that are loans or advances or (c) constituting cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital).

“investor” has the meaning specified in the definition of “Investments” herein.

“ITA” has the meaning specified in Section 5.01(18).

“Laws” means all legally enforceable statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, policies, voluntary restraints, guidelines, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on the Person referred to in the context in which such word is used; and “Law” means any one of the foregoing.

“Lead Arrangers” means each of Barclays Bank PLC, BMO Capital Markets Corp., RBC Capital Markets, Citicorp North America, Inc., Citibank, N.A. and other entities to be mutually agreed, in their respective capacities as joint lead arrangers and bookrunners for the Bridge Loan Facility.

“Lenders” means, collectively, the financial institutions and other Persons set forth on the signature pages hereof as Lenders, and any assignee thereof pursuant to the provisions of this Agreement upon such assignee executing and delivering an assignment and assumption agreement referred to in Section 15.01(2) to the Borrower and the Administrative Agent, or any other Person which becomes a Lender party to this Agreement, and in the singular any one of such Lenders.

“Loan” means any Bridge Loan or Extended Term Loan made by the Lenders to the Borrower pursuant to this Agreement.

“Loan Parties” means, collectively, Open Text and the Guarantors, and “Loan Party” means any one of them.

“Long-Stop Date” means May 31, 2023, or where such date must be extended to comply with the requirements of the Panel, such later date that is no later than: (a) where the Target Acquisition proceeds by way of a Scheme, the date that is six weeks after the date first set forth above; or (b) where the Target Acquisition proceeds by way of an Offer, the date that is eight weeks after the date first set forth above.

“Majority of the Book-Runners” means the Book-Runners having Loans or, prior to the Closing Date, Commitments, representing a majority of the sum of all Loans outstanding or Commitments, as the case may be, that are held by all of the Book-Runners collectively at such time.

“Majority Lenders” means, at any time, Lenders whose Commitments at such time, taken together, are greater than 50% of the aggregate amount of the Commitments at such time; provided that, with respect to any Defaulting Lender or any Affiliate thereof, the unused Commitments and the portion of the Loans held or deemed held by any such Defaulting Lender or any such Affiliate thereof shall in each case be excluded for purposes of making a determination of Majority Lenders.

“Mandatory Cancellation Event” means the occurrence of any of the following conditions or events:

(a) where the Target Acquisition proceeds by way of a Scheme: (i) a Court Meeting is held to approve the Scheme at which a vote is held to approve the Scheme, but the Scheme is not so approved by the requisite majority of the Target Shareholders at such Court Meeting; (ii) a General Meeting is held to pass the Scheme Resolutions at which a vote is held on the Scheme Resolutions, but the Scheme Resolutions are not passed by the requisite majority of the Target Shareholders at such General Meeting; (iii) applications for the issuance of the Court Order are made to the Court but the Court refuses to grant the Court Order; (iv) the Scheme lapses or is withdrawn with the consent of the Panel or by order of the Court; (v) a Court Order is issued but not filed with the Registrar within ten Business Days of (x) its issuance or (y), if first required by Her Majesty’s Revenue and Customs of the United Kingdom and the Registrar, its stamping; (vi) the date which is 15 days after the Scheme Effective Date (or, if later, the date immediately following any extension of the period for settlement of consideration provided by the Panel pursuant to the Takeover Code); or (vii) the Long-Stop Date, unless the Scheme Effective Date has occurred prior thereto, in which case clause (vi) above shall apply, unless, in respect of clause (iv) above, for the purpose of switching from a Scheme to an Offer, within five Business Days of such event the Borrower has notified the Administrative Agent it intends to issue, and then within 10 Business Days (or such later period as the Administrative Agent may agree in its sole discretion) after delivery of such notice does issue, an Offer Press Release (in which case no Mandatory Cancellation Event shall have occurred pursuant to clause (iv) above) and provided that the postponement or adjournment of any Court Meeting or General Meeting shall not constitute a Mandatory Cancellation Event if such Court Meeting or General Meeting is capable of being re-convened on a future date prior to the Long-Stop Date;

(b) where the Target Acquisition proceeds by way of an Offer: (i) such Offer lapses, terminates or is withdrawn with the consent of the Panel unless, for the purpose of switching from an Offer to a Scheme, within five Business Days of such event the Borrower has notified the Administrative Agent it intends to issue, and then within 10 Business Days (or such later period as the Administrative Agent may agree in its sole discretion) after delivery of such notice does issue, a Scheme Press Release (in which case no Mandatory Cancellation Event shall have occurred); (ii) the date upon which all payments made or to be made for Certain Funds Purposes have been paid in full in cleared funds; (iii) the date falling 90 days after the Offer Unconditional Date; or (iv) the Long-Stop Date, unless the

Offer Unconditional Date has occurred prior thereto, in which case clause (iii) above shall apply;

(c) if the first Press Release is not released by the date falling two Business Days following the date of this Agreement;

(d) the Commitments are utilised in full; and

(e) the Target becomes a wholly-owned Subsidiary of Bidco and Bidco has paid for all the Target Shares beneficially owned by it.

“Mandatory Prepayment Suspension” means that (i) the Term Loans (as defined in the Term B Credit Agreement) incurred under the Term B Credit Agreement are still outstanding and the application of the provisions of the Term B Credit Agreement (as in effect on the date hereof) does not result in any Net Proceeds from the relevant event being available to satisfy the applicable mandatory prepayment otherwise required pursuant to Section 2.05 or (ii) as of the last day of the most recently ended Measurement Period for which financial statements have been delivered, and on a pro forma basis (giving effect to all incurrences, prepayments and repayments of Debt since the end of such Measurement Period) as of the date of determination, the Consolidated Net Leverage Ratio was less than or equal to 2.50:1.00.

“Material Adverse Effect” means a material adverse effect on: (i) the business, operations, financial condition, liabilities (contingent or otherwise) or properties of Open Text and its Subsidiaries, taken as a whole; (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Credit Documents; or (iii) the rights or remedies of the Administrative Agent and the Lenders under the Credit Documents, taken as a whole.

“Material Agreements” means those agreements (as amended, supplemented, revised or restated as permitted herein from time to time) of any of the Loan Parties, the breach, non-performance or cancellation of which or the failure of which to renew, or the termination, revocation or lapse of which, would reasonably be expected to have a Material Adverse Effect and which cannot promptly be replaced by an alternative comparable contract with comparable commercial terms, which agreements, if any, as of the Effective Date, are listed on Schedule H (as amended, restated, supplemented or replaced as permitted hereunder).

“Material Intellectual Property Rights” has the meaning specified in Section 5.01(10).

“Material Owned Real Property” means any owned real property (or owned immoveable property, as applicable) of any Loan Party acquired after the Effective Date having a fair value or book value of greater than U.S. $10,000,000.

“Material Permits” means the Authorizations, the breach, non-performance, cancellation or non-availability of which or failure of which to renew would reasonably be expected to have a Material Adverse Effect.

“Material Subsidiary” means any Subsidiary of Open Text other than an Excluded Subsidiary (but including any Subsidiary that has been designated as a Material Subsidiary as provided in the definition of “Excluded Subsidiary”).

“Material Target Subsidiary” means any Subsidiary of the Target that has been designated as a Material Subsidiary as provided in the definition of “Excluded Subsidiary”.

“Materially Adverse Amendment” means a modification, amendment or waiver to or of the terms or conditions (including the treatment of a condition as having been satisfied) of the Acquisition Documents compared to the terms and conditions that are included in the draft of the Press Release delivered to the Administrative Agent in accordance with Section 4.01(c) that is materially adverse to the interests of the Lenders (taken as a whole) under the Credit Documents; provided that any modification, amendment or waiver (including the treatment of a condition as having been satisfied) (i) increasing the purchase price or changing the consideration for the Target Shares; provided that each such increase and change having the effect of increasing the purchase price shall be funded solely by equity contributions to the Borrower or the issuance of equity interests by the Borrower on terms approved by the Administrative Agent or (ii) that is required pursuant to the Takeover Code or by a court of competent jurisdiction, any other applicable law, regulation or regulatory body or the Panel (including any refusal by the Panel to allow the invocation of a condition) or (iii) reducing the Acceptance Condition to not less than the Minimum Acceptance Level in accordance with Section 6.01(17)(a)(ii), or (iv) in the case of an Offer, that is an extension of the period in which holders of the Target Shares may accept the Offer or in the case of a Scheme, that is an adjournment or change to the date of the Court Meeting or General Meeting or (v) necessary to effect the switch from a Scheme to an Offer (or vice versa), in each case, shall not be a Materially Adverse Amendment. In the case of an Offer, if Bidco or any person acting in concert with Bidco (within the meaning of the Takeover Code) makes an acceleration statement (within the meaning of the Takeover Code) which includes a statement that Bidco has waived any conditions to the Offer, such waiver shall be considered to be a voluntary waiver for the purposes of this definition and not a requirement of the Takeover Code or the Panel.

“Maturity Date” means (a) if the Bridge Loans have not been converted to Extended Term Loans, the Bridge Loan Conversion Date and (b) if the Bridge Loans have been converted to Extended Term Loans, the Final Maturity Date.

“Measurement Period” means, as of any date of determination, the four consecutive Financial Quarters most recently ended prior to such date.

“Minimum Acceptance Level” has the meaning specified in Section 6.01(17)(a).

“Minimum Guarantor Coverage” has the meaning specified in the definition of “Excluded Subsidiary” herein.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any employee benefit plan which is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA and to which any Loan Party or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five (5) plan years, has made or had an obligation to make such contributions and excludes any Canadian Benefit Plan.

“Multiple Employer Plan” means a Plan which has two (2) or more contributing sponsors (including any Loan Party or any member of the ERISA Group) at least two of whom are not under common control, as such a plan is described in Sections 4063 and 4064 of ERISA.

“Net Proceeds” means any one or more of the following: (i) with respect to any Disposition of Assets by any Loan Party, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note, receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Disposition, less the reasonable fees (including reasonable legal fees), commissions and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Administrative Agent upon request therefor by the Administrative Agent) and Taxes incurred, paid or payable for by any Loan Party in connection with such Disposition; (ii) with respect to the issuance or creation of Debt or Equity Securities, whether private or public, of any Loan Party, the net amount equal to the aggregate amount received in cash (including any cash received by way of deferred advance or installment but only as and when such cash is so received) in connection with such creation or issuance, less the reasonable fees (including reasonable legal fees), commissions, printing costs and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Administrative Agent upon request therefor by the Administrative Agent) incurred, paid or payable for by any Loan Party in connection with such creation or issuance; and (iii) with respect to the receipt of proceeds under any insurance policy (other than business interruption and life insurance), the net amount equal to the aggregate amount received in cash in connection with such receipt of insurance proceeds less the reasonable fees (including reasonable legal fees), costs, deductibles and other out-of-pocket expenses (as evidenced by supporting documentation provided to the Administrative Agent upon request therefor by the Administrative Agent) incurred, paid for or payable by any Loan Party or any of its Subsidiaries in connection with the claim under the insurance policy giving rise to such proceeds; provided that “Net Proceeds” shall not include any such proceeds attributable to a Subsidiary located outside of Canada and the United States to the extent that (A) the distribution of such proceeds to a Loan Party is prohibited by Law, is subject to foreign currency controls (and the value of such proceeds would be impaired thereby) or would result in material adverse tax consequence or (B) such proceeds are reasonably necessary (as certified in writing to the Administrative Agent by a Financial Officer of Open Text or the applicable Subsidiary) to facilitate Open Text’s tax planning strategy.

“New Securities” has the meaning assigned to such term in Section 6.01(19)(a).

“New TLB Agent” means Barclays Bank PLC, or its successor in interest, in its capacity as administrative agent and collateral agent under the New TLB Credit Agreement.

“New TLB Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, among the Borrower, the guarantors and lenders party thereto from time to time, and Barclays Bank PLC, as administrative agent and collateral agent, as such New TLB

Credit Agreement may be further amended, supplemented, restated, amended and restated or modified from time to time in accordance with Section 6.02(14).

“Non-Consenting Lender” has the meaning specified in Section 16.01(5).

“Non-Early Demand Date” has the meaning assigned to such term in Section 6.01(19)(b).

“Non-Early Securities Demand” has the meaning assigned to such term in Section 6.01(19)(b).

“Non-Public Information” means material non-public information (within the meaning of United States federal, state or other applicable securities laws) with respect to Open Text, its Affiliates, its Subsidiaries or their Securities.

“Non-Public Lenders” means Lenders that wish to receive Non-Public Information with respect to Open Text, its Affiliates, its Subsidiaries or their Securities.

“Notes Marketing Period” means a period of not less than 10 consecutive Business Days after the Lead Arrangers (or their applicable affiliates) and/or the Investment Banks receive the Required Notes Information to seek to place the Permanent Securities with qualified purchasers thereof; provided that if the Notes Marketing Period does not end prior to any Borrower Blackout Period or Target Blackout Period, it shall not be deemed to begin until such Borrower Blackout Period or Target Blackout Period, as applicable, has ended (unless the Borrower so agrees in its sole discretion); provided, further, that (i) the Notes Marketing Period shall commence no earlier than September 6, 2022, (ii) if the Notes Marketing Period has not ended on or prior to November 18, 2022, the Notes Marketing Period shall commence no earlier than November 28, 2022, (iii) if the Notes Marketing Period has not ended on or prior to December 18, 2022, the Notes Marketing Period shall commence no earlier than January 3, 2023, and (iv) October 10, 2022, January 16, 2023, February 20, 2023, April 7, 2023, May 29, 2023, July 3, 2023 and July 4, 2023 shall each be excluded for purposes of, but shall not reset, the Notes Marketing Period (and the Notes Marketing Period shall not be required to be consecutive to the extent of such days).

“Obligations” means all debts, liabilities and obligations of or owing by the Loan Parties to any Guaranteed Party at any time and from time to time, present and future, direct and indirect, absolute and contingent, matured or not, arising from this Agreement or any other Credit Document, and all amendments, restatements, replacements, renewals, extensions, or supplements and continuations thereof, and whether the Loan Parties are bound alone or with another or others, and whether as principal or surety, and including all liabilities of the Loan Parties arising as a consequence of their failure to pay or fulfill any of such debts, liabilities and obligations.

“Obligor” has the meaning specified in Section 6.01(15)(c)(ii).

“Offer” means a contractual takeover offer within the meaning of Section 974 of the Companies Act made by Bidco for all of the Target Shares other than any Target Shares that at the date of the offer are already held by Bidco (as that offer may from time to time be amended in accordance with the terms of this Agreement).

“Offer Documents” means the Offer Press Release, the offer document to be sent by Bidco to the holders of Target Shares and any other document sent by Bidco to Target Shareholders in relation to the terms and conditions of an Offer.

“Offer Press Release” means the press release announcing, in compliance with Rule 2.7 of the Takeover Code, a firm intention to make an offer for the Target which is to be implemented by way of an Offer or, as the case may be, a conversion from a Scheme to an Offer in accordance with Section 8 of Appendix 7 to the Takeover Code.

“Offer Unconditional Date” means the date on which the Offer becomes or is declared unconditional.

“Open Text” has the meaning specified in the preamble.

“Original Currency” has the meaning specified in Section 16.02(1).

“Other Applicable Debt” means any other Debt secured on a pari passu basis with the Obligations, together with Refinancing Debt in respect thereof that is secured on a pari passu basis with the Obligations.

“Other Applicable Net Proceeds” means Net Proceeds or a comparable measure as determined in accordance with the documentation governing Other Applicable Debt.

“Other Currency” has the meaning specified in Section 16.02(1).

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Loan Party hereunder or under any Credit Document, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 8.03(2)).

“Owned Real Properties” means, collectively, the land and premises listed on Schedule E and the Buildings and Fixtures thereon.

“Panel” means The Panel on Takeovers and Mergers in the United Kingdom.

“Participant” has the meaning assigned to such term in Section 15.01(6).

“Participant Register” has the meaning specified in Section 15.01(9).

“Payment” has the meaning assigned to such term in Section 12.13(1).

“Payment Notice” has the meaning assigned to such term in Section 12.13(2).

“Payment Recipient” has the meaning assigned to such term in Section 12.13(1).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“Permanent Securities” means, collectively, each series of Senior Exchange Notes issued or to be issued in an Exchange and each other series of New Securities.

“Permanent Securities Indenture” means, collectively, one or more indentures or supplemental indentures among the Borrower, the Guarantors and the Trustee, pursuant to which Senior Exchange Notes or New Securities shall be issued and incorporating the terms of the applicable series of Permanent Securities as contemplated by Section 3.04(2)(iii) or Section 6.01(19), as applicable, as each may be amended, supplemented or otherwise modified from time to time in accordance therewith.

“Permitted Acquisitions” means any Acquisition (i) which is of a Person carrying on a business which is the same as or related, ancillary, incidental or complementary to the business carried on by any Loan Party (or if an asset Acquisition, is of assets used or useful in a business which is the same as or related, ancillary, incidental or complementary to the business carried on by any Loan Party); (ii) in respect of which Open Text provides, together with the next Compliance Certificate required to be delivered in accordance with Section 6.01(1(a)(iii) following the date of such Acquisition, a certificate of the chief financial officer containing information in reasonable detail regarding the cost of such Acquisition, the projected earnings of such Acquisition, the financial and acquisition structure of such Acquisition, audited financial statements of the subject of such Acquisition for the previous two years to the extent available, and financial projections, on a quarterly basis, for the succeeding year, and on an annual basis for the year thereafter (or such later period as the Administrative Agent may reasonably request), which shall demonstrate, after giving effect to such Acquisition, compliance with the financial covenant set forth in Section 6.03 of the New TLB Credit Agreement as at the date of such Acquisition, and at all relevant times during the period of twelve months thereafter (calculated on a pro forma basis and based on the projected performance of such Acquisition for such twelve-month period); (iii) in respect of which the Lenders will have a security interest over the assets to be acquired (to the extent such assets are acquired by a Loan Party), subject only to Permitted Exceptions and Permitted Encumbrances (and if such Acquisition is an Acquisition of Equity Securities of any Person that is a Material Subsidiary, to the extent the Minimum Guarantor Coverage would not otherwise be satisfied, also a full liability guarantee (subject to any limitations imposed by Law on the amount of such liability) and a security interest over the assets of such Person, subject only to Permitted Exceptions and Permitted Encumbrances), or arrangements satisfactory to the Administrative Agent, acting reasonably, shall have been made for the providing of such guarantee and the obtaining of such security interests, as applicable, within a period not to exceed 90 days following the date of such Acquisition; (iv) if such Acquisition is an Acquisition of Equity Securities of any Person, in respect of which such acquiring Person acquires a percentage of the Equity Securities of such Person sufficient to permit such acquiring Person to effect the acquisition of 100% of the Equity Securities of such Person in a subsequent transaction under Law; and (v) the Target Acquisition.

“Permitted Debt” means,

(a)	Debt hereunder or under any other Credit Document;

(b)

Debt existing on the Effective Date and set forth in Schedule K and, in the case of the Revolving Credit Agreement, (x) Debt incurred after the Effective Date pursuant to the “Revolving Credit Commitments” thereunder and (y) up to U.S. $750,000,000 in aggregate principal amount of “Incremental Facilities” permitted under the Revolving Credit Agreement on the terms in effect as of the Effective Date;

(c)

intercompany Debt permitted by Section 6.02(9)(b) or Section 6.02(9)(c) and intercompany Debt, payments on which are excluded from the definition of “Restricted Payments” by clauses (x) or (y) thereof, which Debt shall, in each case, if owing to a Loan Party, be pledged, subject to Permitted Exceptions, to the Administrative Agent or the Collateral Agent, as applicable, under the applicable Security Document;

(d)

Capital Lease Obligations in an aggregate amount not to exceed the greater of (i) U.S. $500,000,000 (or the equivalent thereof in any other currency) and (ii) 20.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) (or the equivalent thereof in other currencies) at any time outstanding;

(e)

Debt secured by Purchase Money Mortgages in an aggregate amount not to exceed the greater of (i) U.S. $500,000,000 (or the equivalent thereof in any other currency) and (ii) 20.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) (or the equivalent thereof in other currencies) at any time outstanding;

(f)	[reserved];

(g)	any obligation in respect of judgments that do not result in an Event of Default under Section 7.01(1)(j);

(h)	Refinancing Debt incurred in respect of any of the foregoing or in respect of clauses (i)(ii), (k), (m), (n)(ii) or (q) below;

(i)

Debt consisting of letters of credit and guarantees of local bank guarantees of performance of the obligations of Subsidiaries under leases of facilities of the Loan Parties, in an aggregate amount for all such Debt not to exceed the greater of (i) U.S. $250,000,000 (or the equivalent thereof in any other currency) and (ii) 10.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) (or the equivalent thereof in other currencies) at any time;

(j)

Debt consisting of letters of credit issued to support performance obligations (not constituting Debt of the type described in clause (i) of the definition therefor) of Open Text and its Subsidiaries under service agreements or licences in the ordinary course of business;

(k)

Debt in an unlimited amount, whether secured (including by way of Encumbrances ranking pari passu with the Encumbrances created under the Security Documents) or unsecured provided that Open Text has demonstrated that it will be in compliance with a Consolidated Senior Secured Net Leverage Ratio of less than 2.75:1.00 on a pro forma basis at the end of the Financial Quarter immediately following the incurrence of such Debt for the Measurement Period then ended and with respect to any secured Debt, subject to intercreditor arrangements substantially in the form of the Intercreditor Agreement or otherwise satisfactory to the Administrative Agent (and customary terms of such arrangements shall be deemed to be satisfactory), and otherwise containing terms, covenants, and defaults that are not more restrictive, taken as a whole, than the terms, covenants and defaults contained in the Credit Documents; provided that if secured, unless otherwise agreed to by the Administrative Agent in its reasonable discretion, such Debt shall not be secured by any property or assets of the Loan Parties other than the Collateral;

(l)

Debt under or in connection with customary treasury, depositary, cash management, automatic clearing house arrangements, overdraft protections, cash pooling or netting or setting off arrangements or similar arrangements in the ordinary course of business or consistent with past practice;

(m)	Debt permitted to be secured by Encumbrances described in clause (n) of “Permitted Encumbrances” whether or not so secured at any time;

(n)

Debt not otherwise permitted above in an aggregate amount not to exceed the greater of (i) U.S. $500,000,000 (or the equivalent thereof in any other currency) and (ii) 20.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) (or the equivalent thereof in other currencies) at any time;

(o)

in case of the Term B Credit Agreement up to U.S. $250,000,000 in aggregate principal amount of “Incremental Term Facilities” permitted under the Term B Credit Agreement on the terms in effect as of the Effective Date;

(p)	Permanent Securities issued in connection with the Target Acquisition or to refinance any Bridge Loans; and

(q)	Debt incurred on the Closing Date (or in the case of Hedging Agreements, on or after the Effective Date) under the New TLB Credit Agreement (as in effect on the Effective Date), including any Hedging Agreements that constitute “Eligible Hedging Agreements” thereunder.

“Permitted Dispositions” means (i) any Disposition of Assets to Loan Parties; (ii) Dispositions of inventory in the ordinary course of business; (iii) Dispositions of Assets which are obsolete, redundant or of no material economic value; (iv) Dispositions of Assets in each Financial Year to a Person that is not a Loan Party of not more than an amount equal to 20% of Consolidated Assets in the aggregate for all such Dispositions during such Financial Year (determined on the first Business Day of such Financial Year); provided that if, for any Financial Year, the amount specified above exceeds the aggregate amount of applicable Dispositions made by Open Text and its Subsidiaries, as determined on a consolidated basis during such Financial Year, the amount set forth above for the succeeding Financial Year shall be increased by 50% of such excess amount; provided, further, that all such Dispositions pursuant to this clause (iv) shall not exceed an aggregate amount equal to 45% of Consolidated Assets as of the Effective Date; (v) Dispositions of Assets to Subsidiaries of Open Text so long as Section 6.02(6) and Section 6.02(9) are complied with and subject in all cases to compliance with the Minimum Guarantor Coverage; (vi) Dispositions resulting from a transaction permitted under Section 6.02(3)(i) through (iv); (vii) Dispositions comprising grants of non-exclusive licenses or sublicenses of Intellectual Property made in the ordinary course of business; and (viii) Dispositions of Assets by Subsidiaries of Open Text that are not Loan Parties to other Subsidiaries of Open Text that are not Loan Parties.

“Permitted Encumbrances” means, with respect to any Person, the following:

(a)

Encumbrances for Taxes, rates, assessments or other governmental charges or levies or for employment insurance, pension obligations or other social security obligations, workers’ compensation or vacation pay, the payment of which is not yet due, or for which installments have been paid based on reasonable estimate spending final assessments, or if due, the applicable grace period has not expired or the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person if either, in the case of such items being contested, (i) adequate reserves have been maintained in accordance with GAAP, if applicable or (ii) the applicable liens are not in the aggregate materially prejudicial to the value of the assets of the Loan Parties taken as a whole;

(b)

undetermined or inchoate Encumbrances, rights of distress and charges incidental to current operations which have not at such time been filed or exercised, or which relate to obligations not due or payable or if due, the validity of which is being contested diligently and in good faith by appropriate proceedings by that Person;

(c)

(i) reservations, limitations, provisos and conditions expressed in any original grant from any Governmental Authority or (ii) other grant of real or immovable property, or interests therein, which, in the case of this clause (ii), do not materially affect the use of the affected land for the purpose for which it is used by that Person;

(d)

licences, permits, reservations, covenants, servitudes, easements, rights-of-way and rights in the nature of easements (including, without limiting the generality of the foregoing, licenses, easements, rights-of-way and rights in the nature of easements for sidewalks, public ways, sewers, drains, gas, steam and water mains or electric light and power, or telephone and telegraph conduits, poles, wires and cables) and zoning, land use and building restrictions, by-laws, regulations and ordinances of federal, provincial, regional, state, municipal and other governmental authorities, which do not materially impair the use of the affected land for the purpose for which it is used by that Person;

(e)	title defects, encroachments or irregularities which in the aggregate do not materially impair the use of the affected property for the purpose for which it is used by that Person;

(f)

the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(g)

the Encumbrances resulting from the deposit or pledge of cash or securities in connection with contracts, tenders, bids, performance bonds and similar obligations or expropriation proceedings, or to secure workers’ compensation, unemployment insurance, and other social security obligations;

(h)

the Encumbrances resulting from surety or appeal bonds, costs of litigation when required by Law, liens and claims incidental to current construction, mechanics’, warehousemen’s, carriers’ and other similar liens, and public, statutory and other like obligations incurred in the ordinary course of business;

(i)

Encumbrances given to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of that Person in the ordinary course of its business;

(j)

the Encumbrances created by a judgment of a court of competent jurisdiction, as long as the judgment is being contested diligently and in good faith by appropriate proceedings by that Person and does not result in an Event of Default under Section 7.01(1)(j);

(k)	operating leases of vehicles or equipment which are entered into in the ordinary course of the Business;

(l)	Encumbrances securing Purchase Money Mortgages or Capital Lease Obligations permitted hereunder;

(m)	the Encumbrances created by the Security Documents;

(n)

Encumbrances securing indebtedness not to exceed the greater of (i) U.S. $300,000,000 (or the equivalent thereof in other currencies) and (ii) 15.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) (or the equivalent thereof in other currencies) for all Loan Parties and their Subsidiaries relating to Assets acquired in connection with Permitted Acquisitions and Investments permitted under Section 6.02(9)(k), in each case made after the Effective Date by Loan Parties and their Subsidiaries securing debts, liabilities or obligations, in each case not assumed or incurred in contemplation of such Acquisition or Investment;

(o)

subdivision agreements, site plan control agreements, development agreements, facilities sharing agreements, cost sharing agreements and other similar agreements which do not materially impair the use of the real property subject thereto for the purpose for which it is used by that Person;

(p)

the rights of any tenant, occupant or licensee under any lease, occupancy agreement or licence which do not materially impair the use of the real property subject thereto for the purpose for which it is used by that Person;

(q)	Encumbrances comprising grants of non-exclusive licenses or sublicenses of Intellectual Property made in the ordinary course of business;

(r)

the Encumbrances set forth in Schedule K; provided that, subject to the Intercreditor Agreement, Encumbrances securing Debt in a principal amount of up to the sum of (i) the Revolving Commitments under the Revolving Credit Agreement as of the Effective Date plus the principal amounts of any “Incremental Facility” permitted in accordance with the terms of the Revolving Credit Agreement as of the Effective Date (or any Refinancing Debt in respect thereof (subject to execution of any joinder agreement that may be required under the Intercreditor Agreement)) and (ii) the Term Loans (as defined in the Term B Credit Agreement) made on the Term Loan Closing Date (as defined in the Term B Credit Agreement) plus the principal amounts of any “Incremental Term Facility” permitted in accordance with the terms of the Term B Credit Agreement as of the Effective Date (or any Refinancing Debt in respect thereof (subject to execution of any joinder agreement that may be required under the Intercreditor Agreement)) shall constitute Permitted Encumbrances and may rank pari passu with the Encumbrances created by the Security Documents;

(s)

Encumbrances or covenants restricting or prohibiting access to or from lands abutting on controlled access highways or covenants affecting the use to which lands may be put; provided, however, that such Encumbrances or covenants do not materially and adversely affect the use of the lands by the Loan Parties and their Subsidiaries;

(t)	Encumbrances consisting of royalties payable with respect to any asset or property of the Loan Parties and their Subsidiaries; provided that the existence of any such Encumbrance as of the Effective Date on any material property or asset of the applicable Loan Party or Subsidiary shall have been disclosed in writing to the Lenders prior to the Effective Date;

(u)

statutory Encumbrances incurred or pledges or deposits made in favour of a Governmental Authority to secure the performance of obligations of any Loan Party or any of its Subsidiaries under Environmental Laws to which any Loan Party or Subsidiary or any assets of such Loan Party or such Subsidiary is subject; provided that no Event of Default shall have occurred and be continuing;

(v)

Encumbrances arising from the right of distress enjoyed by landlords outside of the Province of Québec to secure the payment and performance of obligations in respect of leased properties in such provinces or an Encumbrance granted by a Loan Party or a Subsidiary of a Loan Party to a landlord to secure the payment and performance of obligations in respect of leased properties in the Province of Québec leased from such landlord; provided that such Encumbrances are limited to the assets located at or about such leased properties;

(w)

any and all Encumbrances or title defects that do not materially and adversely interfere with the ordinary conduct of business of a Loan Party or a Subsidiary of a Loan Party, if customarily insurable at reasonable cost, and that may be insured against pursuant to one or more title insurance policies available from locally recognized insurance companies;

(x)	Encumbrances in favour of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(y)

Encumbrances in favour of a financial depositary institution arising (i) as a matter of law or (ii) to the extent that no funds are subject to a present and enforceable claim thereunder, under account establishment or maintenance agreements entered into the ordinary course of business, in each case, encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(z)	other Encumbrances expressly consented to in writing by the Majority Lenders;

(aa)

Encumbrances (which may rank pari passu with the Encumbrances created by the Security Documents) securing Debt described in paragraph (k), paragraph (p) or paragraph (q) of the defined term “Permitted Debt” contained in Section 1.01;

(bb)

bankers’ Encumbrances, rights of setoff and other similar Encumbrances existing sole with respect to accounts and cash and cash equivalents on deposit in accounts (including any restriction on the use of such cash and cash equivalents or investment property), in each case granted in the ordinary course of business in favor of the banks or other financial or depositary institution with which such accounts are maintained, securing amounts owing to such Person with respect to cash management services (including operating account arrangements and those involving pooled accounts and netting arrangements); provided that, unless such Encumbrances arise by operation of applicable law, in no case shall any such Encumbrances secure (either directly or indirectly) any Debt for borrowed money;

(cc)

Encumbrances not otherwise permitted above securing obligations in an aggregate amount not to exceed the greater of (i) U.S. $300,000,000 (or the equivalent thereof in any other currency) and (ii) 15.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) (or the equivalent thereof in other currencies) at any time; and

(dd)	any extension, renewal or replacement of any of the foregoing.

“Permitted Exceptions” means, as to any Asset of a Loan Party that would otherwise be required to constitute Collateral, in each case as reasonably determined by the Administrative Agent (after consultation with Open Text), that such Asset shall not be required to constitute Collateral if (a) the costs of obtaining or granting of such security interest or other applicable Encumbrance at Law are excessive in relation to the value of the security to be afforded thereby, (b) material adverse tax consequences would result from the grant of such security interest or other applicable Encumbrance at Law therein (including that no grant of any security interest is made of the Equity Securities of any non-U.S. entity treated as a “controlled foreign corporation” within the meaning of Section 957(a) of the Code to the extent the Equity Securities of such non-U.S. entity are held by a U.S. entity treated as a corporation for U.S. federal income tax purposes), or (c) the granting of any Encumbrance or security interest in such Asset would constitute or result in the abandonment, invalidation, unenforceability of, or result in any breach, termination or default under, in each case, any Loan Party’s interest in such Asset, or any agreements relating to any Loan Party’s interest therein, as applicable after application of the Uniform Commercial Code or other applicable Law that has the effect of invalidating anti-assignment provisions in contracts and applicable Laws; provided that if the foregoing provisions of clause (c) are applicable, such Asset and the proceeds of such Asset shall be subject to a trust if not prohibited by Law or by the terms of such Asset in favour of the Administrative Agent, for the benefit of the Lenders (which trust, for clarification, prior to the security interest which would otherwise be granted in or made with respect to such Asset becoming enforceable, shall not prohibit or limit a Loan Party’s use and dealing with such Asset and proceeds except to the extent provided for herein); provided, further, that, for clarification, if any leasehold interest of any Loan Party shall constitute Collateral, the security therein shall not be registered against the related real property and the Loan Parties shall not be required to arrange or deliver title insurance or title opinions, surveys or other ancillaries relating thereto.

“Permitted Investments” means:

(a)

direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of Canada or of any Canadian province (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of Canada or of such Canadian province), in each case maturing within one year from the date of acquisition thereof;

(b)

investments in commercial paper maturing within 270 days from the date of acquisition thereof and rated, at such date of acquisition, at least “Prime 1” (or the then equivalent grade) by Moody’s or “A” (or the then equivalent grade) by S&P or R-1 Low (or the then equivalent) by DBRS;

(c)

investments in certificates of deposit, banker’s acceptances, commercial paper and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of Canada or of any Canadian province having, at such date of acquisition, a credit rating on its long-term unsecured debt of at least “A-” by S&P;

(d)

fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)

direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the Government of the United States of America or any U.S. State or territory (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the Government of the United States of America) or, in the case of any Subsidiary located outside of the United States and Canada, by any member state of the European Union, in each case maturing within one year from the date of acquisition thereof;

(f)

investments in time deposit accounts, term deposit accounts, certificates of deposit, money-market deposits, bankers’ acceptances and obligations maturing not more than 90 days from the date of acquisition thereof issued by any bank or trust company which is organized under the laws of any member state of the European Union, and which bank or trust company has, or the obligations of which bank or trust company are guaranteed by a bank or trust company which has, capital, surplus and undivided profits in excess of U.S. $500,000,000 (or the equivalent thereof in Euros or Sterling) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act) or by DBRS; and

(g)

other investments to the extent permitted under the investment policy of Open Text, which investments shall be reasonably acceptable to the Administrative Agent and not objected to by the Majority Lenders within five Business Days following notice thereof, in reasonable detail, to the Lenders.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group, and excludes any Canadian Benefit Plan.

“Platform” has the meaning specified in Section 13.01(2).

“Pledged Account Bank” has the meaning specified in Section 6.01(15)(c)(i).

“Pledged Deposit Account” means each deposit account as to which a U.S. Grantor has complied with the requirements of Section 6.01(15)(c) of this Agreement.

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder, as from time to time in effect; provided, however, if attachment, perfection or priority of the Administrative Agent’s or the Collateral Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, “PPSA” shall mean those personal property security laws in such other jurisdiction for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Press Release” means an Offer Press Release or a Scheme Press Release.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Prohibited Transaction” means any prohibited transaction as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA for which neither an individual nor a class exemption has been issued by the United States Department of Labor.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 13.01(2).

“Purchase Money Mortgage” means, in respect of any Person, any Encumbrance charging property acquired by such Person, which is granted or assumed by such Person, reserved by the transferor (including, Capital Lease Obligations) or which arises by operation of Law in favour of the transferor concurrently with and for the purpose of the acquisition of such property, in each case where (i) the principal amount secured by such Encumbrance is not in excess of the cost to such Person of the property acquired; and (ii) such Encumbrance extends only to the property acquired.

“Qualifying Securities” means Securities complying with the limitations set forth in clauses (i) through (vi) of Section 6.01(19)(b).

“Receiving Agent” means the receiving agent appointed by Bidco in connection with the acquisition of the Target Shares.

“Refinancing Debt” means, without duplication, Debt that refunds, refinances, extends or all of the proceeds from which are used to repay (in whole or in part) any Permitted Debt but only to the extent that (a) such Refinancing Debt is subordinated to the Debt hereunder at least to the same extent as the Debt being refunded, refinanced or extended, if at all; (b) the principal amount of such Refinancing Debt has a weighted average life to maturity not less than the weighted average life to maturity of the Debt being refunded, refinanced or extended and is scheduled to mature no earlier than the Debt being refunded, refinanced or extended; (c) such Refinancing Debt is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or, if issued with original issue discount, the aggregate accreted value) of the Debt being refunded, refinanced or extended and the amount of any premium reasonably necessary to accomplish such refinancing, (y) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of pre-existing prepayment provisions on such Debt being refunded, refinanced or extended, and (z) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Debt; and (d) such Refinancing Debt is incurred by the same Person or (i) if such Debt is of a Loan Party, by another Loan Party or (ii) if such Debt is of a Subsidiary of a Loan Party that is not a Loan Party, by a Person that is not a Loan Party.

“Register” has the meaning specified in Section 15.01(3).

“Registered Intellectual Property” means any Intellectual Property in respect of which ownership, title, security interests, charges or encumbrances are registered, recorded or noted with any Governmental Authority pursuant to Law.

“Registrar” means the Registrar of Companies for England and Wales.

“Regulation U” means Regulation U or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates (to the extent that such Affiliates are directly involved in the transactions pursuant to the Credit Documents) and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” when used as a verb includes release, spill, leak, emit, deposit, discharge, leach, migrate or dispose into the environment and the term “Release” when used as a noun has a correlative meaning, but does not include any release, spill, leak, emission, deposit, discharge, leach, migration or disposition pursuant to a valid Environmental Permit or in accordance with Environmental Laws.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Required Notes Information” means any financial statements (including all audited and unaudited financial statements (which shall have been reviewed by the independent accountants as provided by the Public Company Accounting Oversight Board in AU 722 or equivalent auditing standards)), pro forma financial statements, business and other financial data of the type and form consistent with recent unregistered debt securities transactions relying on exemption from registration pursuant to Rule 144A and Regulation S for transactions by issuers and targets reporting audited financial statements on Form 20-F, Form 40-F or Form 10-K, as applicable, and any unaudited financial statements filed or furnished periodically (including semi-annually) on Form 6-K or filed on Form 10-Q, as applicable, and with such consistency with Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended in form and substance as would be reasonably necessary for the Investment Banks to receive customary comfort letters (including “negative assurance” comfort) consistent with recent such unregistered debt securities transactions from Open Text’s and the Target’s independent accountants.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.

“Responsible Officer” means, with respect to any corporation, the chairman, the president, any vice president, the chief executive officer, the chief operating officer or the chief financial officer, and, in respect of financial or accounting matters, any Financial Officer of such corporation; unless otherwise specified, all references herein to a Responsible Officer mean a Responsible Officer of Open Text.

“Restricted Payment” means, with respect to any Person, any payment by such Person (i) of any dividends on any of its Equity Securities, (ii) on account of, or for the purpose of setting apart any property for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any of its Equity Securities or any warrants, options or rights to acquire any such shares, or the making by such Person of any other distribution in respect of any of its Equity Securities, (iii) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Debt of such Person, (iv) of any principal of or interest or premium on or of any amount in respect of a sinking or analogous fund or defeasance fund for any Debt of such Person to a shareholder of such Person or to an Affiliate of a shareholder of such Person, or (v) of any management, consulting or similar fee or any bonus payment or comparable payment, or by way of gift or other gratuity, to any Affiliate of such Person or to any director or officer thereof (except as permitted pursuant to Section 6.02(8)). For the avoidance of doubt, (x) payments among the Loan Parties and (y) repayments of (1)

intercompany Debt that is owing to any Loan Party, (2) intercompany Debt owing by any Subsidiary of Open Text that is not a Loan Party to any other Subsidiary of Open Text that is not a Loan Party, (3) unsecured intercompany Debt payable that is owing to any Subsidiary of Open Text that is not a Loan Party by any Subsidiary of Open Text that is not a Loan Party, but that subsequently becomes a Loan Party, or (4) unsecured intercompany Debt that is owing by any Loan Party to any Subsidiary of Open Text that is not a Loan Party, shall not, together with the interest payable on any such Debt, in any such case, constitute a Restricted Payment; provided that, in the case of the foregoing clauses (3) (upon the obligor Subsidiary becoming a Loan Party) and (4), such Debt shall expressly provide that no payments thereunder shall be made by any Loan Party at any time during the continuance of a Default or an Event of Default or to the extent that a Default or an Event of Default would result therefrom pursuant to customary subordination arrangements.

“Revolving Commitments” has the meaning specified in the Revolving Credit Agreement.

“Revolving Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of October 31, 2019, by and among Open Text ULC, the affiliates of Open Text ULC party thereto (including Open Text), the Revolving Credit Agreement Agent, the financial institutions party thereto and the lenders party thereto from time to time, as such Fourth Amended and Restated Credit Agreement may be further amended, supplemented, restated, amended and restated or modified from time to time in accordance with Section 6.02(14).

“Revolving Credit Agreement Agent” means Barclays Bank PLC, or its successor in interest, in its capacity as administrative agent and collateral agent under the Revolving Credit Agreement.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Sale-Leaseback Transaction” means, with respect to any Person, any direct or indirect arrangement entered into after the Effective Date pursuant to which such Person transfers or causes the transfer of any Assets to another Person and leases such Assets back from such Person as a Capital Lease Obligation.

“Sanctions” has the meaning specified in Section 5.01(27).

“Scheme” means a scheme of arrangement made pursuant to Part 26 of the Companies Act proposed by the Target to its shareholders substantially of the terms set out in the Scheme Press Release as such scheme may be amended in accordance with the terms of this Agreement.

“Scheme Circular” means the circular (including any supplemental circular) to the shareholders of the Target issued or to be issued by the Target setting out the proposals for the Scheme and containing the notices of the Court Meeting and the General Meeting.

“Scheme Documents” means the Scheme Press Release, the Scheme Circular and any other document sent to the holders of Target Shares in relation to the terms and conditions of the Scheme and the Court Order.

“Scheme Effective Date” means the date on which a copy of the Court Order is duly filed on behalf of the Target with the Registrar and the Scheme becomes effective in accordance with section 899 of the Companies Act.

“Scheme Press Release” means each press release made by or on behalf of Bidco announcing, in compliance with Rule 2.7 of the Takeover Code, a firm intention to make an offer which is to be implemented by means of the Scheme or, as the case may be, a conversion from an Offer to a Scheme in accordance with Section 8 of Appendix 7 to the Takeover Code.

“Scheme Resolutions” means the resolutions to be set out in the Scheme Circular to be considered and, if thought fit, approved at the General Meeting.

“Secured Obligations” has the meaning specified in Section 21.01.

“Securities” means:

(a)

a document that is (i) issued in bearer, order or registered form, (ii) of a type commonly dealt in upon securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment, (iii) one of a class or series or by its terms is divisible into a class or series of documents, and (iv) evidence of a share, participation or other interest in property or in any enterprise or is evidence of an obligation of the issuer and includes an uncertificated security; and

(b)	a share, participation or other interest in a Person;

but excludes

(c)	any ULC Shares.

“Securities Demand” has the meaning assigned to such term in Section 6.01(19)(b).

“Securitization” means a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Accommodations.

“Security” has the meaning specified in Section 2.11(1).

“Security and Pledge Agreement” means the Security and Pledge Agreement, dated as of August 25, 2022, between the U.S. Grantors and the Collateral Agent.

“Security Documents” means the Intercreditor Agreement, the agreements described in Section 2.11 and any other security granted to the Collateral Agent, the Administrative Agent or the Lenders, including pursuant to Section 6.01(15), as security for the Secured

Obligations of any of the Loan Parties under this Agreement and the other Credit Documents.

“Senior Exchange Notes” means one or more series of senior notes to be issued by the Borrower in exchange for the Extended Term Loans under the Permanent Securities Indenture pursuant to Section 3.04, having an aggregate principal amount equal to the unpaid principal amount of such Extended Term Loans, and any modification, replacement, renewal or extension thereof.

“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding U.S. Government Securities Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Advances” means an Advance that bears interest at a rate based on Daily Simple SOFR or Term SOFR, other than, in each case, pursuant to clause (c) of the definition of “Base Rate”.

“SOFR Rate Day” has the meaning assigned to such term in the definition of “Daily Simple SOFR”.

“Solvent” and “Solvency” mean, (a) with respect to the Borrower and its Subsidiaries on a particular date, (i) the fair value of the assets (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property (on a going concern basis) of the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business, (iii) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business and (iv) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business contemplated as of such date for which they have unreasonably small capital and (b) with respect to Open Text and its Subsidiaries on a particular date, that on such date, (i) the aggregate of the property of Open Text and its Subsidiaries is, at a fair valuation, sufficient, or, if disposed of at a fairly conducted sale under legal process, would be sufficient, to enable payment of all their obligations, due and accruing due, (ii) Open Text and its Subsidiaries, taken as a whole, are paying their current obligations in the ordinary course of business as they generally became due and (iii) Open Text and its

Subsidiaries, taken as a whole, are able to meet their obligations as they generally become due.

“Specified Representations” means the representations and warranties of the Loan Parties set forth in Section 5.01(1) (as to organizational incorporation and qualification), Section 5.01(2) (as to corporate power and authority to enter into and perform its applicable obligations under the Credit Documents), Section 5.01(3) (as to absence of conflict with constating documents), Sections 5.01(4) and 5.01(5) (as they relate to due execution, delivery, authorization and enforceability of the Credit Documents), Section 5.01(25) (as to the Solvency of Open Text and its Subsidiaries, taken as a whole or on a consolidated basis, as applicable), Section 5.01(23) (as to margin regulations of the Board of Governors of the Federal Reserve System), Section 5.01(24) (as to the Investment Company Act of 1940), Section 5.01(27) (as to OFAC and the USA PATRIOT Act, but only to the extent it would be unlawful for the Lenders to extend any Advance on the Effective Date).

“Squeeze-Out” means, if Bidco becomes entitled to give notice under section 979 of the Companies Act, the procedure to be implemented following the date on which the Offer is declared or becomes unconditional under section 979 of the Companies Act to squeeze out all of the outstanding shares in the Target which Bidco has not acquired, contracted to acquire or in respect of which it has not received valid acceptances.

“Squeeze-Out Notice” means a notice issued to a holder of Target Shares by Bidco in accordance with section 979 of the Companies Act.

“Squeeze-Out Rights” means the rights of Bidco pursuant to sections 979 to 982 of the Companies Act to acquire any remaining Target Shares which are the subject of the Offer.

“Subsidiary” means, at any time, as to any Person, any corporation, company or other Person, if at such time the first mentioned Person owns, directly or indirectly, securities or other ownership interests in such corporation, company or other Person having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such corporation, company or other Person.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt”, all (i) obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (ii) obligations of such Person in respect of transactions entered into by such Person (other than deposit liabilities), the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of equity contributions or the issuance of equity interests) and (iii) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (i) or (ii) above that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing).

“Takeover Code” means the UK City Code on Takeovers and Mergers, as administered by the Panel.

“Target” means Micro Focus International plc.

“Target Acquisition” means the acquisition by Bidco of Target Shares pursuant to (a) a Scheme or (b) an Offer and (if applicable) a Squeeze-Out.

“Target Blackout Period” means any relevant period comparable to the Borrower Blackout Period as it relates to the Target taking into account the Target’s customary practices and reporting calendar blackout dates.

“Target Existing Debt” means indebtedness and other obligations of the Target and its Subsidiaries under their credit facilities existing under (a) the Credit Agreement, dated August 31, 2017 (as amended by Amendment No. 1 to Credit Agreement, dated as of January 21, 2022) or (b) the Credit Agreement, dated as of August 31, 2017 (as amended by Amendment No. 1 to Credit Agreement, dated as of June 5, 2020, as amended by Amendment No. 2 to Credit Agreement, dated as of September 2, 2020, as amended by Amendment No. 3 to Credit Agreement, dated as of December 13, 2021, and as amended by Amendment No. 4 to Credit Agreement, dated January 21, 2022).

“Target Group” means the Target and its Subsidiaries.

“Target Refinancing” means, as applicable, (a) the repayment in full of all the outstanding Target Existing Debt and the termination of all commitments in respect thereof, together with any fees, costs, expenses and premiums in relation thereto, (b) the release of any guarantees or liens in respect thereof and (c) the repayment of any fees, costs, expenses and premiums in relation with terminating any hedge agreements in respect thereof.

“Target Security Agreement” has the meaning specified in Section 2.11(3)(b).

“Target Shareholders” means the registered holders of Target Shares at the relevant time.

“Target Shares” means, as at the date of the Offer, the issued and unconditionally allotted ordinary shares in the Target and any further such shares which may be issued or unconditionally allotted, on or after the date of the Offer, pursuant to the exercise of any subscription or conversion rights, options or otherwise.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term B Agreement Agent” means Barclays Bank PLC, or its successor in interest, in its capacity as administrative agent and collateral agent under the Term B Credit Agreement.

“Term B Credit Agreement” means the Credit Agreement dated as of January 16, 2014 by and among Open Text, the Subsidiaries of Open Text party thereto, Barclays Bank PLC as administrative agent and the lenders party thereto from time to time, as amended as of June 16, 2016 and as of February 22, 2017, as amended and restated as of May 30, 2018, and as such Credit Agreement may be further amended, supplemented, restated, amended and restated or modified from time to time in accordance with Section 6.02(14).

“Term Benchmark” when used in reference to any Advance or Borrowing, refers to whether such Advance, or the Advances comprising such Borrowing, are bearing interest at a rate determined by reference to Term SOFR.

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Advance, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Advance on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Advance” means an Advance that bears interest at a rate based on Term SOFR.

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Total Cap” mean a rate per annum equal to 7.75%.

“Transaction Costs” means fees, costs and expenses incurred in connection with the Transactions (i) for any Financial Quarter ended prior to the Closing Date and (ii) thereafter for any Measurement Period ending prior to or at the end of the fourth Financial Quarter ending after the Closing Date in an amount not to exceed U.S. $300,000,000 in the aggregate.

“Transactions” means (i) the execution, delivery and performance by the Borrower of this Agreement and the other Credit Documents, (ii) the borrowing of the Advances, (iii) the consummation of the Target Acquisition, (iv) the Target Refinancing, if applicable, and (iv) the payment of fees and expenses related thereto.

“Trustee” has the meaning assigned to such term in Section 3.04(2).

“Type” has the meaning specified in the definition of “Accommodation” or “Advance”, as the case may be, herein.

“UCC” means the Uniform Commercial Code as in effect in the jurisdiction of organization of any applicable Loan Party.

“ULC” has the meaning specified in the definition of “ULC Shares”.

“ULC Shares” means shares or other equity interests issued by an unlimited company or an unlimited liability company or unlimited liability corporation incorporated or otherwise governed by the laws of any of the provinces of Canada (each, a “ULC”) (other than any shares or other equity interests issued by Open Text ULC, an unlimited liability company governed by the laws of Nova Scotia, or any successor thereof which is a ULC).

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unmatured Surviving Obligations” has the meaning specified in Section 6.01(15)(c).

“Unrestricted Cash” means, at any time when “Consolidated Cash and Permitted Investments held in accounts on the consolidated balance sheet of Open Text as at such date to the extent that such cash and Cash Equivalents would not be required to be classified as “restricted” in accordance with GAAP (other than related to the Credit Documents (or the Liens created thereunder)).

“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.

“U.S. Dollars” and “U.S. $” each mean the lawful money of the United States.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Grantor” means Borrower and any Guarantor organized under the laws of a jurisdiction located within the United States.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Gender and Number

Any reference in the Credit Documents to gender includes all genders, and words importing the singular number only include the plural and vice versa.

Section 1.03 Interpretation not Affected by Headings, etc.

The provisions of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 1.04 Currency

All references in the Credit Documents to dollars or $, unless otherwise specifically indicated, are expressed in U.S. $.

Section 1.05 Certain Phrases, etc.

In any Credit Document (i) (y) the words “including” and “includes” mean “including (or includes) without limitation” and (z) the phrase “the aggregate of,” “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”, and (ii) in the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to (or until) but excluding”.

Section 1.06 Accounting Terms

All accounting terms not specifically defined in this Agreement shall be interpreted in accordance with GAAP.

Section 1.07 Non-Business Days

Whenever any payment is stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or Fees, as the case may be.

Section 1.08 Ratable Portion of Accommodations

References in this Agreement to a Lender’s ratable portion of Advances or ratable share of payments of principal, interest, Fees or any other amount, shall mean and refer to a ratable portion or share as nearly as may be ratable in the circumstances, as determined in good faith by the Administrative Agent. Each such determination by the Administrative Agent shall be prima facie evidence of such ratable share.

Section 1.09 Incorporation of Schedules

The schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it. Such schedules shall be deemed supplemented from time to time pursuant to the express terms of Section 2.11(3).

Section 1.10 Control of Equity Securities

Any reference to “control” when used in the Credit Documents in reference to Equity Securities constituting Collateral shall be interpreted by reference to the Securities Transfer Act (Ontario), the UCC or other relevant Law in effect in the jurisdiction governing the perfection of a security interest in such Collateral.

Section 1.11 Rates

The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, any Term Benchmark or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, any Term Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, any Term Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner that may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, any Term Benchmark or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.12 Quebec Interpretation Clause

For purposes of any property located in the Province of Quebec or charged by any deed of hypothec (or any other Credit Document governed by the laws of the Province of Quebec) and for all other purposes pursuant to which the interpretation or construction of a Credit Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest”, “mortgage” and “lien” shall be deemed to include a “hypothec”, “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Lien as against third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary,” (k) “construction liens” shall be deemed to include “legal hypothecs”, (l) “joint and several” shall be deemed to include “solidary” and “jointly and severally” shall be deemed to include “solidarily” (m) “gross negligence or willful misconduct” shall be deemed to be “intentional or gross fault”, (n) “beneficial ownership” shall be deemed to include “ownership”, (o) “easement” shall be deemed to include “servitude”, (p) “priority” shall be deemed to include “rank” or “prior claim”, as applicable (q) “survey” shall be deemed to include “certificate of location and plan”, (r) “fee simple title” shall be deemed to include “absolute ownership”, (s) “leasehold interest” shall be deemed to include “rights resulting from a lease”, and (t) “lease” shall be deemed to include a “contract of leasing (crédit-bail)”.

ARTICLE 2

CREDIT FACILITY

Section 2.01 Availability

(1)

Each Lender individually, and not jointly and severally, agrees, on the terms and conditions of this Agreement, to make Accommodations ratably to the Borrower in accordance with the amount of such Lender’s portion of the Commitment, and as contemplated in Section 3.01.

(2)	Accommodations under the Bridge Loan Facility shall be made available as Base Rate Advances and SOFR Advances on the terms set forth herein.

(3)	The failure of any Lender to make an Accommodation shall not relieve any other Lender of its obligation, if any, in connection with any such Accommodation, but no Lender is responsible for any other Lender’s failure in respect of such Accommodation.

Section 2.02 Commitments and Facility Limits

(1)	Unless previously terminated or cancelled, the Commitments shall automatically terminate upon the termination of the Certain Funds Period.

(2)	The Bridge Loan Facility shall not revolve and any amount repaid or prepaid, as the case may be, under the Bridge Loan Facility or with respect to the Loans cannot be reborrowed.

(3)

Bridge Loan Advances shall be made available in a single drawing on the Closing Date in an amount not to exceed the outstanding Commitment at such time. The unused portion of the Commitment shall be permanently cancelled on the Closing Date and the Commitment shall be permanently reduced by the amount by which the Bridge Loan Advances on such date are less than the Commitment on such date.

(4)	A conversion from one Type of Accommodation to another Type of Accommodation shall not constitute a repayment or prepayment.

Section 2.03 Use of Proceeds

The Borrower shall use the proceeds of the Bridge Loans for Certain Funds Purposes. The Borrower shall use the proceeds of the Permanent Securities to repay the Loans to the extent required by Section 2.05.

Section 2.04 Mandatory Repayments and Reductions of Commitments

The Borrower shall repay (subject to Section 7.01) the outstanding principal amount of the Loans, together with accrued and unpaid interest, on the Maturity Date.

Upon each issuance of Permanent Securities prior to the Closing Date, the Commitments of each Lender shall be automatically reduced on a pro rata basis by an aggregate amount corresponding to the aggregate gross proceeds of such Permanent Securities.

Section 2.05 Mandatory Prepayments/Offers to Prepay

(1)

Unless a Mandatory Prepayment Suspension is in effect, an amount equal to the Net Proceeds from any Disposition of any Assets (other than Permitted Dispositions, unless such Permitted Disposition is made under clause (iv) of the definition thereof) in excess of U.S. $100,000,000 (or the equivalent amount in any other currency) in the aggregate in each Financial Year (whether individually or in the aggregate) by any Loan Party shall be applied within 10 Business Days of receipt thereof, to the prepayment of Loans in accordance with Section 2.09 hereof; provided that if, for any Financial Year, the threshold amount specified above exceeds the aggregate amount of applicable Dispositions made by Open Text and its Subsidiaries, as determined on a consolidated basis during such Financial Year, the threshold amount set forth above for the succeeding Financial Year shall be increased by 50% of such excess amount; provided, further, that if notice of the

Borrower’s intention to reinvest such Net Proceeds in the Business of the Loan Parties within 365 days of receipt thereof is delivered to the Administrative Agent within 10 Business Days of receipt thereof, such Net Proceeds shall not be applied to prepayment of the Loans as set forth in this Section 2.05(1); provided, further, that if, after delivery of such notice of intention to reinvest such Net Proceeds any such Net Proceeds are (i) no longer intended to be so reinvested or (ii) such Net Proceeds are not so reinvested in the Business of the Loan Parties within 365 days of receipt thereof, then an amount equal to any such Net Proceeds shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(1); provided, however, that if, during such 365-day period, the Borrower has entered into a binding commitment to reinvest such Net Proceeds, the Borrower shall have an additional 180 days from the end of such 365-day period to reinvest such Net Proceeds.

(2)

Unless a Mandatory Prepayment Suspension is in effect, an amount equal to the Net Proceeds of any Debt other than Permitted Debt shall be applied ratably to the prepayment of Loans ratably in accordance with Section 2.09 hereof.

(3)

Unless a Mandatory Prepayment Suspension is in effect, an amount equal to the Net Proceeds of any insurance required to be maintained pursuant to Article 6 (other than business interruption insurance) received by any Loan Party or any of its Subsidiaries on account of each separate loss, damage or injury to any part of the Collateral in excess of U.S. $50,000,000 (unless such proceeds or an amount not less than such proceeds shall have been expended or committed by such Loan Party or such Subsidiary for the repair or replacement of such property within 365 days of receipt of such Net Proceeds), shall be applied (or to the extent the Administrative Agent or the Lenders are loss payees under any insurance policy, the Administrative Agent is hereby irrevocably directed to apply such Net Proceeds) ratably to the prepayment of Loans in accordance with Section 2.09 hereof; provided, however, that if, during such 365-day period, the Borrower has entered into a binding commitment to repair or replace such property with such Net Proceeds, the Borrower shall have an additional 180 days from the end of such 365-day period to repair or replace such property with such Net Proceeds.

(4)

If at the time that any such prepayment would be required under either Section 2.05(1) or 2.05(3), any Loan Party is required to Discharge any Other Applicable Debt with Other Applicable Net Proceeds pursuant to the terms of the documentation governing such Debt, then such Loan Party may apply such Net Proceeds otherwise required to repay the Term Loans pursuant to Section 2.05(1) or 2.05(3), as applicable, on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Debt requiring such Discharge at such time), to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Debt, and the amount of prepayment of the Loans that would have otherwise been required pursuant to Section 2.05(1) or 2.05(3), as applicable, shall be reduced accordingly (provided that the portion of such Net Proceeds allocated to the Other Applicable Debt shall not exceed the amount of such Other Applicable Net Proceeds required to be allocated to the Other Applicable Debt pursuant to the terms thereof and the remaining amount, if any, of such portion of Net Proceeds shall be allocated to the Loans to the extent required in accordance with the terms of Section 2.05(1) or 2.05(3), as applicable).

(5)

The Borrower shall offer to prepay all Loans upon the occurrence of a Change of Control, which offer shall be at 100% of the principal amount of the outstanding Loans, plus, in each case, any accrued and unpaid interest, such prepayment to be applied in accordance with Sections 2.08 and 2.09. Any Lender accepting such offer shall be prepaid in full; provided that if the Majority Lenders shall have accepted such offer, then all Lenders shall be deemed to have accepted such offer and the Borrower shall prepay all outstanding Loans and other amounts under the Bridge Loan Facility (including the principal amount of all outstanding Loans plus any accrued and unpaid interest and fees), with such prepayments to be applied in accordance with Sections 2.08 and 2.09.

(6)	If the Borrower or any of its Subsidiaries shall receive Net Proceeds from the incurrence or issuance (as applicable) by the Borrower or its Subsidiaries of:

(a)

Refinancing Debt other than Refinancing Debt incurred to refinance Debt maturing on or prior to the Bridge Loan Conversion Date (provided, that for the purposes of this Section 2.05(6), the amount of Net Proceeds in respect of Refinancing Debt shall be the aggregate principal amount of Debt or other Obligations refinanced);

(b)	Debt permitted to be incurred under this Agreement as described in paragraph (k) or (p) of the defined term “Permitted Debt” contained in Section 1.01; or

(c)	any Equity Securities (other than Equity Securities issued pursuant to equity compensation arrangements),

then the Borrower shall, in each case, substantially simultaneously with (and in any event not later than the fifth Business Day following the receipt of such Net Proceeds by the Borrower or any such Subsidiary), apply 100% of such Net Proceeds to prepay outstanding Loans in accordance with Sections 2.08 and 2.09; provided that this Section 2.05(6) shall not apply to (i) any indebtedness incurred in the ordinary course of business, including short-term debt for working capital, capital leases, purchase money debt and equipment financings or (ii) any bilateral lines of credit, including any domestic or foreign working capital facility, in each case, to the extent permitted hereunder.

Section 2.06 Optional Prepayments

The Borrower may, subject to the provisions of this Agreement, prepay the Loans at any time without premium or penalty (other than breakage costs, if any, payable pursuant to Section 8.01(2)). Each partial prepayment or reduction shall be in a minimum aggregate principal amount of U.S. $5,000,000 and in an integral multiple of U.S. $1,000,000.

Section 2.07 Fees

Open Text shall pay all Fees, including an annual administrative fee to the Administrative Agent in an amount as agreed to by Open Text and the Administrative Agent.

Section 2.08 Payments under this Agreement

(1)

Unless otherwise expressly provided in this Agreement, the Borrower shall make any payment required to be made by it to the Administrative Agent or any Lender by depositing the amount of the payment in the relevant currency to the Borrower’s Account not later than 10:00 a.m. (New York time) on the date the payment is due. The Borrower shall make each such payment in U.S. Dollars. In respect of the Bridge Loan Facility and the Loans, the Administrative Agent shall distribute to each applicable Lender, promptly on the date of receipt by the Administrative Agent of any payment, an amount equal to the amount then due each such Lender.

(2)

Unless otherwise expressly provided in this Agreement, the Administrative Agent shall make Accommodations under the Bridge Loan Facility and other payments to the Borrower under this Agreement by crediting the Borrower’s Account (or causing the Borrower’s Account to be credited) with, or by wire transferring to such account(s) as may be directed by the Borrower, the amount of the payment not later than 2:00 p.m. (New York time) on the date the payment is to be made.

(3)

The Borrower hereby authorizes each Lender, if and to the extent any payment owed to such Lender by the Borrower is not made to the Administrative Agent when due, to charge from time to time any amount due against any or all of the Borrower’s accounts with such Lender upon notice to the Borrower.

Section 2.09 Application of Payments and Prepayments

(1)

Each prepayment pursuant to Section 2.05(1), Section 2.05(2), Section 2.05(3), Section 2.05(6) or Section 2.06 shall be applied ratably to Loans based on the aggregate principal amount of Loans outstanding at such time; provided that in the event any Lender or Affiliate of a Lender purchases debt securities from the Borrower pursuant to a Securities Demand as set forth in Section 6.01(19)(b) at an issue price above the level at which such Lender or Affiliate has determined such New Securities can be resold by such Lender or Affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such New Securities may, at the option of such Lender or Affiliate, be applied first to repay the Loans held by such Lender or Affiliate (provided that if there is more than one such Lender or Affiliate then such net proceeds will be applied pro rata to repay Loans of all such Lenders or Affiliates in proportion to such Lenders’ or Affiliates’ principal amount of New Securities purchased from the Borrower) prior to being applied to prepay the Loans held by other Lenders.

(2)

All amounts received by the Administrative Agent from or on behalf of a Borrower and not previously applied pursuant to this Agreement shall be applied by the Administrative Agent as follows (i) first, in reduction of the Borrower’s obligation to pay any unpaid interest and any Fees which are due and owing; (ii) second, in reduction of the Borrower’s obligation to pay any claims or losses referred to in Section 14.01; (iii) third, in reduction of the Borrower’s obligation to pay any amounts due and owing on account of any unpaid principal amount of the Loans which are due and owing; (iv) fourth, in reduction of any other obligation of the Borrower under this Agreement and the other Credit Documents; and (v) fifth, to the Borrower or such other Persons as may lawfully be entitled to or directed by a Borrower to receive the remainder.

Section 2.10 Computations of Interest and Fees

(1)

All computations of interest shall be made by the Administrative Agent taking into account the actual number of days occurring in the period for which such interest is payable pursuant to Section 3.04(1), and (i) if based on the Base Rate, a year of 365 days or 366 days, as the case may be; or (ii) if based on the Term SOFR Reference Rate, on the basis of a year of 360 days.

(2)

All computations of Fees shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, taking into account the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.

(3)

For purposes of the Interest Act (Canada), (i) whenever any interest or Fee under this Agreement is calculated using a rate based on a number of days less than a full year, such rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by the number of days comprising such calculation basis; (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement; and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(4)

If any provision of this Agreement or of any of the other Credit Documents would obligate a Loan Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by Law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Lender under the applicable Credit Document, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Party paying the amount shall be entitled, by notice in writing to such Lender, to obtain reimbursement from such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to the Borrower or Guarantor. Any amount or rate of interest referred to in this Section 2.10(4) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loans remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the date of this Agreement to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

Section 2.11 Security

(1)

In each case subject to Permitted Exceptions, by the applicable dates specified below, the Borrower shall provide or cause to be provided by the Guarantors, in each case, to the Administrative Agent, for and on behalf of the Lenders, as continuing collateral security for the present and future indebtedness and liability of the Borrower and the obligations of the Guarantors under the Guarantees, respectively, to the Administrative Agent and the Lenders hereunder and under the other Credit Documents, the following security (the “Security”), in form and substance satisfactory to the Administrative Agent, acting reasonably, together with any relevant reasonably required power of attorney, registrations, filings and other supporting documentation deemed necessary by the Administrative Agent or its counsel to perfect the same or otherwise in respect thereof:

(a)	on the Effective Date, a Guarantee;

(b)

on the Effective Date, general security agreements (which, for greater certainty, shall not include a hypothec with respect to moveable property located in the Province of Québec) in a form substantially similar to the Existing Canadian Security Agreements or Existing U.S. Security Agreement, as applicable, constituting a security interest in all personal property (or moveable property, as applicable) and assets of the Loan Parties (including all contract rights, inventory, accounts, general intangibles, Equity Securities, deposit accounts, Intellectual Property, equipment and proceeds of the foregoing), which security interest shall be of first priority, subject, if and to the extent applicable, to any Permitted Encumbrances (each being an “Effective Date Security Agreement”), and subject to the grace periods specified in each Effective Date Security Agreement and in connection with deposit accounts, Section 6.01(15)(c), with respect to items of Collateral that cannot be perfected by the filing of a PPSA or UCC financing statement; and

(c)	within 120 days following (x) the Closing Date or (y) the acquisition of any Material Owned Real Property (or, if earlier, at the same time provided to the Revolving Credit Agreement Agent, the Term B Agreement Agent or the New TLB Agent), debentures, mortgages, deeds of trust or deeds to secure debt (or immoveable hypothec, as applicable) constituting a charge on such real property (or immoveable property, as applicable) of the Loan Parties (as determined by the Administrative Agent), which charge shall be a first ranking and exclusive charge, subject, if and to the extent applicable, to any Permitted Encumbrances (each being a “Debenture”).

(2)

Subject to Permitted Exceptions, Open Text will from time to time at its expense duly authorize, execute and deliver (or cause the applicable Loan Party to authorize, execute and deliver) to the Administrative Agent such further instruments and documents and take such further action as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits granted or intended to be granted to the Administrative Agent, or any Lender or the Collateral Agent by the Credit Documents and of the rights and remedies therein granted to the Administrative Agent, or any Lender or the Collateral Agent, including the filing of financing statements or other documents under any Law with respect to the Encumbrances created thereby. The Loan Parties acknowledge that the Credit Documents have been prepared on the basis of Law in effect on the Effective Date, and that changes to Law may require the execution and delivery of different forms of documentation, and accordingly the Administrative Agent shall have the right (acting reasonably) to require that the Credit Documents be amended, supplemented or replaced (and Open Text shall, or shall cause the applicable Loan Party to duly authorize, execute and deliver to the Administrative Agent any such amendment, supplement or replacement reasonably requested by the Administrative Agent with respect to any of the Credit Documents) within 30 days of written request therefor (i) to reflect any Change in Law, whether arising as a result of statutory amendments, court decisions or otherwise; (ii) to facilitate the creation and registration of appropriate forms of security in applicable jurisdictions; or (iii) to confer upon the Administrative Agent Encumbrances similar to the Encumbrances created or intended to be created by the Credit Documents.

(3)

Within (x) 120 days following the Closing Date or (y) with respect to Bidco, 30 days after the Effective Date (or, in either case, such later date as the Administrative Agent may agree in its reasonable discretion), Open Text will, at its expense, cause the delivery to the Administrative Agent of:

(a)

in the case of Bidco, the Target and any Material Target Subsidiary domiciled in the United Kingdom, such security agreements, debentures, mortgages, pledge agreements or other agreements or instruments as may be reasonably necessary to grant a security interest in its assets on terms substantially similar to the Existing U.K. Security Documentation, as applicable;

(b)

in the case of the Target and any Material Target Subsidiary domiciled in the United States or Canada, general security agreements (which, for greater certainty, shall not include a hypothec with respect to moveable property located in the Province of Québec) in a form substantially similar to the Existing Canadian Security Agreements or Existing U.S. Security

Agreement (or in the form of joinder thereto as the Administrative Agent may agree), as applicable, constituting a security interest in all personal property (or moveable property, as applicable) and assets of each such Person (including all contract rights, inventory, accounts, general intangibles, Equity Securities, deposit accounts, Intellectual Property, equipment and proceeds of the foregoing), which security interest shall be of first priority, subject, if and to the extent applicable, to any Permitted Encumbrances (each being a “Target Security Agreement”), and subject to the grace periods specified in each Target Security Agreement and in connection with deposit accounts, Section 6.01(15)(c), with respect to items of Collateral that cannot be perfected by the filing of a PPSA or UCC financing statement;

(c)

in the case of Bidco, the Target and any Material Target Subsidiary domiciled in the United Kingdom, the United States or Canada, a Guarantee (or in the form of joinder thereto as the Administrative Agent may agree); and

(d)

in the case of Bidco, the Target and any Material Target Subsidiary domiciled in the United Kingdom, the United States or Canada, such corporate resolutions, certificates, legal opinions and such other related documents, including, in respect of real property, reasonably satisfactory title insurance or a reasonably satisfactory title opinion and surveys, as shall be reasonably requested by the Administrative Agent and consistent with the relevant forms and types thereof delivered on the Effective Date or as shall be otherwise reasonably acceptable to the Administrative Agent;

In connection with the joinder of Bidco, the Target or any of its Subsidiaries as a Guarantor hereunder pursuant to this clause (3), Open Text will cause Bidco, the Target and each applicable Subsidiary thereof to (i) certify to the Administrative Agent that (x) the representations and warranties contained in Article 5 are true and correct with respect to Bidco, the Target or such Subsidiary, as applicable, in all material respects as if made by such Person on and as of the date of such joinder, and (y) no event has occurred and is continuing that would constitute a Default or an Event of Default with respect to Bidco, the Target or such Subsidiary, as applicable, on and as of the date of such joinder and (ii) deliver to the Administrative Agent such supplemental schedules as may be necessary for Bidco, the Target and each such Subsidiary to accurately make the foregoing certifications. Upon the delivery of any such supplemental schedules to the Administrative Agent, the corresponding schedule attached to this Agreement shall be deemed to include the information set forth in the applicable supplemental schedule on and after the date of such delivery.

(4)

(x) Within 45 days following the Effective Date and (y) at the time of the joinder of the Target or any of its Subsidiaries as a Guarantor hereunder pursuant to clause (3) above, Open Text will, at its expense, deliver to the Administrative Agent a customary perfection certificate (in form and substance reasonably satisfactory to the Administrative Agent) with respect to each Loan Party at the time each such certificate is required to be delivered.

Section 2.12 Defaulting Lenders

(1)

Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)	That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 16.01(4).

(b)

Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.01), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Borrowing in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Borrowings under this Agreement; fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and fifth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c)

That Defaulting Lender shall not be entitled to receive any fee hereunder for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(2)

If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Borrowings to be held on a pro rata basis by the Lenders in accordance with their ratable shares, whereupon that Lender will cease to be a Defaulting Lender;

provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.13 [Reserved]

Section 2.14 Benchmark Replacement Setting

(1)

Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, then (A) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document and (B) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders.

(2)

Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(3)

Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(4). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 2.14.

(4)

Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including any Term Benchmark) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(5)

Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term Benchmark Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that any tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

Section 2.15 Inability to Determine Rates; Illegality.

(1)

Subject to Section 2.14, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term Benchmark” cannot be determined in accordance with the terms of this Agreement on or prior to the first day of any Interest Period, the Administrative Agent will promptly so notify the Borrower and each Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make or continue Term Benchmark Advances or to convert Base Rate Advances to Term

Benchmark Advances shall be suspended (to the extent of the affected Term Benchmark Advances or, in the case of a Term Benchmark Borrowing, the affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term Benchmark Advances (to the extent of the affected Term Benchmark Advances or, in the case of a Term Benchmark Borrowing, the affected Interest Periods) or, failing that, in the case of any request for an affected Term Benchmark Borrowing, then such request shall be ineffective and (ii) any outstanding affected Term Benchmark Advances denominated in U.S. Dollars will be deemed to have been converted into Base Rate Loans. Upon any such conversion, the Borrower shall also pay any additional amounts required pursuant to Section 8.01. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term Benchmark” cannot be determined in accordance with the terms of this Agreement, in each case on any given day, the interest rate on Base Rate Advances shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent revokes such determination.

(2)

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Advances whose interest is determined by reference to any Term Benchmark, or to determine or charge interest rates based upon any Term Benchmark, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Term Benchmark Advances or to convert Base Rate Advances to Term Benchmark Advances shall be suspended, and (b) the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Term Benchmark Advances of such Lender to Base Rate Advances (the interest rate on which Base Rate Advances of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the interest payment date therefor, if such Lender may lawfully continue to maintain such Term Benchmark Advances to such day, or immediately, if such Lender may not lawfully continue to maintain such Term Benchmark Advances and (ii) if necessary to avoid such illegality, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to clause (c) of the definition of “Base Rate” until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon any Term Benchmark.

ARTICLE 3

TERM LOAN CREDIT FACILITY ADVANCES

Section 3.01 The Advances.

(1)

Each Lender individually, and not jointly and severally (or solidarily) agrees, on the terms and conditions of this Agreement, to make Bridge Loan Advances to the Borrower on the Closing Date for any Certain Funds Purpose (including, after giving effect to the Target Acquisition, to fund the Target Refinancing), in each case, in an aggregate amount not to exceed such Lender’s ratable portion of the Commitment.

(2)	The Administrative Agent shall give each applicable Lender prompt notice of any Borrowing Notice received from the Borrower and of each applicable Lender’s ratable portion of any Accommodation.

Section 3.02 Procedure for Borrowing.

Each Borrowing under the Bridge Loan Facility shall be in a minimum amount of (i) U.S. $1,000,000 and in an integral multiple of U.S. $100,000 in the case of Borrowings by way of SOFR Advances or Base Rate Advances; and (ii) shall be made on the number of days prior notice specified in Schedule 3, given not later than 10:00 a.m. (New York time), in the case of Base Rate Advances, and 12:00 p.m. (New York time), in all other cases, in each case by the Borrower to the Administrative Agent. Each notice of a Borrowing (a “Borrowing Notice”) shall be in substantially the form of Schedule 1, shall be irrevocable and binding on the Borrower once given by it to the Administrative Agent, and shall specify (i) the requested date of the Borrowing; (ii) the aggregate amount and currency of the Borrowing; (iii) the Type of Advances comprising the Borrowing; and (iv) in the case of a SOFR Advance, the initial Interest Period applicable to such Advance. Upon receipt by the Administrative Agent of funds from the Lenders and fulfillment of the applicable conditions set forth in Article 4, the Administrative Agent will make such funds available to the Borrower in accordance with Article 2.

Section 3.03 Conversions and Elections Regarding Advances

(1)

Each Advance shall initially be the Type of Advance specified in the applicable Borrowing Notice and shall bear interest at the rate applicable to such Type of Advance (determined as provided in Section 3.04(1)) until (i) in the case of a SOFR Advance the end of the initial Interest Period applicable thereto as specified in the applicable Borrowing Notice, (ii) in the case of a Base Rate Advance, the date on which the relevant Type of Advance is repaid in full or is changed to another Type of Advance pursuant to and to the extent permitted by Section 3.03(2), or (iii) in the case of any Advance, it is converted to another Type of Advance pursuant to and to the extent permitted by Section 3.03(2).

(2)	The Borrower may elect to (i) change any Advance outstanding to another Type of Accommodation denominated in the same currency available thereunder in accordance with Section 3.03(3), (x) in the case of a Base Rate Advance, as of any Business Day or (y) in the case of a SOFR Advance as of the last day of the Interest Period, applicable to such SOFR Advance; or (ii) continue any SOFR Advance for a further Interest Period, beginning on the last day of the then current Interest Period, in accordance with Section 3.03(3).

(3)

Each election to change from one Type of Advance to another Type of Advance under the Bridge Loan Facility or to continue a SOFR Advance for a further Interest Period shall be made on the number of days prior notice specified in Schedule 3 given, in each case, not later than 12:00 p.m. (New York time) by the Borrower to the Administrative Agent. Each such notice (an “Interest Rate Election Notice”) shall be given substantially in the form of Schedule 2 and shall be irrevocable and binding upon the Borrower. If the Borrower fails to deliver an Interest Rate Election Notice to the Administrative Agent for any SOFR Advance as provided in this Section 3.03(3), such SOFR Advance shall be converted (as of the last day of the applicable Interest Period) to and thereafter shall be outstanding as a Base Rate Advance. The Borrower shall not select an Interest Period which conflicts with the definition of Interest Period in Section 1.01 or with the repayment schedule in Section 2.05.

(4)

Upon the occurrence of, and during the continuance of, an Event of Default, the Borrower shall not have the right to convert Advances into, or to continue, SOFR Advances, and each SOFR Advance shall convert to a Base Rate Advance, in the case of the Bridge Loan Facility at the end of the applicable Interest Period.

Section 3.04 Permanent Refinancing

(1)

Conversion to Extended Term Loans. On the Bridge Loan Conversion Date, so long as (i) no order, decree, injunction or judgment enjoining the conversion of Bridge Loans to Extended Term Loans is in effect, (ii) no Event of Default under Section 7.01(1)(a), (b) or (l) shall have occurred and then be continuing, (iii) the Conversion Fee shall have been paid and (iv) the Administrative Agent receives an officer’s certificate from the Borrower certifying to the foregoing, all outstanding Bridge Loans shall be converted into term loans (each, an “Extended Term Loan”) having an aggregate principal amount equal to the principal amount of such Bridge Loans not repaid in cash on or prior to such date. Upon such conversion, each Lender shall cancel on its records a principal amount of the Bridge Loans held by such Lender corresponding to the principal amount of Extended Term Loans issued by such Lender, which corresponding principal amount of the Bridge Loans shall be satisfied by the conversion of such Bridge Loans into Extended Term Loans in accordance with this Section 3.04(1). If an Event of Default under Section 7.01(1)(a), (b) or (l) shall have occurred and be continuing on the Bridge Loan Conversion Date, the Bridge Loans shall not be so converted and the Bridge Loans shall be due and payable on the Bridge Loan Conversion Date.

(2)	Exchange for Senior Exchange Notes.

(i)	On any Business Day on or after the Bridge Loan Conversion Date, at the option of the applicable Lender, the Extended Term Loans may be exchanged in whole or in part for one or more Senior Exchange Notes having an aggregate principal amount equal to the unpaid principal amount of such Extended Term Loans (an “Exchange”; the date on which any Exchange is or is proposed to be consummated is referred to herein as the “Exchange Date”). The Borrower shall not be required to issue Senior Exchange Notes in any Exchange unless the Borrower shall have received requests to issue at least U.S. $250,000,000 in aggregate principal amount of Senior Exchange Notes (or, if less, an aggregate principal amount equal to the amount of outstanding Extended Term Loans); provided, however, that the foregoing requirement shall not apply with respect to any Exchange with respect to the issuance of additional Senior Exchange Notes of the same series Senior Exchange Notes that are outstanding under an existing Permanent Securities Indenture.

(ii)

Such Lender shall provide the Borrower prior written notice of such election (each such notice, an “Exchange Notice” and the first such notice, the “Initial Exchange Notice”), at least five Business Days prior to the Exchange Date. The Exchange Notice shall specify the principal amount of Extended Term Loans to be exchanged (in a minimum aggregate principal amount of U.S. $5,000,000 and in an integral multiple of U.S. $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents to a lower amount (each such consent not to be unreasonably withheld or delayed)). Extended Term Loans exchanged for Senior Exchange Notes pursuant to this Section 3.04(2) shall be deemed repaid and canceled, and the Senior Exchange Notes so issued shall be governed by the provisions of the Permanent Securities Indenture.

(iii)

For each Exchange, the provisions of the Senior Exchange Notes issued in such Exchange shall contain terms, conditions, covenants and events of defaults, in each case (other than as provided herein) customary for senior notes by the Company (and not more restrictive to the issuer and guarantors than the existing indentures of the Company) (taking into account that the Senior Exchange Notes will be secured notes) (the “Documentation Standard”), as modified to reflect then-prevailing market conditions as reasonably determined by the Book-Runners and the financial condition and prospects of the Borrower and its Subsidiaries at such time, but in any event shall (1) have the same guarantors as the Extended Term Loans and (2) be Qualifying Securities which (A) bear interest, payable in cash, at a fixed rate at the Total Cap, (B) mature on the Final Maturity Date, (C) have high-yield-style call protection, with a non-call period of three years and (D) are issued in a Rule 144A offering or pursuant to another exemption from registration.

(iv)

Not later than the Exchange Date specified in any Exchange Notice, the Borrower shall (A) deliver a written notice to the trustee under the Permanent Securities Indenture (the “Trustee”), directing such Trustee to authenticate and deliver Senior Exchange Notes as specified in the

Exchange Notice and (B) use all commercially reasonable efforts to effect delivery of such Senior Exchange Notes to the requesting Lender.

(v)

In connection with any Exchange pursuant to this Section 3.04(2), the Borrower will comply with all of the provisions of Section 6.01(19) (including the provisions of such section with respect to the timing of deliverables or other conditions to be met, which requirements with respect to timing will apply in lieu of those set forth in this Section 3.04(2)), unless the requirements of this clause (v) are waived in writing by the Majority of the Book-Runners in their sole discretion.

(3)	The Borrower agrees that prior to (or, where applicable, simultaneous with) any exchange of Extended Term Loans for Senior Exchange Notes:

(i)

The Borrower shall have selected a bank or trust company reasonably acceptable to the Lenders to act as Trustee; provided that the Trustee shall at all times be a corporation organized and doing business under the laws of the United States, any state of the United States or the District of Columbia, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by federal or state authority and which has a combined capital and surplus of not less than U.S. $250,000,000.

(ii)	The Borrower, each Guarantor and the Trustee shall have entered into the Permanent Securities Indenture, which shall be subject to the Documentation Standard.

(iii)

The Borrower and each Guarantor shall have provided to the Administrative Agent copies of resolutions of its board of directors approving the execution and delivery of the Permanent Securities Indenture and, in the case of the Borrower, the issuance of the Senior Exchange Notes, together with a customary certificate of the secretary of the Borrower or such Guarantor certifying such resolutions.

(iv)

The Borrower shall have caused its counsel to deliver to the Administrative Agent an executed legal opinion in form and substance customary for a transaction of that type and as reasonably requested by the Administrative Agent (including, without limitation, with respect to due authorization, execution and delivery, validity and enforceability of the Permanent Securities Indenture, and the Senior Exchange Notes (and any guarantee thereof)).

(4)

If the foregoing conditions set forth in Section 3.04(3) are not satisfied on the Exchange Date specified in the applicable Exchange Notice, then the Lenders shall retain all of their rights and remedies with respect to the Extended Term Loans pursuant to this Agreement until such conditions are satisfied and the Extended Term Loans are so exchanged for Senior Exchange Notes. The Borrower agrees to satisfy the conditions set forth in Section 3.04(3) no later than the Exchange Date specified in the applicable Exchange Notice.

(5)

The Borrower and each Guarantor agrees that neither it, nor anyone acting on its behalf, will (i) offer or sell the Extended Term Loans or the Senior Exchange Notes so as to subject the making, issuance and/or sale of the Extended Term Loans or the instruments evidencing the Senior Exchange Notes to the registration requirements of the Securities Act or (ii) offer any similar securities for issuance or sale to, or solicit any person to acquire any of the same from, or otherwise approach or negotiate with respect to the same with, anyone if the issuance or sale of the Extended Term Loans, the instruments evidencing the Senior Exchange Notes and any such securities would be integrated as a single offering for the purposes of the Securities Act, including, without limitation, Regulation D thereunder, in such a manner as would require registration thereof under the Securities Act. Subject to the terms of the Permanent Securities Indenture, each of the Senior Exchange Notes shall have a legend setting forth the restrictions on the transferability thereof imposed by the Securities Act for so long as such restrictions apply.

Section 3.05 Interest on Advances

The Borrower shall pay interest on the unpaid principal amount of each Extended Term Loan, at a rate per annum equal to the Total Cap, in arrears (i) on the first Business Day of each Financial Quarter in each Financial Year; and (ii) when such Extended Term Loan becomes due and payable in full pursuant to the provisions hereof. The Borrower shall pay interest on the unpaid principal amount of each Bridge Loan made to it, from the date of such Bridge Loan Advance until such principal amount is repaid in full, at the following rates per annum; provided, however, that subject to clause (3) below, at no time will the per annum interest rate on the Bridge Loans exceed the Total Cap:

(1)

Base Rate Advances. If and so long as such Bridge Loan Advance is a Base Rate Advance and subject to clause (3) below, at a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin, calculated daily and payable in arrears (i) on the first Business Day of each Financial Quarter in each Financial Year; and (ii) when such Base Rate Advance becomes due and payable in full pursuant to the provisions hereof.

(2)	SOFR Advances.

(a)

If and so long as such Bridge Loan Advance is a Term SOFR Advance and subject to clause (3) below, at a rate per annum equal, at all times during each Interest Period for such SOFR Advance, to the sum of Term SOFR for such Interest Period plus the Applicable Margin for Term SOFR Advances payable on the earliest of (i) if the Interest Period is longer than three months, every three months after the date of the relevant Term SOFR Advance; (ii) on the last day of such Interest Period; and (iii) when such Term SOFR Advance becomes due and payable in full pursuant to the provisions hereof.

(b)

If and so long as such Bridge Loan Advance is a Daily Simple SOFR Advance and subject to clause (3) below, at a rate per annum equal at all times to the sum of Daily Simple SOFR plus the Applicable Margin for Daily Simple SOFR Advances calculated daily and payable in arrears (i) on the first Business Day of each Financial Quarter in each Financial Year; and (ii) when such Daily Simple SOFR Advance becomes due and payable in full pursuant to the provisions hereof.

(3)

Default Interest. Upon the occurrence and during the continuance of an Event of Default, subject to Law, the Borrower shall pay interest on the obligations in respect of the Bridge Loan Facility and in respect of the Extended Term Loans (“Default Interest”) on (i) the unpaid principal amount of each Bridge Loan Advance and each Extended Term Loan to each applicable Lender, payable in arrears on the dates referred to in clause (1) or (2) above, as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Bridge Loan Advance or such Extended Term Loan pursuant to clause (1) or (2) above, as applicable, and (ii) the amount of any interest, fee or other amount payable under this Agreement or any other Credit Document to the Administrative Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, and, in all other cases, on Base Rate Advances pursuant to clause (1) above.

ARTICLE 4

CONDITIONS OF LENDING

Section 4.01 Conditions Precedent to the Effective Date

(1)

The Commitments of each Lender hereunder shall become effective and the Effective Date shall occur subject to the satisfaction (with the Administrative Agent acting reasonably in assessing whether the conditions precedent are satisfied) or waiver in accordance with Section 16.01 of the following conditions precedent:

(a)

The Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower confirming that (i) the representations and warranties contained in Article 5 are true and correct in all material respects on and as of the Effective Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date, and (ii) no event has occurred and is continuing that would constitute a Default or an Event of Default.

(b)

The Borrower shall have delivered to the Administrative Agent, on or before the Effective Date, the following in form, substance and dated as of a date satisfactory to the Lenders, acting reasonably, and their counsel and in sufficient quantities for each Lender:

(i)

a certificate of a Responsible Officer of each Loan Party certifying: (A) the charter documents and by-laws (or equivalent governing documents) of such Loan Party; (B) the resolutions of the board of directors (or any duly authorized committee or other governing body thereof) or of the shareholders, as the case may be, of such Loan Party approving the entering into of this Agreement and each other Credit Documents to which they are a party; (C) all other instruments evidencing necessary corporate, company or partnership action of each Loan Party and of any required Authorization with respect to such matters; and (D) the names and true signatures of its officers authorized to sign this Agreement and the other Credit Documents manually or by mechanical means;

(ii)	a certificate of status, compliance, good standing or like certificate with respect to each Loan Party issued by the appropriate government official in the jurisdiction of its incorporation;

(iii)

this Agreement, duly executed by the Borrower, the Guarantors and each Lender, and the Security Documents, duly executed by each applicable Loan Party and the Collateral Agent, required to be delivered on the Effective Date, as applicable, pursuant to Section 2.11;

(iv)

evidence of registration or filing (or that the applicable PPSA or UCC financing statements are in proper form for registration or filing) in the necessary jurisdictions or notice thereof in favour of the Collateral Agent, the Administrative Agent or the Lenders, as required under Law, to perfect the Encumbrances created by the Security Documents;

(v)

subject to Section 2.11, satisfactory evidence that the Collateral Agent or Administrative Agent (on behalf of the Lenders) shall, upon the registrations, filings and notices referred to in the foregoing clause (iv), have a valid and perfected first priority (subject to Permitted Encumbrances) security interest in the Collateral or that arrangements in respect thereof shall have been made that are reasonably satisfactory to the Administrative Agent, in each case, to the extent required by the terms of the Security Documents;

(vi)

reasonably satisfactory opinions of outside counsel or, with respect to general corporate matters, in-house counsel to the Loan Parties in the jurisdiction of incorporation of each Loan Party and in each jurisdiction specified by the Administrative Agent as is relevant to confirm, inter alia, corporate existence, due authorization, execution and enforceability of all Credit Documents, and the validity and perfection of the Encumbrances created by the applicable Credit Documents;

(vii)	satisfactory lien search results regarding the Loan Parties in the jurisdiction of incorporation of each Loan Party and in each other jurisdiction reasonably specified by the Administrative Agent;

(viii)	a certificate of a Financial Officer of Open Text attesting to the Solvency of Open Text and its Subsidiaries, taken as a whole (in the form of Schedule 7 hereto);

(ix)

(x) GAAP audited consolidated balance sheets and related statements of income, changes in equity and cash flows of Open Text for the three most recent fiscal years, ended at least 90 days prior to the Effective Date; and (y) GAAP unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of Open Text for each subsequent fiscal quarter after June 30, 2022 ended at least 45 days before the Effective Date; provided that the condition in this Section 4.01(1)(b)(ix) shall be deemed satisfied so long as such financials are included in Open Text’s Form 10-K, 10-Q, 8-K or other filing, as applicable, filed with the Securities and Exchange Commission; and

(x)

(x) all documentation and other information required by regulatory authorities with respect to Open Text and the Guarantors under applicable “know your customer” rules and regulations, including the USA PATRIOT Act at least three Business Days prior to the Effective Date (or such later date as the Administrative Agent may reasonably agree) to the extent requested by the Lead Arrangers at least ten (10) Business Days in advance of the Effective Date and (y) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to it.

(c)

All accrued fees and expenses (subject to the provisions of any applicable fee letters and including for the avoidance of doubt reasonable fees and out-of-pocket costs of legal counsel of the Administrative Agent and Lead Arrangers) and other compensation due and payable to the Administrative Agent, the Lead Arrangers and the Lenders required to be paid on the Effective Date shall have been paid.

(d)	The Administrative Agent shall have received a draft Scheme Press Release in form and substance reasonably satisfactory to the Administrative Agent.

(e)	The Administrative Agent shall have received a fully executed copy of the New TLB Credit Agreement.

(f)

The Administrative Agent shall have received a fully executed copy of a “Joinder Agreement” (as defined in the Intercreditor Agreement) and each other document contemplated by the Intercreditor Agreement (including an acknowledgment and confirmation by the other “Authorized Representatives” party thereto) to cause (w) each Credit Document to be designated as an “Other First-Priority Agreement” thereunder, (x) the Obligations to be designated as “Other First-Priority Obligations” thereunder, (y) the Administrative Agent and the Lenders to be designated as “Other First-Priority Secured Parties” thereunder and (z) the Administrative Agent to be designated as an “Authorized Representative” thereunder with respect to the Obligations.

(2)

Upon satisfaction of the conditions set forth in Section 4.01(1), the Administrative Agent shall confirm to the Lenders and the Borrower that the Effective Date has occurred on the date of this Agreement.

Section 4.02 Conditions to Closing Date.

Subject to Section 4.03, the obligation of each Lender to make a Bridge Loan on the Closing Date shall be subject to all of the following conditions precedent having been satisfied or waived in accordance with Section 16.01 on or prior to the Closing Date:

(1)	Effective Date. The Effective Date shall have occurred.

(2)	Officer’s Certificate. The Administrative Agent shall have received the Closing Date Officer’s Certificate.

(3)	Scheme/Offer Sanctioned. If the Target Acquisition is pursuant to:

(a)	a Scheme, then the Scheme Effective Date shall have occurred; or

(b)	an Offer, then the Offer Unconditional Date shall have occurred,

in each case without the Borrower having agreed to any Materially Adverse Amendment to the applicable Acquisition Documents except in accordance with Section 6.01(17)(b).

(4)

Absence of Certain Funds Event of Default and Accuracy of Certain Funds Representations. On the Closing Date, immediately before and after giving effect to the making of and application of proceeds of the applicable Borrowing, no Certain Funds Event of Default shall have occurred which is continuing and the Certain Funds Representations shall be true in all material respects (or if already qualified by materiality, in all respects).

(5)

Fees. The Lenders, the Administrative Agent and the Lead Arrangers shall have received all fees required to be paid under this Agreement, the Fee Letters and any other letter agreement between the Borrower and any such Person (or arrangements for such fees to be deducted by the Administrative Agent from the proceeds of the Bridge Loan shall have been made) on or prior to the Closing Date (and for the avoidance of doubt, a direction by the Borrower to the Administrative Agent to deduct the full amount of such fees from the proceeds of the Bridge Loan to be funded on the Closing Date in the applicable request for a borrowing of Bridge Loans on the Closing Date or a closing funds flow demonstrating to the reasonable satisfaction of the Administrative Agent that such fees will be paid on the Closing Date shall each be sufficient to satisfy this condition).

(6)

The loans under the New TLB Credit Agreement shall be made substantially concurrently to the Borrower in an aggregate principal amount not less than $2,585,000,000 (subject to any adjustments pursuant to the Flex Letter).

Section 4.03 Actions during Certain Funds Period.

Notwithstanding anything to the contrary in this Agreement, during the Certain Funds Period no Lender shall (unless (i) in the case of a particular Lender, in respect of clause (3) below, it would be illegal for such Lender to participate in making the Bridge Loan; provided that the occurrence of such event in relation to one Lender shall not relieve any other Lender of its obligations hereunder, (ii) a Certain Funds Event of Default has occurred and is continuing or, in respect of clause (3) below, would result from making such Bridge Loans, (iii) in respect of clause (3) below, a Lender is not obligated pursuant to Section 4.02 to make a Bridge Loan or (iv) any Certain Funds Representation is incorrect in any material respect (or if already qualified by materiality, in any respect)) be entitled to:

(1)	cancel or terminate any of its Commitments (subject to any commitment reductions made pursuant to Section 2.04);

(2)

rescind, terminate or cancel this Agreement or any of the Bridge Loans or exercise any similar right or remedy or make or enforce any claim under this Agreement it may have to the extent to do so would prevent or limit the making of its Bridge Loans;

(3)	refuse to participate in the making of its Bridge Loans, subject to satisfaction of the conditions set forth in Section 4.02;

(4)	exercise any right of set-off or counterclaim or similar right or remedy to the extent to do so would prevent or limit the making of its Bridge Loans; or

(5)	cancel, accelerate or cause repayment or prepayment of any amounts owing under any Credit Document to the extent to do so would prevent or limit the making of its Bridge Loans;

provided that (x) immediately upon the expiration of the Certain Funds Period, all such rights, remedies and entitlements shall be available to the Lenders if applicable at such time notwithstanding that they may not have been used or been available for use during the Certain Funds Period and (y) in the event that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied or any representation or warranty in respect thereof deemed to be incorrect, no failure or delay by the Administrative Agent or any Lender in exercising any right or power during the Certain Funds Period shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power during the Certain Funds Period, preclude any other or further exercise thereof or the exercise of any other right or power immediately upon the end of the Certain Funds Period, including, but not limited to, the right to make a claim for damages.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties

The Loan Parties represent and warrant to each Lender, on the Effective Date and on the Closing Date, acknowledging and confirming that each Lender is relying thereon without independent inquiry in entering into this Agreement and providing Loans hereunder, that:

(1)

Incorporation and Qualification. Each Loan Party and each of its Subsidiaries is duly incorporated or formed, continued or amalgamated as the case may be, and validly existing under the laws of the jurisdiction of its organization (which, as of the Effective Date, is set forth in Schedule A) and each is duly qualified, licensed or registered to carry on business under the Laws applicable to it in all jurisdictions in which the nature of its Assets or business makes such qualification necessary and where failure to be so qualified, licensed, registered, duly incorporated, formed or continued or amalgamated would have a Material Adverse Effect.

(2)

Corporate Power. Each Loan Party and each of its Subsidiaries (i) has all requisite corporate or other power and authority to own and operate its properties and Assets and to carry on the Business carried on by it and any other business as now being conducted by it, except to the extent that any failure of the foregoing would not reasonably be expected to have a Material Adverse Effect; and (ii) has all requisite corporate or other power and authority to enter into and perform its obligations under this Agreement and the other Credit Documents, if any, to which it is a party.

(3)

Conflict with Other Instruments. The execution and delivery of the Credit Documents by Bidco and each Loan Party which is a party thereto and the performance by Bidco and each Loan Party of its respective obligations hereunder and compliance with the terms, conditions and provisions thereof, will not (i) conflict with or result in a breach of any of the terms, conditions or provisions of (w) its constating documents or by-laws, (x) any Law, (y) any material contractual restriction binding on or affecting it or its properties, or (z) any judgment, injunction, determination or award which is binding on it; or (ii) result in, require or permit (x) the imposition of any Encumbrance in, on or with respect to the Assets now owned or hereafter acquired by it (other than pursuant to the Security Documents or which is a Permitted Encumbrance), (y) the acceleration of the maturity of any material Debt binding on or affecting it, or (z) any third party to terminate or acquire any rights materially adverse to Bidco or the applicable Loan Party under any Material Agreement except where such conflict, result, requirement or permission would not reasonably be expected to have a Material Adverse Effect.

(4)

Authorization, Governmental Approvals, etc. The execution and delivery of each of the Credit Documents by Bidco and each Loan Party which is a party thereto and the performance by each such Loan Party of its respective obligations hereunder and thereunder have been duly authorized by all necessary corporate, partnership or analogous action and no Authorization, under any Law, and no registration, qualification, designation, declaration or filing with any Governmental Authority, is or was necessary therefor or to perfect the same, except as are in full force and effect, unamended except for (i) Permitted Exceptions (ii) such as have been obtained or made and are in full force and effect or otherwise in connection with the Target Acquisition and (iii) where failure to obtain or make such Authorization, qualification, designation, declaration or filing with any Governmental Authority would not reasonably be expected to have a Material Adverse Effect.

(5)

Execution and Binding Obligation. This Agreement and the other Credit Documents have been duly executed and delivered by Bidco and each Loan Party which is a party thereto and constitute legal, valid and binding obligations of Bidco and such Loan Party, as applicable, enforceable against it in accordance with their respective terms, subject only to any limitation under Laws relating to (i)

bankruptcy, insolvency, reorganization, moratorium or creditors’ rights generally; and (ii) general equitable principles including the discretion that a court may exercise in the granting of equitable remedies.

(6)

Financial Condition; No Material Adverse Effect. Open Text has furnished to the Lenders (i) GAAP audited consolidated balance sheets and related statements of income, changes in equity and cash flows of Open Text for the three most recent fiscal years, ended at least 90 days prior to the Effective Date; and (ii) GAAP unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of Open Text for each subsequent fiscal quarter after June 30, 2022 ended at least 45 days before the Effective Date; provided that for purposes of this Section 5.01(6), Open Text shall be deemed to have furnished such finaical statements to the Lenders so long as such financials are included in Open Text’s Form 10-K,10-Q, 8-K or other filing, as applicable, filed with the Securities and Exchange Commission. Except as otherwise publicly disclosed prior to the Effective Date, since June 30, 2022, there has been no event, development or circumstance of which any Loan Party is aware that has had or would reasonably be expected to have a Material Adverse Effect. All information (including that disclosed in all financial statements) pertaining to the Loan Parties (other than projections) (the “Information”) that has been or will be made available to the Lenders or the Administrative Agent by Open Text is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. The projections that have been or will be made available to the Lenders or the Administrative Agent by Open Text have been or will be prepared in good faith based upon reasonable assumptions.

(7)

Litigation. Except as disclosed in Schedule B or I, there are no actions, suits or proceedings (including any Tax-related matter) by or before any arbitrator or Governmental Authority or by any elected public official or by any other Person pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any of its Subsidiaries (i) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or any other Credit Document and that is not being contested by the Loan Parties in good faith by appropriate proceedings or that constitutes an Event of Default. Except with respect to the Disclosed Matter(s) and except any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties or any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any Environmental Permit, (ii) to the knowledge of any Loan Party, has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability, or (iv) knows of any basis for any Environmental Liability.

(8)	Location of Business. As of the Effective Date, the only jurisdictions (or registration districts within such jurisdictions) in which any Loan Party has any place of business or stores any material tangible personal property are as set forth in Schedule C.

(9)

Material Permits. Each Loan Party possesses all Material Permits as may be necessary to properly conduct its respective business. Each such Material Permit is (i) in full force and effect, (ii) not subject to any dispute, and (iii) is not in default, except to the extent that the failure to be in full force and effect, such dispute or such default would not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, all Material Permits of the Loan Parties are listed in Schedule G.

(10)

Trademarks, Patents, etc. Other than Intellectual Property owned by customers of the Loan Parties or licenced by the Loan Parties from third parties or which the Loan Parties otherwise have the rights to use, and except as set forth in Schedule D, each Loan Party is the beneficial (and with respect to registrations, record) owner of, with good and marketable title to, free of all Encumbrances other than Permitted Encumbrances, all material patents, patent applications, trademarks, trademark applications, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, or other analogous rights with respect to the foregoing and other similar property, used in or necessary for the present and planned future conduct of its business, without any conflict with the rights of any other Person, other than as listed on Schedule D or other than to the extent that the absence of such title or the existence of such conflicts would not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, all patents, trademarks, trade names, service marks, copyrights, industrial designs, integrated circuit topographies, and other similar rights owned by any Loan Party, the failure of which to be so owned would reasonably be expected to result in a Material Adverse Effect are described in Schedule D (collectively, the “Material Intellectual Property Rights”).

(11)

As of the Effective Date, except as set forth in Schedule D, no claim has been asserted and is pending by any Person with respect to the use by any Loan Party of any Intellectual Property or challenging or questioning the validity, enforceability or effectiveness of any Intellectual Property necessary for the conduct of the business of any Loan Party, except for any such claim that would not reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule D or except as would not reasonably be expected to have a Material Adverse Effect, (i) each Loan Party has the right to use the Intellectual Property which such Loan Party owns, (ii) all applications and registrations for such Intellectual Property are current, and (iii) to the knowledge of all Loan Parties, the conduct of each Loan Party’s business does not infringe the Intellectual Property rights of any other Person.

(12)

Ownership of Property. Each Loan Party owns its Assets, and with respect to any material immovable or real property of the Loan Parties, with good and marketable title thereto (excluding any defects in title that do not materially impair the value of such property to such Loan Party), free and clear of all Encumbrances, except for Permitted Encumbrances and except where the failure to have such title described above could not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, none of the Loan Parties owns any immovable or real property other than the Owned Real Property.

(13)

Leased Properties. Each lease of the Loan Parties (other than any lease which is not material to the operations of the Loan Parties taken as a whole) is in good standing in all material respects and all amounts owing thereunder have been paid by the applicable Loan Party except any such amount the payment obligation in respect of which is in bona fide dispute.

(14)

Insurance. All policies of fire, liability, workers’ compensation, casualty, flood, business interruption and other forms of insurance owned or held by each Loan Party are (a) sufficient for compliance, in all material respects, with all requirements of Law, and (b) provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business for the assets and operations of such Loan Party. All such material policies are in full force and effect in all material respects, and no notice of cancellation or termination has been received with respect to any such policy, except for any such notice the effect of which would be that the foregoing provisions of this clause (14) would be true and correct in all material respects. None of the Loan Parties maintains any formalized self-insurance or co-insurance program with respect to its assets or operations or material risks with respect thereto, other than as consented to by the Majority Lenders, acting reasonably.

(15)

Compliance with Laws. Except with respect to Disclosed Matters, each Loan Party and each of its Subsidiaries is in compliance with all Laws, except for non-compliance which would not reasonably be expected to have a Material Adverse Effect.

(16)

No Default. None of the Loan Parties is in default nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Debt of any Loan Party, or under any material agreement or instrument to which any Loan Party is a party or by which any Loan Party is bound, except where such default would not reasonably be expected to have a Material Adverse Effect.

(17)

Subsidiaries, etc. Except as set forth in Schedule F, in each case as of the Effective Date (i) no Loan Party has any Subsidiaries, (ii) Open Text is the direct or indirect beneficial owner of all of the issued and outstanding shares or partnership interests, as the case may be, of each other Loan Party, and (iii) no Person (other than a Loan Party) has any right or option to purchase or otherwise acquire any of the issued and outstanding shares or partnership interests, as the case may be, of any such Loan Party.

(18)

Canadian Benefit Plans. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) (the “ITA”) and any other Laws which require registration, have been administered in accordance with the ITA and such other

Laws and no event has occurred which would reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so or such loss would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, no Canadian Pension Plan provides benefits determined on a defined benefit basis. All material obligations of each Loan Party and each of its Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis except to the extent that such non-performance would not reasonably be expected to have a Material Adverse Effect. As of the Effective Date, there are no outstanding disputes concerning the assets of any of the Canadian Benefit Plans which would reasonably be expected to have a Material Adverse Effect. All employer and employee payments, contributions or premiums required to be made or paid by each Loan Party or any of its Subsidiaries to the Canadian Benefit Plans have been made on a timely basis in accordance with the terms of such plans and all Laws except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Canadian Benefit Plans that would reasonably be expected to have a Material Adverse Effect. There has been no partial or full termination of any Canadian Pension Plan and no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a partial or full termination of any of the Canadian Pension Plans under Law, in each case, which would reasonably be expected to have a Material Adverse Effect.

(19)

Material Agreements. As of the Effective Date, none of the Loan Parties is a party or otherwise subject to or bound or affected by any Material Agreement, except as set out in Schedule H. Except as set forth in Schedule H, all Material Agreements are in full force and effect, unamended, and none of the Loan Parties, or to any Loan Party’s knowledge, any other party to any such agreement is in default with respect thereto, except to the extent that any such failure, amendment or default would not reasonably expected to have a Material Adverse Effect.

(20)

Books and Records. To and including the Effective Date, all books and records of each Loan Party and each of its Material Subsidiaries have been fully, properly and accurately kept and completed in accordance with GAAP (to the extent applicable) in all material respects, and there are no inaccuracies or discrepancies of any kind contained or reflected therein that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(21)

Tax Liability. Each Loan Party and each of its Material Subsidiaries has timely filed or caused to be filed all returns in respect of material Taxes and has paid or caused to be paid all material Taxes required to have been paid by it (including all installments with respect to the current period) and has made adequate provision for material Taxes for the current period (other than Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Material Subsidiary has, if required, set aside on its books adequate reserves in accordance with GAAP, or as to which waivers or extensions have granted by the applicable Governmental Authority) and no tax liens have been filed and no claims are being asserted in writing with respect to any such Taxes, except to the extent that (a) any failure to so file or to make such payment would not reasonably be expected to have a Material Adverse Effect or (b) in the case of any such tax liens or claims, such liens or the assertion of such claims do not materially impair the value, validity or the priority of the security interests of the Lenders in the Collateral.

(22)

Environmental Matters. To the knowledge of any Loan Party, except as disclosed to the Lenders in Schedule I, neither any property of any Loan Party or any of its Subsidiaries, nor the operations conducted thereon violate any applicable order of any Governmental Authority or any Environmental Laws, which violation would reasonably be expected to result in remedial obligations having a Material Adverse Effect.

(23)

Margin Stock. None of the Loan Parties engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to refund indebtedness originally incurred for such purpose, or for any other purpose, in each case under circumstances which would result in a violation of or which is inconsistent with Regulation U.

(24)

Investment Companies; Regulated Entities. None of the Loan Parties is an “investment company” registered or required to be registered under the Investment Company Act of 1940 as defined in the Investment Company Act of 1940. None of the Loan Parties are subject to any other Federal or state statute or regulation limiting its ability to incur Debt for borrowed money.

(25)	Solvency. Open Text and its Subsidiaries, taken as a whole, on a consolidated basis, are Solvent.

(26)	Plans and Benefit Arrangements.

(a)

Each Loan Party is in compliance with any applicable provisions of ERISA with respect to all Benefit Arrangements, Plans and Multiemployer Plans except to the extent that failure to comply would not reasonably be expected to have a Material Adverse Effect. Each Loan Party has made when due all payments required to be made under any collective bargaining agreement relating to a Multiemployer Plan or any Law pertaining thereto. With respect to each Plan and Multiemployer Plan, each Loan Party and each member of the ERISA Group (i) has fulfilled in all material respects their obligations under the minimum funding standards of ERISA, (ii) has not incurred any liability to the PBGC (other than for payment of premiums), and (iii) has not had asserted against them any excise tax or civil penalty for failure to fulfill the minimum funding requirements of ERISA.

(b)

The conditions for imposition of a lien under Section 303(k) of ERISA have not been met with respect to any Plan. Except as would not reasonably be expected to have a Material Adverse Effect, no reportable event within the meaning of Section 4043 of ERISA has occurred with respect to any Plan unless the 30-day notice requirement has been waived by the PBGC with respect to such event.

(c)

No Loan Party or member of the ERISA Group has instituted or intends to institute proceedings to terminate any Plan which is materially underfunded. The PBGC has not instituted proceedings to terminate a Plan pursuant to Section 4042 of ERISA and no conditions exist that are likely to result in the termination of, or appointment of a trustee to administer, such Plan.

(d)

Except as would not reasonably be expected to have a Material Adverse Effect, (i) none of the Loan Parties nor any members of the ERISA Group has incurred or reasonably expects to incur any material withdrawal liability under ERISA to any Multiemployer Plan and (ii) no Loan Party and no other member of the ERISA Group has been notified by any Multiemployer Plan that such Multiemployer Plan has been terminated within the meaning of Title IV of ERISA or has been determined to be insolvent, in “endangered” or “critical” status within the meaning of Section 432 of the Code or Section 305 of ERISA and, to the best knowledge of each Loan Party, no Multiemployer Plan is reasonably expected to be insolvent or terminated, within the meaning of Title IV of ERISA.

(e)	No Foreign Plan Event has occurred that would reasonably be expected to have a Material Adverse Effect.

(27)

Economic Sanctions; Anti-Terrorism Laws. None of the Loan Parties or any of their Subsidiaries, nor, to the knowledge of any of them without any investigation by any of them, any director, officer or employee of any of the Loan Parties or their Subsidiaries is, or is controlled or majority owned by Persons: (i) with whom dealings are restricted under any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. State Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury or Canada (collectively, “Sanctions”), or (ii) that are located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (as of the Effective Date, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria);

None of the Loan Parties or any of their Subsidiaries is in violation of any applicable Sanctions or applicable Anti-Terrorism Law, or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or applicable Sanctions.

(28)	Labour Matters. As of the Effective Date, there are no strikes or other labour disputes pending or, to any Loan Parties’ knowledge, threatened against any Loan

Party, which would reasonably be expected to have a Material Adverse Effect. Hours worked and payments made to the employees of the Loan Parties comply in all respects with all Law dealing with such matters except where non-compliance would not reasonably be expected to have a Material Adverse Effect.

(29)

Executive Offices & Collateral Locations. As of the Effective Date, if applicable, the current location in Canada of (i) each chief executive office, principal place of business and domicile (within the meaning of the Civil Code of Québec) of each Loan Party, and (ii) the warehouses and premises at which any material Collateral is located, are as set forth on Schedule A, and none of such locations has changed within two (2) months preceding the Effective Date. Each Loan Party that keeps records in the Province of Québec relating to Collateral, keeps duplicate copies thereof at a location outside the Province of Québec as designated on Schedule A or otherwise disclosed in writing to the Administrative Agent, as applicable.

(30)	Securities and Instruments of Guarantors.

(a)

All Intercompany Securities and Intercompany Instruments owned by the Guarantors have been, where applicable, duly and validly issued and acquired and, in the case of the Intercompany Securities and to the knowledge of the applicable Guarantors, are fully paid and non-assessable. As of the Effective Date, Schedule L sets out, for each class of such Securities listed in such schedule, the percentage amount that such Securities represent of all issued and outstanding Securities of that class.

(b)

Except as described in the applicable issuer’s constating documents, no transfer restrictions apply to any Intercompany Securities or Intercompany Instruments listed in Schedule L, which, as of the Effective Date, sets forth a complete list of Intercompany Securities and Intercompany Instruments. The Guarantors have delivered to the Collateral Agent or the Administrative Agent, copies of all shareholder, partnership, limited liability company or trust agreements applicable to each issuer of such Securities and Instruments which are in the Loan Parties’ possession or control.

(c)

Except as described in the applicable issuer’s constating documents or Schedule A, as of the Effective Date, no Person has or will have any written or oral option, warrant, right, call, commitment, conversion right, right of exchange or other agreement or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming an option, warrant, right, call, commitment, conversion right, right of exchange or other agreement to acquire any right or interest in any of the Intercompany Securities and Intercompany Instruments owned by the Guarantors.

(d)

The Intercompany Instruments owned by the Guarantors constitute, where applicable, the legal, valid and binding obligation of the obligor of such Instruments, enforceable in accordance with their terms, subject only to any limitation under applicable laws relating to (i) bankruptcy, insolvency, fraudulent conveyance, arrangement, reorganization or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies.

(e)

The grants of security and deliveries to the Collateral Agent or the Administrative Agent by the Guarantors in certificated Securities constituting Collateral pursuant to the Security Documents to which such Guarantors are party create valid and perfected security interests in such certificated Securities, and the proceeds of them. Subject to Permitted Encumbrances, such Securities and the proceeds from them are not subject to any prior Encumbrance or any agreement purporting to grant to any third party an Encumbrance on the property or assets of the Guarantors which would include the Securities.

(31)

Acquisition Documents. In the case of a Scheme, the Scheme Documents contain all the material terms of the Scheme; and in the case of an Offer, the Offer Documents contain all material terms of the Offer.

Section 5.02 Survival of Representations and Warranties

The representations and warranties herein set forth or contained in any certificates or notices delivered to the Administrative Agent and the Lenders pursuant hereto shall not merge in or be prejudiced by and shall survive any Loan hereunder and shall continue in full force and effect (as of the date when made or deemed to be made) so long as any amounts are owing by the Borrower to the Lenders hereunder.

ARTICLE 6

COVENANTS OF THE LOAN PARTIES

Section 6.01 Affirmative Covenants

So long as any amount owing hereunder remains unpaid or any Lender has any obligation under this Agreement, and unless consent or waiver is given in accordance with Section 16.01 hereof, each Loan Party (and where applicable, Bidco) shall:

(1)

Reporting Requirements. During the term of this Agreement, prepare (where applicable, in accordance with GAAP) and deliver to the Administrative Agent on behalf of the Lenders, in a form not objected to by the Majority Lenders, acting reasonably:

(a)	Financial Reporting

(i)

as soon as practicable and in any event within 50 days of the end of each Financial Quarter of Open Text (excluding the fourth Financial Quarter), the interim unaudited consolidated financial statements of Open Text as at the end of such Financial Quarter prepared in accordance with GAAP including a balance sheet, statement of income and retained earnings and a statement of changes in financial position in each case as at the end of and for such Financial Quarter and the then elapsed portion of the Financial Year which includes such Financial Quarter, setting forth in each case in comparative form the figures for the corresponding period or periods of (or in the case of the balance sheet, as at the end of) the previous Financial Year, in each case subject to year-end adjustments and the absence of footnotes;

(ii)

as soon as practicable and in any event within 90 days after the end of each Financial Year of Open Text, the annual audited consolidated financial statements of Open Text prepared in accordance with GAAP including a balance sheet, statement of income and retained earnings and a statement of changes in financial position for such Financial Year (which financial statements shall be audited by a nationally recognized accounting firm), setting forth in each case in comparative form the figures for the previous Financial Year;

(iii)	concurrently with the delivery of the financial statements contemplated in (i) and (ii) above, a Compliance Certificate in respect of such Financial Quarter in the form attached hereto as Schedule 5;

(iv)

as soon as available and in any event within 90 days after the end of each Financial Year (in each case, approved by the board of directors of Open Text) an Annual Business Plan in respect of Open Text and its Subsidiaries, on a consolidated basis, in each case, for the current Financial Year; provided that a preliminary draft of such plan shall have been delivered to the Administrative Agent not later than 75 days after the end of each Financial Year; and

(v)	the foregoing financial information shall be presented in United States dollars.

Information required to be delivered pursuant to clauses (i) and (ii) above shall be deemed to have been delivered if such information shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov and Open Text shall have notified the Administrative Agent of the availability of such financial information.

(b)

Environmental Reporting. Promptly, and in any event within 30 days of each occurrence, notify the Administrative Agent of any proceeding or order before any Governmental Authority requiring any Loan Party or any of its Subsidiaries to comply with or take action under any Environmental Laws which would reasonably be expected to have a Material Adverse Effect if not taken.

(c)

Additional Reporting Requirements. Deliver to the Administrative Agent (with sufficient copies for each of the Lenders) (i) as soon as possible, and in any event within five days after any Loan Party becomes aware of the occurrence of each Default or Event of Default, a statement of Responsible Officer of such Loan Party or any other officer acceptable to the Administrative Agent setting forth the details of such Default or Event of Default and the action which such Loan Party proposes to take or has taken with respect thereto; (ii) from time to time upon request of the

Administrative Agent, acting reasonably, evidence of maintenance of all insurance required to be maintained by Section 6.01(7), including such originals or copies as the Administrative Agent may reasonably request of policies, certificates of insurance and endorsements relating to such insurance and proof of premium payments; (iii) at the reasonable request of the Administrative Agent, the Borrower shall provide further information regarding any Permitted Acquisition to the Administrative Agent; and (iv) together with the Compliance Certificate to be delivered pursuant to Section 6.01(1)(a)(iii), written notice of any previously undisclosed, (A) Material Subsidiaries of Open Text, (B) any Material Intellectual Property Rights; (C) to the extent necessary for perfection of security interests in any material amount of tangible personal property under the PPSA, notice of any new location of such tangible personal property to the extent located in a jurisdiction within Canada as to which no effective PPSA financing statement has been filed in favour of the Collateral Agent or the Administrative Agent over the Assets of the applicable Loan Party; and (D) such other information respecting the condition or operations, financial or otherwise, of the business of any of the Loan Parties as the Administrative Agent, on behalf of the Lenders, may from time to time reasonably request.

(2)

Existence; Conduct of Business. Do and cause each of its Material Subsidiaries and Bidco to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence (subject only to Section 6.02(3)), and except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect, obtain, preserve, renew and keep in full force and effect any and all Material Permits.

(3)

Payment Obligations. Pay and cause each of its Material Subsidiaries to pay all material Tax liabilities that, if not paid, would reasonably be expected to result in a Material Adverse Effect, in each case, before the same shall become materially delinquent or in material default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Material Subsidiary has, if required, set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

(4)

Maintenance of Properties. Keep and maintain, and cause each of its Material Subsidiaries to keep and maintain, all real and personal property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(5)

Books and Records; Inspection Rights. Keep, and cause each of its Material Subsidiaries to keep, proper books of record and account in which entries, that are full, true and correct in all material respects, are made of all dealings and transactions in relation to its business and activities. Permit, and cause each of its Material Subsidiaries to permit, any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants; provided that (a) except during the continuance of an Event of Default, only one such visit, inspection, examination and discussion (which shall be limited to the Administrative Agent, the Lenders and their designated representatives, collectively, and not individually) shall be permitted during a Financial Year at the expense of Open Text, to be coordinated through the Administrative Agent upon at least five days’ prior notice, such visit to be limited to the chief executive office of Open Text and such other locations as may be reasonably agreed with Open Text and (b) during the continuance of an Event of Default, a visit or reasonable number of visits shall be permitted to locations other than the chief executive office that are reasonably related to the applicable Event of Default at the expense of Open Text.

(6)

Compliance with Laws and Material Contracts. Comply with, and cause each of its Material Subsidiaries to comply with, all Laws and orders of any Governmental Authority applicable to it or its property and with all Material Agreements, except, in each case, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(7)

Insurance. Maintain, and cause each of its Material Subsidiaries to maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to their respective properties and business against such liabilities, casualties, risks and contingencies and in such types (including business interruption insurance) and amounts as is customary in the case of Persons engaged in the same or similar businesses and similarly situated and in accordance with any requirement of any Governmental Authority. In the case of any fire, accident or other casualty causing loss or damage to any properties of any Loan Party used in generating cash flow or if required by Law, all proceeds of such policies shall be used promptly to repair or replace any such damaged properties, and otherwise shall be used as directed by the Administrative Agent to prepay the Loans in accordance with Section 2.05(3). Each Loan Party will obtain and deliver to the Administrative Agent (to the extent not already so delivered) within 60 days of the Effective Date endorsements to the policies pertaining to all physical properties in which the Collateral Agent, the Administrative Agent or the Lenders shall have an Encumbrance under the Credit Documents, naming the Administrative Agent as a loss payee, as its interests appear, and evidencing that such policies are subject to the standard mortgage clause approved by the Insurance Bureau of Canada (as applicable), and containing provisions that such policies will not be cancelled without 30 days prior written notice having been given by the insurance company to the Administrative Agent.

(8)

Operation and Maintenance of Property. Manage and operate, and cause each of its Material Subsidiaries to manage and operate, its business or cause its business to be managed and operated (i) in accordance with prudent industry practice in all material respects and in compliance in all material respects with the terms and provisions of all Material Permits, and (ii) in compliance with all applicable Laws of the jurisdiction in which such businesses are carried on, and all applicable Laws of every other Governmental Authority from time to time constituted to regulate the ownership, management and operation of such businesses, except where a failure to do so would not reasonably be expected to have a Material Adverse Effect.

(9)

Status of Accounts and Collateral. With respect to the Collateral, report immediately to the Administrative Agent any matters materially adversely affecting the value, enforceability or collectability of any of the Collateral where such matter would reasonably be expected to have a Material Adverse Effect.

(10)

Cure Defects. Promptly cure or cause to be cured any material defects in the execution and delivery of any of the Credit Documents or any of the other agreements, instruments or documents required to be executed and/or delivered pursuant thereto or any material defects in the validity or enforceability of any of the Credit Documents and, at its expense, execute and deliver or cause to be executed and delivered all such agreements, instruments and other documents as the Administrative Agent, acting reasonably, may consider necessary for the foregoing purposes.

(11)

Additional Loan Parties/Security. In each case subject to Permitted Exceptions and Section 2.11 (with respect to Bidco and any member of the Target Group), if, at any time on or after the Effective Date, any Loan Party creates or acquires a Subsidiary (other than an Excluded Subsidiary) or in some other fashion becomes the holder of any Equity Securities of a new Subsidiary (other than an Excluded Subsidiary), or, if any Excluded Subsidiary of a Loan Party is designated as, or becomes, a Material Subsidiary (any such event or occurrence, an “Additional Loan Party/Subsidiary Event”) or if any Subsidiary becomes a “Loan Party” under any of the Term B Credit Agreement, the Revolving Credit Agreement or the New TLB Credit Agreement (each such event, a “Designated Loan Party/Subsidiary Event”):

(a)

To the extent not prohibited or restricted by Law, the applicable Loan Party will, within 90 days following the occurrence of such Additional Loan Party/Subsidiary Event and substantially concurrently with the occurrence of such Designated Loan Party/Subsidiary Event, execute and deliver to the Administrative Agent a securities pledge agreement, in form and substance satisfactory to the Administrative Agent acting reasonably, granting a security interest in 100% of the Equity Securities of such new or newly designated Subsidiary owned by such Loan Party;

(b)

To the extent not prohibited or restricted by Law, the applicable Loan Party will, within 90 days following the occurrence of such Additional Loan Party/Subsidiary Event and substantially concurrently with the occurrence of such Designated Loan Party/Subsidiary Event, cause such new or newly designated Subsidiary to execute and deliver to the Administrative Agent a guarantee and security of the nature contemplated by Section 2.11, all in form and substance satisfactory to the Administrative Agent, acting reasonably and accompanied by customary legal opinions of counsel to such Loan Party or such Subsidiary; and

(c)

In connection with the execution and delivery of any guarantee, pledge agreement, mortgage, security agreement or analogous document pursuant to this Section, the applicable Loan Party will, or will cause the applicable Subsidiary to, deliver to the Administrative Agent such corporate resolutions, certificates, legal opinions and such other related documents, including, in respect of real property, reasonably satisfactory title insurance or a reasonably satisfactory title opinion and surveys, as shall be reasonably requested by the Administrative Agent and consistent with the relevant forms and types thereof delivered on the Effective Date or as shall be otherwise reasonably acceptable to the Administrative Agent. Each guarantee, pledge agreement, mortgage, security agreement and any other analogous document delivered pursuant to this Section shall be deemed to be a Security Document from and after the date of execution thereof.

(12)

Material Permits. Maintain, and cause all of its Subsidiaries to maintain, all Material Permits as may be necessary to properly conduct their respective businesses, the failure of which to maintain would reasonably be expected to have a Material Adverse Effect.

(13)	Debt Rating. Maintain at all times during which any Loan is outstanding, on and after the date that is 60 days following the Closing Date, debt ratings for the Loans from S&P and Moody’s.

(14)	Notices Regarding Plans and Benefit Arrangements.

(a)

Certain Events. Promptly upon, and in any event within 25 Business Days of becoming aware of the occurrence thereof, provide notice (including the nature of the event and, when known, any action taken or threatened by the Internal Revenue Service or the PBGC with respect thereto) of:

(i)

any reportable event (as defined in Section 4043(c) of ERISA) with respect to any Loan Party or any other member of the ERISA Group (other than any reportable event notice of which to the PBGC has been waived), which would reasonably be expected to have a Material Adverse Effect,

(ii)

any Prohibited Transaction which would reasonably be expected to subject any Loan Party to a material civil penalty assessed pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Internal Revenue Code in connection with any Plan, any Benefit Arrangement or any trust created thereunder, which would reasonably be expected to have a Material Adverse Effect,

(iii)	any assertion of withdrawal liability with respect to any Multiemployer Plan which would reasonably be expected to have a Material Adverse Effect,

(iv)

any partial or complete withdrawal from a Multiemployer Plan by any Loan Party or any other member of the ERISA Group under Title IV of ERISA (or assertion thereof), which would reasonably be expected to have a Material Adverse Effect,

(v)

any cessation of operations at a facility by any Loan Party or any other member of the ERISA Group as described in Section 4062(e) of ERISA which would reasonably be expected to have a Material Adverse Effect,

(vi)	withdrawal by any Loan Party or any other member of the ERISA Group from a Multiple Employer Plan which would reasonably be expected to have a Material Adverse Effect,

(vii)

a failure by any Loan Party or any other member of the ERISA Group to make a payment to a Plan required to avoid imposition of a Lien under Section 303(k) of ERISA, if the imposition of such Lien would have a Material Adverse Effect, or

(viii)	any Foreign Plan Event that would reasonably be expected to have a Material Adverse Effect.

(b)

Notices of Involuntary Termination and Annual Reports. Promptly, and in any event within 25 Business Days, after receipt thereof, deliver to the Administrative Agent copies of (a) all notices received by any Loan Party or any other member of the ERISA Group of the PBGC’s intent to terminate any Plan administered or maintained by any Loan Party or any member of the ERISA Group, or to have a trustee appointed to administer any such Plan; and (b) at the request of the Administrative Agent or any Lender, the most recently filed annual report (IRS Form 5500 series) and all accompanying schedules for any Plan, including the most recent required audit maintained by any Loan Party or any other member of the ERISA Group, and schedules showing the amounts contributed to each such Plan by or on behalf of any Loan Party or any other member of the ERISA Group and each Schedule SB (Actuarial Information) to the annual report filed by any Loan Party or any other member of the ERISA Group with the Department of Labor with respect to each such Plan.

(c)

Notice of Voluntary Termination. Promptly, and in any event within 25 Business Days, upon the filing thereof, deliver to the Administrative Agent copies of any Form 500, or any successor or equivalent form to Form 500, filed with the PBGC in connection with the termination of any Plan.

(d)

Canadian Benefit Plans. For each existing, or hereafter adopted, Canadian Benefit Plan, the Borrower shall cause its Subsidiaries to, in a timely fashion, comply with and perform in all respects all of its obligations under and in respect of such Canadian Benefit Plan, including under any funding agreements and all applicable laws (including any applicable fiduciary, funding, investment and administration obligations), except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that all employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Benefit Plan shall be paid or remitted by the Borrower or its Subsidiaries in a timely fashion in accordance with the terms thereof, any funding agreements and all Laws.

The Borrower shall deliver to Administrative Agent if requested by Administrative Agent, acting reasonably, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed by the Borrower or any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) with any applicable Governmental Authority.

(15)	Security Matters

(a)	Securities and Instruments.

(i)

If any Intercompany Securities or Intercompany Instruments owned by a Guarantor are now or at any time become evidenced, in whole or in part, by uncertificated securities registered or recorded in records maintained by or on behalf of the issuer thereof in the name of a clearing agency or a custodian or of a nominee of either, the applicable Guarantor will notify the Administrative Agent in writing of such Securities and Instruments and, at the request and option of the Administrative Agent, (i) to the extent applicable under Law, cause an appropriate entry to be made in the records of the clearing agency or custodian (if there is such an agency or Person) or the applicable securities register, as applicable, to record the interest of the Administrative Agent or its nominee (if the Administrative Agent or such nominee is a member of such clearing agency) or otherwise as the Administrative Agent may reasonably direct in such Securities or Instruments created pursuant to the Security Documents or (ii) cause the Administrative Agent to have control over such Securities or Instruments.

(ii)

During the continuance of an Event of Default, if any Securities or Instruments (other than Intercompany Securities or Intercompany Instruments) owned by a Guarantor are evidenced, in whole or in part, by uncertificated securities registered or recorded in records maintained by or on behalf of the issuer thereof in the name of a clearing agency or a custodian or of a nominee of either, the applicable Guarantor will notify the Administrative Agent in writing of such Securities and Instruments (unless such notice previously has been given) and, at the request and option of the Administrative Agent, (A) cause an appropriate entry to be made in the records of the clearing agency or custodian, as applicable, to record the interest of the Administrative Agent or its nominee (if the Administrative Agent or such nominee is a member of such clearing agency) or otherwise as the Administrative Agent may reasonably direct in such Securities or Instruments created pursuant to the Security Documents or (B) cause the Administrative Agent to have control over such Securities or Instruments.

(iii)

None of the Guarantors will, either before or after an Event of Default, make any entry in the records of a clearing agency or custodian or the applicable securities register to record any security interest of any Person, other than the Collateral Agent, the Administrative Agent or any of their respective agents, in any Securities or Instruments owned by a Guarantor, or will grant control to any Person other than the Collateral Agent, the Administrative

Agent or any of their respective agents or the agent of a Guarantor over such Securities or Instruments so long as such Guarantor is the owner thereof.

(iv)

If any Guarantor acquires ownership of any Intercompany Securities or Intercompany Instruments, such Guarantor will, together with the next Compliance Certificate required to be delivered in accordance with Section 6.01(1)(a)(iii) following the date of such acquisition of Intercompany Securities or Intercompany Instruments, notify the Administrative Agent in writing and provide the Administrative Agent with a revised Schedule L recording the acquisition and particulars of such Instruments or Securities. Upon request by the Administrative Agent, such Guarantor will promptly deliver to and deposit with the Administrative Agent, or cause the Administrative Agent to have control over, all such Securities or Instruments as security for the Secured Obligations of the applicable Guarantor pursuant to this Agreement and the other Credit Documents to which such Guarantor is party.

(v)

Forthwith upon the occurrence of an Event of Default that is continuing, each Guarantor will provide the Administrative Agent with a list of all Securities and Instruments (other than Intercompany Securities or Intercompany Instruments) held by it, and will notify the Administrative Agent of the acquisition by it of any additional Securities and Instruments (other than Intercompany Securities or Intercompany Instruments). Upon request by the Administrative Agent during the continuance of an Event of Default, each Guarantor will promptly deliver to and deposit with the Administrative Agent, or cause the Administrative Agent to have control over, all Securities or Instruments (other than Intercompany Securities or Intercompany Instruments) owned or held by such Guarantor, as security for the Secured Obligations of the applicable Guarantor pursuant to this Agreement and the other Credit Documents to which such Guarantor is party.

(vi)

Each Guarantor will ensure that no Person other than itself, its agent or another Person on its behalf, the Collateral Agent, the Administrative Agent or any of their respective agents has possession of any certificated Securities or certificated Instruments owned by such Guarantor.

(vii)

Each Guarantor will, with respect to any Securities or Instruments owned by it, at the request of the Administrative Agent (but, in the case of Securities or Instruments that are not Intercompany Securities or Intercompany Instruments, such request shall only be made during the continuance of an Event of Default) (i) cause the transfer of such Securities or Instruments to the Administrative Agent (or its nominee (if the Administrative Agent or such nominee is a member of such clearing agency) or otherwise as the Administrative Agent may reasonably direct) to be recorded in the records of a clearing agency or custodian, if and as applicable under Law, or on the applicable securities register or (ii) duly endorse such Securities or Instruments for transfer in blank or register them in the name of the Administrative Agent or its nominee or otherwise as the

Administrative Agent may reasonably direct, (iii) immediately deliver to the Administrative Agent any and all consents or other documents which may be necessary to effect the transfer of such Securities or Instruments to the Administrative Agent or any third party and (iv) deliver to or otherwise cause the Administrative Agent to have control over such Securities or Instruments.

(b)

Intellectual Property. Promptly following the request of the Administrative Agent, each Loan Party will furnish the Administrative Agent in writing the description of all material Registered Intellectual Property or applications for material Registered Intellectual Property of such Loan Party. In addition, upon request of the Collateral Agent (and at any time the same is delivered to the Revolving Credit Agreement Agent, the Term B Agreement Agent or the New TLB Agent), such Loan Party will deliver to the Administrative Agent a copy of the appropriate short-form security agreement suitable for filing with the Canadian Intellectual Property Office, the United States Patent and Trademark Office or the United States Copyright Office (as applicable), for such Registered Intellectual Property confirming the grant of security in such Registered Intellectual Property to the Collateral Agent or the Administrative Agent, as applicable, and promptly make all such filings, registrations and recordings as are necessary to preserve, protect and perfect the Security Interest granted to the Collateral Agent or the Administrative Agent, as applicable, in such Registered Intellectual Property.

(c)

Maintaining the Account Collateral. So long as any Loans or any other Secured Obligation secured by the Security and Pledge Agreement (other than contingent indemnification claims as to which no valid demand has been made, “Unmatured Surviving Obligations”) of any Loan Party under any Credit Document shall remain unpaid or shall be outstanding or any Lender Party shall have any Commitment:

(i)

Commencing on the date that is 60 days following the Effective Date (or such later date as the Administrative Agent may reasonably agree), each U.S. Grantor will maintain deposit accounts only with the financial institution acting as Administrative Agent or Collateral Agent hereunder or with a bank (a “Pledged Account Bank”) that has agreed with such U.S. Grantor and the Administrative Agent or the Collateral Agent, as applicable, to comply with instructions originated by the Administrative Agent or the Collateral Agent, as applicable, directing the disposition of funds in such deposit account without the further consent of such U.S. Grantor, such agreement in form and substance reasonably satisfactory to the Administrative Agent and such U.S. Grantor (a “Deposit Account Control Agreement”); provided, however, that this Section 6.01(15)(c) shall only apply to accounts maintained in the United States and shall not apply to deposit accounts (A) used solely as a tax or payroll account, escrow account, trust account, petty cash account or flexible spending account, in each case maintained in the ordinary course of business or (B) or other deposit accounts to the extent that the aggregate amount on deposit with all such other deposit accounts does not exceed U.S. $20,000,000, or such lower amount as may be required under the Revolving Credit Agreement at any time.

(ii)

The Administrative Agent may (or may request that the Collateral Agent), at any time during the continuance of an Event of Default, request that each U.S. Grantor instruct each Person obligated at any time to make any payment to such U.S. Grantor for any reason (an “Obligor”) to make such payment to a Pledged Deposit Account or the Collateral Account, except that such U.S. Grantor shall not be under such obligation with respect to Persons (i) making payments to a Pledged Deposit Account or Collateral Account as of the date hereof, (ii) making payments to such U.S. Grantor of less than $250,000 a year in the aggregate, or (iii) making payments to accounts not purported to be subject to the security of the Guaranteed Parties in accordance with this Agreement, if any.

(iii)

The Administrative Agent may (or may request that the Collateral Agent), at any time during the continuance of an Event of Default and without notice to, or consent from, any U.S. Grantor, transfer, or direct the transfer of, funds from the Pledged Deposit Accounts to the Collateral Account to satisfy the Secured Obligations under the Security and Pledge Agreement and other Credit Documents.

(iv)

Upon any termination by a U.S. Grantor of any Pledged Deposit Account, such U.S. Grantor will promptly (i) to the extent transferred within the United States, transfer all funds and property held in such terminated Pledged Deposit Account to another Pledged Deposit Account or the Collateral Account and (ii) notify all Obligors that were making payments to such Pledged Deposit Account, to the extent future payments continue to be made within the United States, to make all future payments to another Pledged Deposit Account or the Collateral Account, in each case so that the Administrative Agent or the Collateral Agent, as applicable, shall have a continuously perfected security interest in such Collateral Account, funds and property.

(d)

Collections on Assigned Agreements and Instruments. Except as otherwise provided in this Section 6.01(15)(d), each U.S. Grantor will continue to collect, at its own expense, all amounts due or to become due to such U.S. Grantor under the Assigned Agreements, Receivables and Related Contracts (each such term being used herein as defined in the Security and Pledge Agreement). In connection with such collections, such U.S. Grantor may take (and, at the Administrative Agent’s direction upon the occurrence and during the continuance of an Event of Default, will take) such action as such U.S. Grantor or the Administrative Agent may deem necessary or advisable to enforce collection of the Assigned Agreements, Receivables and Related Contracts; provided, however, that the Administrative Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default and upon written notice to such U.S. Grantor of its intention to do so, to notify the Obligors under any Assigned Agreements or Instruments of the assignment of such Assigned Agreements and Instruments to the Administrative Agent and to direct such Obligors to make payment of all amounts due or to become due to such U.S. Grantor thereunder directly to the Administrative Agent and, upon such notification and at the expense of such U.S. Grantor, to enforce collection of any such Assigned Agreements and Instruments to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such U.S. Grantor might have done, and to otherwise exercise all rights with respect to such Assigned Agreements and Instruments, including those set forth in Section 9-607 of the UCC. After receipt by any U.S. Grantor of the notice from the Administrative Agent referred to in the proviso to the preceding sentence upon the occurrence and during the continuance of an Event of Default, (i) all amounts and proceeds (including instruments) received by such U.S. Grantor in respect of the Assigned Agreements and Instruments of such U.S. Grantor shall be deemed to be received in trust for the benefit of the Administrative Agent hereunder, shall be segregated from other funds of such U.S. Grantor and shall be forthwith paid over to the Administrative Agent in the same form as so received (with any necessary endorsement) to be deposited in the Collateral Account and either (A) released to such U.S. Grantor on the terms set forth in Section 5 of the Security and Pledge Agreement so long as no Event of Default shall have occurred and be continuing or (B) if any Event of Default shall have occurred and be continuing, applied as provided in Section 14(b) of the Security and Pledge Agreement and (ii) upon notice from the Administrative Agent in connection with the enforcement of its rights and remedies under the Credit Documents, such U.S. Grantor will not adjust, settle or compromise the amount or payment of any Receivable or amount due on any Instrument, release wholly or partly any Obligor thereof or allow any credit or discount thereon. No U.S. Grantor will permit or consent to the subordination of its right to payment under any of the Assigned Agreements or Instruments to any other indebtedness or obligations of the Obligor thereof.

(e)

Commercial Tort Claims. Each U.S. Grantor will promptly give notice to the Administrative Agent of any commercial tort claim of such U.S. Grantor that may arise after the date hereof with an anticipated recovery of at least $2,000,000 and will immediately execute or otherwise authenticate a supplement to the Security and Pledge Agreement, and otherwise take all action reasonably necessary to subject such commercial tort claim to the security interest created under such Security Document.

(16)

Financial Assistance. Each Loan Party shall comply, in each case in all material respects, with sections 677 to 683 (inclusive) of the Companies Act (if applicable) and all other applicable laws and regulations relating to financial assistance by a company for the acquisition or subscription for shares or relating to protection of shareholders’ capital in other applicable jurisdictions, including in relation to the execution and performance of the Credit Documents and the payment of amounts due under the Credit Documents.

(17)	Scheme and Offer.

(a)	The Borrower agrees that it shall (and shall procure that Bidco shall):

(i) not issue any Press Release other than (x) the initial Press Release or pursuant to Section 6.01(17)(a)(vi), or (y) unless, subject to such amendments as are not Materially Adverse Amendments, that Press Release is consistent in all material respects with the draft of the Press Release delivered to the Administrative Agent pursuant to Section 4.01(1)(c);

(ii) except as consented to by the Administrative Agent in writing, not increase the price paid for any Target Shares pursuant to a Scheme or, as the case may be, an Offer (unless the increased amount payable is fully funded by equity contributions to the Borrower or the issuance of equity interests by the Borrower on terms approved by the Administrative Agent) and ensure that the terms of the Offer or Scheme as set out in the Offer Documents or the Scheme Documents (as the case may be) are consistent in all material respects with the respective press release delivered to the Administrative Agent pursuant to Section 4.01(1)(c) subject to any variation required by the Takeover Code, the Court or the Panel and, in each case, to any variations which would not contravene Section 6.01(17)(b). In the case of an Offer, the Acceptance Condition shall be not capable of being satisfied, unless acceptances have been received that would, when aggregated with all Target Shares (excluding shares held in treasury) directly or indirectly owned by the Borrower, result in the Borrower (directly or indirectly) holding shares representing, in any case, not less than 75% of all Target Shares carrying voting rights on a fully diluted basis (excluding any shares held in treasury) as at the date on which the Offer is declared unconditional (the “Minimum Acceptance Level”);

(iii) comply in all material respects with the Takeover Code, subject to any consents, waivers or dispensations granted by the Panel or the requirements of the Court, and all other applicable laws and regulations that are relevant to any Offer or Scheme;

(iv) promptly provide the Administrative Agent with such information as it may reasonably request in writing as to the status and progress of the Scheme or Offer (including, in the case of an Offer, the current level of acceptances, the implementation and exercise of the Squeeze-Out Rights and the dispatch of any Squeeze-Out Notices, if relevant), any regulatory and anti-trust clearances required in connection with the Target Acquisition and such other information as it may reasonably request regarding the status of the Target Acquisition subject to any confidentiality, regulatory or other restrictions relating to the supply of such information;

(v) deliver to the Administrative Agent copies of each Press Release, each Offer Document, each Scheme Document and all material legally binding agreements entered into by the Borrower or Bidco in connection with an Offer or Scheme, in each case, except to the extent it is prohibited by law or regulation from doing so;

(vi) in the event that a Scheme is switched to an Offer or vice versa, except as consented to by the Administrative Agent in writing, ensure that the terms and conditions contained in the Offer Documents or the Scheme Documents (whichever is applicable) are consistent in all material respects with those set out in the Press Release delivered to the Administrative Agent pursuant to Section 4.01(1)(c) other than (x) any changes permitted to be made in accordance with Section 6.01(17) (b) or which are required to reflect the change in legal form to an Offer or a Scheme, (y) in the case of a Scheme, any variation required by the Court or (z) any amendments that are not Materially Adverse Amendments;

(vii) in the case of an Offer, following the Closing Date, should the Borrower become entitled to exercise its Squeeze-Out Rights, promptly ensure that Squeeze-Out Notices are delivered to the relevant holders of shares in Target and otherwise comply with all of the applicable provisions of the Companies Act to enable it to exercise its Squeeze-Out Rights;

(viii) shall not take any action, and procure that none of its Affiliates nor any person acting in concert with the Borrower or Bidco (within the meaning of the Takeover Code) takes any action, which would require the Borrower or any of its Subsidiaries to make a mandatory offer for the Target Shares in accordance with Rule 9 of the Takeover Code or which would require a change to be made to the terms of the Scheme or the Offer (as the case may be), including pursuant to Rule 6 or Rule 11 of the Takeover Code which change, if made voluntarily, would be a Materially Adverse Amendment;

(ix) not at any time (including following the Offer Unconditional Date or Scheme Effective Date) make any public announcement or public statement (other than in the relevant Press Release or Acquisition Document) concerning this Agreement or the parties to this Agreement (other than the Borrower and its Subsidiaries) in connection with the financing of the Target Acquisition without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) or unless required to do so by the Takeover Code or the Panel, the Court, any regulation, any applicable stock exchange, any applicable governmental or other regulatory authority;

(x) in the case of an Offer, not declare the Offer unconditional unless the Minimum Acceptance Level is achieved;

(xi) subject always to the Companies Act and any applicable listing rules, in the case of a Scheme, within 30 days after the Scheme Effective Date and, in the case of an Offer, within 30 days after the date upon which the Borrower (directly or indirectly) owns Target Shares (excluding any shares held in treasury) which represent not less than 75% of all Target Shares (excluding any shares held in treasury), procure that such action as is necessary is taken to apply for the cancellation of trading in the Target Shares on the Main Market of the London Stock Exchange and the listing of the Target Shares on the official list maintained by the Financial Conduct Authority pursuant to Part 6 of the Financial Services and Markets Act 2000 and to cause the Target to reregister as a private company under the Companies Act as soon as reasonably practicable thereafter; and

(b)

Except as consented to by the Administrative Agent in writing (such consent not to be unreasonably withheld, conditioned or delayed), each of the Borrower and Bidco hereby covenants and agrees that it will not amend, treat as satisfied or waive (i) any term or condition of the Scheme Documents or, as the case may be, the Offer Documents (including, without limitation, the Acceptance Condition), other than any such amendment, treatment or waiver which is not a Materially Adverse Amendment, or (ii) if the Target Acquisition is proceeding as an Offer, the Acceptance Condition if the effect of such amendment, treatment or waiver would be that the Acceptance Condition would be capable of being satisfied at a level less than the Minimum Acceptance Level.

(18)

Use of Proceeds. The proceeds of the Bridge Loans shall be used solely for Certain Funds Purposes. No part of the proceeds of the Loans will be used, whether directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock. The Borrower will not, directly or, to the Borrower’s knowledge, indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) (i) to fund activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject or target of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise); or (b) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws or anti-money laundering laws; provided that, for the purposes of the definition of Certain Funds Covenant, payment of the proceeds of the Bridge Loans to (A) the Receiving Agent in consideration for the purchase of the Target Shares and the disbursement of those proceeds to the holders of the Target Shares in compliance with its customary procedures, (B) the agent or trustee, as applicable, for the holders of the Target Existing Debt and the disbursement of those proceeds to such holders pursuant to the Target Refinancing, in compliance with the customary procedures of such agent or trustee, and (C) pay (directly or indirectly) any United Kingdom stamp duty and stamp duty reserve tax, or any fees, costs and expenses required to be paid under the terms of the Credit Documents to the Administrative Agent and/or the Lenders, in each case, shall not constitute a breach of clause (a) or (b) of this sentence. The proceeds of the Permanent Securities shall be used to repay the Loans to the extent required by Section 2.05.

(19)	Take-Out Financing and Securities Demand.

(a)

The Borrower shall engage one or more investment banks (the “Investment Banks”) reasonably satisfactory to the Book-Runners to privately place debt securities of the Borrower (the “New Securities”) that will yield aggregate gross proceeds of up to U.S. $2,000,000,000 (plus any additional amounts allocated to the Bridge Loan Facility pursuant to the Flex Letter), which gross proceeds shall be used for Certain Funds Purposes if such sale or placement is completed on or prior to the Closing Date (and any gross proceeds thereof shall reduce, on a dollar-for-dollar basis, the aggregate amount of the Commitments hereunder) or, to the extent such sale or placement occurs subsequent to the Closing Date, the gross proceeds of which will be used to refinance the Bridge Loans. The Borrower shall take such actions as are reasonably necessary so that the Investment Banks can, as soon as practicable after the date on which a Securities Demand (as defined below) is given, privately place, in one or more offerings or placements (and not through a public offering), the New Securities specified in the Securities Demand, in each case subject to the terms and conditions hereof. Subject to the other provisions and limitations of this Section 6.01(19), the Investment Banks, in their reasonable discretion after consultation with the Borrower, shall determine whether, and in what amounts, the New Securities shall be issued by the Borrower, the amount of each series of New Securities to be issued if the New Securities are to be issued in a series of offerings and/or placements and what type of New Securities or combination of New Securities are to be issued. The Borrower will, and will cause its Subsidiaries (including after the Closing Date, the Target Group) to, cooperate with the Investment Banks and, prior to the Closing Date, use commercially reasonable efforts to have the Target Group and its and their respective advisors do the same (to the extent determined by Borrower to be reasonably practical, permitted and appropriate) and provide information reasonably deemed necessary by the Investment Banks in connection with placing or selling or obtaining commitments for the purchase or acquisition of the New Securities. Such cooperation will include, without limitation, at the Investment Bank’s request, commercially reasonable efforts to:

(i)

prepare, as soon as practicable, an offering circular, private placement memorandum suitable for use in a customary road show relating to the issuance by the Borrower of debt securities or other document with respect to the offer and sale of New Securities;

(ii)

negotiate or execute a placement agency, purchase or other applicable type of agreement containing such terms, covenants, conditions, representations, warranties and indemnities as are customary in similar transactions, subject to the Documentation Standard (taking into account that the New Securities will be secured notes), and providing for the delivery of customary legal opinions, comfort letters, and officers’ certificates, all in form and substance reasonably satisfactory to the Borrower, the Investment Banks and their respective counsel;

(iii)	deliver to the Investment Banks concurrently with, or as part of, the offering circular, private placement memorandum or other document referred to above, the Required Notes Information;

(iv)

make appropriate officers and representatives of the Borrower and its Subsidiaries reasonably available to the Investment Banks, upon reasonable notice, for meetings with prospective purchasers of the New Securities;

(v)	obtain corporate ratings for the New Securities after giving effect to the Transactions from Moody’s and S&P;

(vi)

cooperate with the Investment Bank’s due diligence investigation of the Borrower, its Subsidiaries and the Target Group (in the case of the Target Group, prior to the Closing Date, to the extent determined by Borrower to be reasonably practical, permitted and appropriate), including, without limitation, making appropriate officers and representatives of the Borrower and its Subsidiaries (including their accountants) reasonably available to the Investment Banks, upon reasonable notice, for customary due diligence sessions and by supplying, to the extent available, due diligence materials and information with respect to the general affairs, management, prospects, financial position, stockholders’ equity and results of operations of the Borrower, its Subsidiaries and the Target Group (in the case of the Target Group, prior to the Closing Date, to the extent determined by Borrower to be reasonably practical, permitted and appropriate); and

(vii)

advise the Investment Banks promptly of the occurrence of any event or any other change known to the Borrower or its Subsidiaries that results in any offering circular, private placement memorandum or other document relating to the New Securities containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, when taken as a whole, not misleading, and to promptly update the offering circular, private placement memorandum or other document in order ensure that it does not contain such untrue statement or omission.

(b)

At any time and from time to time on or following the date that is six (6) months after the date hereof and after consultation with the Borrower taking into account the availability of financing information and cooperation from the Target (the “Early Demand Date” and any such Securities Demand, the “Early Securities Demand”) or five Business Days prior to the Closing Date until the Bridge Loan Conversion Date (the “Non-Early Demand Date” and any such Securities Demand, the “Non-Early Securities Demand”), upon no less than ten Business Days (or five Business Days with respect to New Securities to be issued on the Closing Date) prior notice by the Majority of the Book-Runners to the Borrower (a “Securities Demand”), so long as any Commitments or any Bridge Loans are outstanding (provided that not more than three Securities Demands may be delivered to the Borrower during such period), the Borrower will cause the issuance and sale of New Securities, in such amounts and on such terms and conditions (including without limitation covenants, events of default, guarantees, currency, interest rates, yield, redemption provisions and maturity date) as are specified in the Securities Demand; provided, however, that (x) (i) in the case of any Non-Early Securities Demand, no New Securities shall be issued earlier than the Closing Date and (ii) in the case of any Early Securities Demand, such New Securities may, at the option of the Borrower, be issued into escrow on customary terms and subject to customary conditions and, in any case, shall be subject to special mandatory redemption at 100% of the issue price in the event that the Target Acquisition is not consummated and (y) each Securities Demand shall be in respect of a sale of a minimum of U.S. $250,000,000 in aggregate principal amount of New Securities (or, if less, an aggregate principal amount equal to the amount of outstanding Bridge Loans or Commitments), except in the case of this clause (y), with respect to any Securities Demand for the issuance of additional New Securities of the same series or that are issued under an existing indenture governing New Securities; provided, further, that for each issuance of New Securities:

(i)	the interest rate on any such issuance shall not exceed the Total Cap (subject to clause (ii) below);

(ii)

at the date of issuance the weighted average total effective yield applicable to any New Securities shall be such that the weighted average total effective yield applicable to (x) the New Securities (including those issued pursuant to a prior Securities Demand) and (y) the Loans, shall not exceed the Total Cap (it being understood that any floating interest rates and/or yields included in any of the foregoing calculations shall be determined using a methodology reasonably satisfactory to the Investment Banks, with original issue discount (other than any original issue discount resulting from a sale by the Investment Banks at a price less than the price paid by the Investment Banks) considered yield for the purpose of this clause (ii) and determined in accordance with customary market convention);

(iii)	the issue price of any New Securities shall not be less than 98.0% of the principal amount thereof;

(iv)

the New Securities shall be senior secured Permanent Securities of the Borrower with (i) a final maturity date no earlier than the fifth anniversary of the Closing Date and (ii) the call protection shall be high-yield style and the non-call period shall not exceed three years;

(v)	the New Securities shall not be subject to any financial maintenance covenants;

(vi)

the aggregate amount of proceeds of the New Securities shall not exceed an amount sufficient to repay all the then outstanding principal and other amounts under the Bridge Loans (or, with respect to New Securities issued on the Closing Date in lieu of the Bridge Loans, an amount up to the aggregate principal amount of Commitments, including any increases thereof pursuant to the Flex Letter);

(vii)	the New Securities shall be issued by the Borrower and shall be guaranteed by the Guarantors on terms customary for similar debt securities and consistent with the Documentation Standard;

(viii)	such Securities Demand shall only be permitted after the Borrower shall have participated in, or been afforded an opportunity to participate in, a customary “roadshow”;

(ix)

the New Securities shall contain terms, conditions, covenants and defaults, in each case (other than as provided herein) customary for senior notes, as modified to reflect then-prevailing market conditions as reasonably determined by the Investment Banks, and the financial condition and prospects of the Borrower and its Subsidiaries at such time, but in any event shall have the same guarantors as the Bridge Loans and consistent with the Documentation Standard; and

(x)

a customary AHYDO savings clause will be included at the election of the Borrower if the Securities are issued with significant original issue discount or paid-in-kind interest or would otherwise constitute AHYDO;

in each case, unless otherwise agreed by the Investment Banks and the Borrower.

(c)

Notwithstanding anything to the contrary contained herein, in the event of a Demand Failure, (A) the Lenders shall have the right to increase the interest rate with respect to the Bridge Loans on the Demand Failure Date (and/or any time thereafter) such that the interest rate on all Bridge Loans hereunder shall be increased to the Total Cap (provided that no Securities shall be required to be issued to repay any Bridge Loans that have become subject to call protection as provided below following a Demand Failure, except to the extent that such call protection has been waived by the applicable Lenders of Bridge Loans), (B) the Conversion Fee, if not previously paid, shall become immediately due and payable upon any such failure to execute a Securities Demand in respect thereof and (C) any transfer restrictions applicable to the Bridge Loans shall be removed.

(d)

As long as any Securities are held by any Investment Bank or any affiliate of an Investment Bank, whether or not a Demand Failure has occurred, such Securities shall be optionally redeemable or purchasable at any time by the Borrower or any of its affiliates at the issue price plus accrued and unpaid interest and accreted OID (and, for the avoidance of doubt, without premium or penalty of any kind). The redemption provisions of the Securities will provide for non-ratable voluntary redemptions of Securities held by each Investment Bank and its affiliates at such prices for so long as such Securities are held by them; provided that such non-ratable voluntary redemption shall, as between such Investment Banks and such affiliates, be made on a pro rata basis.

(20)	Target Refinancing. The Borrower will cause the Target Refinancing to occur on or substantially concurrently with the Closing Date.

(21)	Marketing Period. The Borrower will use its commercially reasonable efforts to ensure a Notes Marketing Period is provided prior to the issuance of any Permanent Securities.

Section 6.02 Negative Covenants

So long as any amount owing hereunder remains unpaid or any Lender has any obligation under this Agreement, and unless consent or waiver is given in accordance with Section 16.01 hereof, no Loan Party shall:

(1)

Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to create, incur, assume or suffer to exist, any Debt other than Permitted Debt.

(2)

Encumbrances. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to create, incur, assume or suffer to exist, any Encumbrance on any of its or their, as the case may be, respective Assets, other than Permitted Encumbrances.

(3)

Fundamental Changes. Merge into or amalgamate or consolidate with, or permit any of its Material Subsidiaries or Bidco to merge into, amalgamate or consolidate with any other Person, or permit any other Person to merge into or amalgamate or consolidate with it, or liquidate, dissolve or be wound up, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Loan Party may merge into, or amalgamate or consolidate with, or liquidate, dissolve or be wound up into any other Loan Party, (ii) any wholly-owned Subsidiary of any Loan Party may liquidate, dissolve or be wound up into any Loan Party if such Loan Party determines in good faith that such winding up is in the best interests of such Loan Party, (iii) any wholly-owned Subsidiary of any Loan Party may merge into, or amalgamate or consolidate with, any Loan Party, so long as the surviving or continuing entity is a Loan Party; (iv) any Immaterial Subsidiary may merge into or amalgamate or consolidate with, any Subsidiary or liquidate, dissolve or be wound up into any Subsidiary; and (v) any Subsidiary of a Loan Party that is not a Loan Party may merge into or amalgamate or consolidate with, or liquidate, dissolve or be wound up into any other Subsidiary of a Loan Party that is not a Loan Party. Notwithstanding the foregoing, neither the consummation of the Target Acquisition nor the consummation of any transaction in connection therewith as contemplated by the Acquisition Documents (as may be amended or modified in accordance with Section 6.01(17)(b)) shall constitute a breach of this Section 6.02(3).

(4)

Change of Business. Engage in any business or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to engage in any business, other than the Business and businesses which are the same as or related, ancillary, incidental or complementary to the Business.

(5)

Disposal of Assets Generally. Dispose of, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to Dispose of, any Assets to any Person, other than Permitted Dispositions, so long as (other than in respect of a Permitted Disposition described in clause (ii) of the definition thereof) no Event of Default has occurred and is continuing or would result therefrom.

(6)

Transactions with Affiliates. Dispose of, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to Dispose of, any Assets to, or purchase, lease or otherwise acquire any Assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not more restrictive to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Loan Parties not involving any other Affiliate, (c) any Restricted Payments permitted by Section 6.02(8) or any intercompany Debt and interest thereon expressly excluded from the definition of Restricted Payment, and (d) as otherwise permitted pursuant to this Agreement and the Credit Documents. The foregoing restrictions shall not apply to: (i) the payment of reasonable and customary fees to directors of Open Text who are not employees of Open Text, (ii) any other transaction with any employee, officer or director of the Loan Parties pursuant to employee profit sharing and/or benefit plans and compensation and non-competition arrangements in amounts customary for corporations similarly situated to the Loan Parties and entered into in the ordinary course of business and approved by the board of directors of the applicable Loan Party, or (iii) any reimbursement of reasonable out-of-pocket costs incurred by an Affiliate of Open Text on behalf of or for the account of Open Text or any of the Loan Parties.

(7)

Restrictive Agreements. Directly or indirectly enter into, incur or permit to exist, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to directly or indirectly enter into, incur or permit to exist, any agreement or other arrangement, that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or such Subsidiary to create, incur or permit to exist any Encumbrance upon any of its Assets pursuant to the Credit Documents, (b) the ability of such Loan Party or such Subsidiary to pay dividends or other distributions with respect to any Equity Securities or with respect to, or measured by, its profits or to make or repay loans or advances to any Loan Party or to provide a guarantee of any Debt of any Loan Party pursuant to the Credit Documents, (c) the ability of any Loan Party or any of its Subsidiaries to make any loan or advance to the Loan Parties, or (d) the ability of any Loan Party or any of its Subsidiaries to sell, lease or transfer any of its property to any other Loan Party; provided that the foregoing shall not apply to (i) restrictions and conditions existing on the Effective Date identified on Schedule K (but shall apply to any amendment or modification expanding the scope of, any such restriction or condition), to (ii) customary restrictions and conditions contained in agreements relating to the sale of a Loan Party or any of its Subsidiaries or any of their respective Assets pending such sale and such restrictions and conditions apply only to the Loan Party, Subsidiary or the Assets that are to be sold and such sale is permitted hereunder; (iii) restrictions or conditions imposed by any agreement relating to secured Debt permitted by this Agreement if such restrictions or conditions apply only to the Assets securing such Debt; and (iv) customary provisions in leases and other ordinary course contracts restricting the assignment or pledge thereof or the Assets that are the subject thereof.

(8)

Restricted Payments. Declare, make or pay or agree to declare, make or pay, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to declare, make or pay, or agree to declare, make or pay, directly or indirectly, any Restricted Payment, except (a) the declaration and payment of dividends with respect to the Equity Securities of Open Text payable solely in additional Equity Securities, (b) Restricted Payments by any Subsidiary of a Loan Party to its parent entity or entities (so long as, in the case of a non-wholly-owned Subsidiary, such Restricted Payments are made at least ratably to the applicable parent which is a Loan Party or Subsidiary thereof), (c) regularly scheduled payments in respect of Permitted Debt, (d) Restricted Payments by the Loan Parties pursuant to and in accordance with stock option plans, profit sharing plans, employment agreements and/or other benefit plans for the directors or officers of Open Text and its Subsidiaries; provided that the aggregate amount of cash payments made by the Loan Parties in any Financial Year pursuant to all such stock option plans, profit sharing plans and other compensation benefit plans shall not exceed reasonable commercial amounts, (e) Restricted Payments by the Loan Parties and their Subsidiaries, in an aggregate amount not to exceed in any Financial Year 35% of Consolidated EBITDA for such Financial Year, (f) Restricted Payments by the Loan Parties in an aggregate amount not to exceed U.S. $300,000,000 in any Financial Year, (g) the declaration and payment of dividends or other distributions with respect to, and the purchase, redemption or other acquisition of the Equity Securities of a Subsidiary of Open Text that is a Loan Party to another Subsidiary of Open Text that is not a Loan Party, so long as after giving effect thereto, (x) the Loan Parties would be in compliance with the financial covenant set forth in Section 6.03 of the New TLB Credit Agreement on a pro forma basis and (y) no Default or Event of Default has occurred and is continuing or would result therefrom, and (h) an unlimited amount so long as the Consolidated Net Leverage Ratio of Open Text, as of the last day of the fiscal quarter most recently ended, determined on a pro forma basis, would be no greater than 3.75:1.00.

(9)

Investments. Purchase, hold or acquire, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to purchase, hold or acquire (including pursuant to any amalgamation with any Person that was not a wholly-owned Subsidiary prior to such amalgamation), any Equity Securities, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person, except:

(a)	Investments by any such Loan Party or Subsidiary in the Equity Securities of any Loan Party;

(b)	loans or advances made by any Loan Party to any other Loan Party;

(c)

at any time that no Default or Event of Default has occurred and is continuing, or would result therefrom, investments by any such Loan Party or Subsidiary in the Equity Securities of an Excluded Subsidiary or Material Subsidiary or loans or advances made by any such Subsidiary to an

Excluded Subsidiary or Material Subsidiary (other than investments, loans or advances existing as of the Effective Date); provided that the aggregate amount outstanding of all such investments, loans or advances made by all such Loan Parties and Subsidiaries does not at any time exceed the greater of (i) U.S. $600,000,000 (or the equivalent thereof in any other currency) and (ii) 25.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) (or the equivalent thereof in other currencies) at any time (plus trade payables and amounts paid on account of services rendered, in each case, in the ordinary course of business), such amount to be determined net of Investment Credits received from Excluded Subsidiaries;

(d)	Permitted Debt;

(e)	Investments acquired pursuant to a Permitted Acquisition;

(f)

Investments existing on the Effective Date in the Equity Securities listed on Schedule F and any security into which such Equity Securities or such converted security may be converted from time to time;

(g)	[reserved];

(h)	Investments consisting of the repurchase of shares of Open Text to the extent permitted under Section 6.02(8);

(i)	Permitted Investments;

(j)	Investments by any such Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party; and

(k)

at any time that no Default or Event of Default has occurred and is continuing, or would result therefrom, other Investments in any Person engaged in a business that is the same as or related, ancillary, incidental or complementary to any business carried on by a Loan Party that are not otherwise permitted hereunder not to exceed the greater of (i) U.S. $600,000,000 (or the equivalent thereof in any other currency) and (ii) 25.0% of Consolidated EBITDA for the most recently ended Measurement Period (calculated on a pro forma basis) (or the equivalent thereof in other currencies) at any time, such amount to be determined net of Investment Credits received from all such Persons.

(10)

Acquisitions. Make any Acquisition, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to make any Acquisition, other than, and provided no Default or Event of Default has occurred and is continuing, or would result therefrom, a Permitted Acquisition.

(11)

Subsidiaries. Create or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to create, purchase, hold or acquire (including pursuant to any amalgamation with any Person that was not a wholly-owned Subsidiary prior to such amalgamation), any Subsidiary unless, except as otherwise provided for in this Agreement, such Subsidiary is a wholly-owned Subsidiary.

(12)

Lease-Backs. Except as otherwise provided for in this Agreement and the Sale-Leaseback Transaction on market terms involving the Assets located at 5347 West 161st Street, Brook Park, Ohio, enter into, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to enter into, any arrangement, directly or indirectly, with any Person whereby any such Loan Party or such Subsidiary shall sell or transfer any property, whether now owned or hereafter acquired, and whereby any such Loan Party or such Subsidiary shall then or thereafter rent or lease as lessee such property or any part thereof or other property which such Loan Party intends to use for substantially the same purpose or purposes as the property sold or transferred.

(13)

Canadian Pension Plan Compliance. (a) Terminate, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to terminate, any Canadian Pension Plan in a manner, or take any other action with respect to any Canadian Pension Plan, which would reasonably be expected to have a Material Adverse Effect, (b) fail to make, or permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to fail to make, full payment when due of all amounts which, under the provisions of any Canadian Pension Plan, agreement relating thereto or Law, Open Text or any other Loan Party is required to pay as contributions thereto if such failure would reasonably be expected to have a Material Adverse Effect, (c) contribute to or assume an obligation to contribute to, or permit any Loan Party (other than any Loan Party acquired as a result of a Permitted Acquisition) to contribute to or assume an obligation to contribute to, any pension plan which provides benefits determined on a defined benefit basis or, if such Loan Party is liable for funding defined benefits thereunder, any “multi-employer pension plan” as such terms are defined in the Pension Benefits Act (Ontario), or (d) acquire, or permit any Loan Party to acquire, an interest in any Person if such Person sponsors, maintains or contributes to, or, at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to any pension plan which provides benefits determined on a defined benefit basis or, if such Person is liable for funding defined benefits thereunder, any “multi-employer pension plan” as such terms are defined in the Pension Benefits Act (Ontario); provided that, Open Text or any other Loan Party may acquire an interest in any such Person if such Person is acquired as a Permitted Acquisition and neither Open Text nor any of the Loan Parties has any legal liability to perform such Person’s obligations or assume such Person’s liabilities.

(14)

Amendments. Make (a) any amendments to its or any of its Subsidiaries’ (other than Exempt Immaterial Subsidiaries) constating documents or by-laws (or other governing documents) which, taken as a whole, are adverse in any material respect to the Lenders’ interests, hereunder or the Encumbrances arising under or created by the Security Documents; (b) any amendments to, or grant any waivers in respect of, Material Agreements or any guarantee or security in respect thereof in a manner that would materially and adversely affect the Lenders’ interests, taken as a whole, under the Credit Documents; (c) in the case of the Revolving Credit Agreement, without limiting sub-clause (b) of this Section 6.02(14), any amendments to increase the principal amount of the Debt thereunder above the sum of the Revolving Commitments under the Revolving Credit Agreement as of the Effective Date plus the principal amounts of any “Incremental Facility” permitted in accordance with the terms of the Revolving Credit Agreement as of the Effective Date or shorten the maturity or weighted average life to maturity thereof or make any provision thereof more restrictive to the Borrower in any material respect than the corresponding provision of this Agreement; (d) in the case of the Term B Credit Agreement, without limiting sub-clause (b) of this Section 6.02(14), any amendments to increase the principal amount of the Debt thereunder above the sum of Term Loans (as defined in the Term B Credit Agreement) made on the Term Loan Closing Date (as defined in the Term B Credit Agreement) plus the principal amounts of any “Incremental Term Facility” permitted in accordance with the terms of the Term B Credit Agreement as of the Effective Date or shorten the maturity or weighted average life to maturity thereof or make any provision thereof more restrictive to the Borrower in any material respect than the corresponding provision of this Agreement or (e) in the case of the New TLB Credit Agreement, without limiting sub-clause (b) of this Section 6.02(14), any amendments to increase the principal amount of the Debt thereunder above the sum of Term Loans (as defined in the New TLB Credit Agreement) made on the Closing Date (as defined in the New TLB Credit Agreement) plus the principal amounts of any “Incremental Term Facility” permitted in accordance with the terms of the New TLB Credit Agreement as of the Effective Date or shorten the maturity or weighted average life to maturity thereof or make any provision thereof more restrictive to the Borrower in any material respect than the corresponding provision of this Agreement.

(15)	Change of Auditors. Change its auditors other than to an accounting firm nationally recognized in the United States or Canada.

(16)	Plan and Benefit Arrangements. Not and not permit any of its Subsidiaries or any other member of the ERISA Group to:

(a)	fail to satisfy the minimum funding requirements of ERISA and the Internal Revenue Code with respect to any Plan if such failure results in a Material Adverse Effect;

(b)

engage in a Prohibited Transaction with any Plan, Benefit Arrangement or Multiemployer Plan which, alone or in conjunction with any other such Prohibited Transaction, results in a Material Adverse Effect;

(c)

fail to make when due any contribution to any Multiemployer Plan that any Loan Party or any member of the ERISA Group may be required to make under any agreement relating to such Multiemployer Plan, or any Law pertaining thereto, where any such failure results in a Material Adverse Effect;

(d)	withdraw (completely or partially) from any Multiemployer Plan or withdraw (or be deemed under Section 4062(e) of ERISA to withdraw) from any Multiple Employer Plan, where any such withdrawal results in a Material Adverse Effect;

(e)	terminate, or institute proceedings to terminate, any Plan, where such termination results in a Material Adverse Effect;

(f)	fail to make any contributions to any Plan which gives rise to the conditions for imposition of a lien under Section 303(k) of ERISA;

(g)	fail to give any and all notices and make all disclosures and governmental filings required under ERISA or the Internal Revenue Code, where such failure results in a Material Adverse Effect; or

(h)	permit the occurrence of any Foreign Plan Event, where such occurrence results in a Material Adverse Effect.

(17)

Speculative Transactions. Engage in, or permit any Material Subsidiary to enter into, any interest rate, currency rate, commodity hedge or similar agreement, understanding or obligation, except in the normal course of business and not for speculative purposes.

(18)

Change of Corporate Name or Location. Change or permit any of their Subsidiaries that are Loan Parties to change (a) its incorporated name, or if not a corporation, its name as it appears in official filings in the jurisdiction of its organization, (b) change its chief executive office, principal place of business, domicile (within the meaning of the Civil Code of Québec) (unless such change is within the same jurisdiction), (c) change the type of entity that it is, (d) change its jurisdiction of incorporation or organization or its corporate or organizational structure, and (e) in the case of any Loan Party organized under the laws of a jurisdiction within the United States, change its organizational identification number, in each case, unless Open Text provides prompt written notice thereof to Administrative Agent so that, subject to Permitted Exceptions, Administrative Agent may take such actions as are necessary as a result thereof to continue the perfection and in the case of the Province of Québec, publication, of any Encumbrances in favour of the Collateral Agent or Administrative Agent in any Collateral.

(19)

Share Capital. Except in a transaction otherwise permitted under this Agreement, permit any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) to issue any shares, or any options, warrants or securities convertible into shares, to the extent that such issuance would result in a reduction in the ownership percentage or such Loan Party in such Subsidiary.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01 Events of Default

(1)	If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)	a Borrower shall fail to pay any principal amount of the Loans when such amount becomes due and payable;

(b)	a Borrower shall fail to pay any interest or Fees when the same become due and payable hereunder and such failure shall remain unremedied for five Business Days;

(c)

any representation or warranty made or deemed to be made by Open Text, Bidco or any other Loan Party in this Agreement or any other Credit Document to which it is a party shall prove to have been incorrect in any material respect when made or deemed to be made;

(d)

Open Text or Bidco shall fail to perform, observe or comply with any of the covenants contained in Section 6.01(2), Section 6.01(17), Section 6.01(18), Section 6.01(19) (other than, prior to the Closing Date, any failure to perform, observe or comply that directly results from the failure of the Target or any of its affiliates, representatives or agents to provide the cooperation necessary to permit Open Text to satisfy its obligations under such Section), Section 6.01(20), Section 6.01(21) or Section 6.02;

(e)	Open Text shall fail to perform, observe or comply with any of the covenants contained in Section 6.01(1)(a) and such failure shall remain unremedied for five Business Days;

(f)

Open Text shall fail to perform, observe or comply with any of the covenants contained in Section 6.01(1)(b) or (c) or Section 6.01(3) and such failure shall remain unremedied for fifteen Business Days;

(g)

Open Text or any other Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Credit Document to which it is a party (other than a covenant or agreement whose breach or default in performance is elsewhere in this Section 7.01 specifically dealt with) and such failure shall remain unremedied for 30 days after Open Text has received notice from the Administrative Agent of such failure to perform or observe;

(h)

a Loan Party or any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) shall fail to pay the principal of or interest on any Debt (excluding any Debt hereunder) which is outstanding in an aggregate principal amount exceeding U.S. $125,000,000 (or the equivalent amount in any other currency), when such amount becomes due and payable

(whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other breach, default or failure by a Loan Party shall occur with respect to any other term of such Debt, and shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to any such Debt, if the effect of such breach, default or failure is to cause or (in the case of a breach, default or failure with respect to a matured term of the applicable Debt) permit the acceleration of such Debt; provided that no Event of Default under this Section 7.01(1)(h) shall occur or be continuing if such failure, default or breach has been waived by the holder(s) or trustee or agent on behalf of such holder(s) of such Debt;

(i)

any writ of execution or similar process is enforced or levied upon material Assets having a value of U.S. $125,000,000 (or the equivalent amount in any other currency) or more, net of any amounts covered by an enforceable contract of insurance, of any Loan Party and remains undischarged, unvacated and unstayed for a period (for each action) of 60 days and, in any event, later than five Business Days prior to the date of any proposed sale thereunder; provided that, during such period, such process is in good faith disputed by such Loan Party;

(j)

any judgment or order for the payment of money in excess of U.S. $125,000,000 (or the equivalent amount in any other currency), net of any amounts available for the satisfaction of such judgment or order pursuant to an enforceable contract of insurance, shall be rendered against any Loan Party or any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) and the same shall remain undischarged, unvacated, unstayed and unbonded pending appeal for a period of 60 consecutive days from the entry thereof;

(k)

any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) that would be reasonably likely to have a Material Adverse Effect, and the same shall remain undischarged, unvacated, unstayed and unbonded pending appeal for a period of 60 consecutive days during which execution shall not be stayed;

(l)

any Loan Party or any of its Subsidiaries (other than Exempt Immaterial Subsidiaries) (i) fails to generally pay its debts as such debts become due; (ii) admits in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; (iii) institutes or has instituted against it any proceeding seeking (w) the possession, foreclosure, seizure, retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the Assets (having a value in excess of U.S. $125,000,000) of any Loan Party or Bidco, (x) to adjudicate it a bankrupt or insolvent, (y) any liquidation, winding-up, reorganization (in each case, other than as specifically permitted hereunder), arrangement (other than as specifically permitted hereunder), protection, relief or composition of it or its debts under any Law relating to bankruptcy, insolvency, reorganization, incorporation law or relief of debtors including any plan of compromise or arrangement or other similar corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, trustee, interim receiver, receiver and manger, liquidator, custodian, sequestrate or other similar official for it or for any substantial part of its Assets (having a value in excess of U.S. $125,000,000), and in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, trustee, interim receiver, receiver and manger, liquidator, custodian, sequestrate or other similar official for it or for any substantial part of its Assets (having a value in excess of U.S. $125,000,000)) shall occur; or (iv) the board of directors or other applicable governing body of any Loan Party or Bidco adopts any resolution or otherwise authorizes action to approve any of the foregoing actions;

(m)	any Impermissible Qualification of the audited financial statements required to be delivered pursuant to Section 6.01(1);

(n)

any of the Credit Documents executed and delivered by any Loan Party shall cease to be in full force and effect in any material respect (taken as a whole) and such failure (i) relates to a material portion of the Collateral, and (ii) did not arise from the failure of the Administrative Agent or any Lender to take any action within its control (without limiting the Loan Parties’ obligations under Section 2.11(1), 6.01(1)(c) and 6.01(11)) and (iii) shall remain unremedied for 10 Business Days; or

(o)

the validity of any of the Credit Documents or the applicability thereof to the Loans or any other Obligations purported to be secured or guaranteed thereby or any part thereof shall be contested in writing by any Loan Party;

then, the Administrative Agent may, and shall at the request of the Majority Lenders, by written notice to the Borrower (i) terminate the Lenders’ obligations to make further Loans; and (ii) (at the same time or at any time after such termination) declare the principal amount of all outstanding Loans and all interest and Fees accrued thereon and all other amounts payable under this Agreement in respect of the Loans to be immediately due and payable, without presentment, demand, protest or further notice of any kind (except as required by Law), all of which are hereby expressly waived by the Borrower; provided that, upon the occurrence of an Event of Default under clause (l) above with respect to the Borrower, the Lender’s obligations to make further Loans shall automatically terminate and all outstanding Loans and all interest and Fees accrued thereon and all other amounts payable under this Agreement in respect of the Loans shall become immediately due and payable, with any presentment, demand, protest or notice of any kind from the Administrative Agent or any Lender.

Section 7.02 Remedies Upon Demand and Default

(1)

Upon a declaration that the Loans are immediately due and payable pursuant to Section 7.01, the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders, commence such legal action or proceedings as it, in its sole discretion, may deem expedient, including the commencement of enforcement proceedings under the Security Documents or any other security granted by Open Text or any other Loan Party to the Collateral Agent, Administrative Agent or the Lenders, all without any additional notice, presentation, demand, protest, notice of dishonour, entering into of possession of any of the Assets, or any other action or notice (except as required by Law), all of which the Loan Parties hereby expressly waive (to the extent enforceable under Law).

(2)

The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Credit Documents are cumulative and are in addition to and not in substitution for any other rights or remedies. Nothing contained herein or in the Security Documents or any other security hereafter held by the Collateral Agent, Administrative Agent and the Lenders, with respect to the indebtedness or liability of the Borrower or any other Loan Party to the Administrative Agent and the Lenders, or any part thereof, nor any act or omission of the Administrative Agent or the Lenders with respect to the Security Documents, the Collateral or such other security, shall in any way prejudice or affect the rights, remedies and powers of the Administrative Agent and the Lenders hereunder or under the Security Documents or such Collateral.

ARTICLE 8

YIELD PROTECTION

Section 8.01 Increased Costs; Reserves on Term SOFR Advances

(1)	Increased Costs Generally. If any Change in Law shall:

(a)

impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, including Term SOFR funds or deposits;

(b)

subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) and (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(c)	impose on any Lender or the London applicable interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount), then upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(2)

Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding any loss, cost or expense arising from Taxes) incurred by it as a result of:

(a)

any continuation, conversion, payment or prepayment of any Advance other than a Base Rate Advance on a day other than the last day of the Interest Period for such Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)

any failure by the Borrower (for a reason other than the failure of such Lender to make an Advance) to prepay, borrow, continue or convert any Advance other than a Base Rate Advance on the date or in the amount notified by the Borrower; or

(c)	any assignment of a Term SOFR Advance on a day other than the last day of the Interest Period therefor pursuant to Section 3.04(1) or as a result of a request by the Borrower pursuant to Section 8.03;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Advance or from fees payable to terminate the deposits from which such funds were obtained; provided that, for the avoidance of doubt, the Borrower shall not be obligated to compensate any Lender under this Section for any loss of anticipated profits in respect of any of the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section, each Lender shall be deemed to have funded each Term SOFR Advance made by it at the Term SOFR Reference Rate.

(3)

Liquidity or Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s liquidity or capital or on the liquidity or capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or its holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of its holding company with respect to liquidity or capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or its holding company for any such reduction suffered.

(4)

Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (1), (2) or (3) of this Section (“Additional Compensation”), including a description of the event by reason of which it believes it is entitled to such compensation, and supplying reasonable supporting evidence and reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. In the event the Lender subsequently recovers all or part of the Additional Compensation paid by the Borrower, it shall promptly repay an equal amount to the Borrower. The obligation to pay such Additional Compensation for subsequent periods will continue until the earlier of termination of the Accommodation or the Commitment affected by the Change in Law, change in capital or liquidity requirement or the lapse or cessation of the Change in Law giving rise to the initial Additional Compensation. A Lender shall make reasonable efforts to limit the incidence of any such Additional Compensation and seek recovery for the account of the Borrower upon the Borrower’s reasonable request at Borrower’s expense, provided such Lender in its reasonable determination suffers no appreciable economic, legal, regulatory or other disadvantage. Notwithstanding the foregoing provisions, a Lender shall only be entitled to rely upon the provisions of this Section 8.01 if and for so long as it is generally making corresponding demands for similar amounts for similarly situated borrowers pursuant to provisions similar to the foregoing provisions of this Section 8.01 in other loan documents to which such Lender is party.

(5)

Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, except that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefore, unless the Change in Law giving rise to such increased costs or reductions is retroactive, in which case the nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

All of the Borrower’s obligations under this Section 8.01 shall survive the payment in full of the other obligations hereunder and the termination of this Agreement.

Section 8.02 Taxes

(1)

Payments Subject to Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any Credit Document shall be made free and clear and without reduction or withholding for any Taxes; provided that, if any Law requires the deduction or withholding of any Taxes in respect of any such payment by or on account of any obligation of a Loan Party hereunder or under any other Credit Document, then (i) the Loan Party shall make any such deductions required to be made by it under Law, (ii) the Loan Party shall timely pay the full amount required to be deducted to the relevant Governmental Authority in accordance with Law and (iii) if such Tax is an Indemnified Tax the sum payable by the Loan Party shall be increased as necessary so that after making or allowing for all required deductions and payments (including such deductions and payments applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or payments been required.

(2)

Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (1) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Law.

(3)

Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender, within 15 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or payable by the Administrative Agent or such Lender in respect of any payment by or on account of any obligation of a Loan Party hereunder or under any other Credit Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. In the event the Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified under this Section (including by the payment of additional amounts pursuant to this Section) by the Borrower, it shall pay an equal amount to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund. Such indemnifying party, upon the request of such indemnified party, shall promptly repay to such indemnified party the amount paid over pursuant to this Section 8.02(3) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority). A Lender shall make reasonable efforts to limit the incidence of any payments under this Section and seek recovery for the account of the Borrower upon the Borrower’s reasonable request at the Borrower’s expense, provided such Lender in its reasonable determination suffers no appreciable economic, legal, regulatory or other disadvantage and further provided that nothing in this Section shall require a Lender to disclose any Tax returns of such Lender or any other Tax information which such Lender deems to be confidential.

(4)

Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 8.02, the Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)

Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for Tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall, at the request of the Borrower, deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements.

(6)

If a payment made by the Borrower hereunder or under any other Credit Document would be subject to withholding tax imposed pursuant to FATCA if any Lender fails to comply with applicable reporting and other requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Law or as reasonably requested by the Borrower or the Administrative Agent, any documentation prescribed by applicable Law (including documentation prescribed by Section 1471(b)(3)(c)(i) of the Code or such additional documentation reasonably requested by the Borrower or the Administrative Agent for the Borrower or the Administrative Agent to comply with its obligations under FATCA), to determine the amount to withhold or deduct from such payment and to determine that such Lender has complied with such applicable reporting and other requirements of FATCA.

(7)	Defined Terms. For purposes of this Section, the term “Law” includes FATCA.

All of the Borrower’s obligations under this Section 8.02 shall survive the payment in full of the other obligations hereunder and the termination of this Agreement.

Section 8.03 Mitigation Obligations: Replacement of Lenders

(1)

Designation of a Different Lending Office. If any Lender requests compensation under Section 8.01, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 8.02, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Accommodations hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender (with the prior consent of the Borrower), such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.01 or 8.02, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)

Replacement of Lenders. If any Lender requests compensation under Section 8.01, if the Borrower is required to pay any material additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 8.02, if any Lender’s obligations are suspended pursuant to Section 2.15, if any Lender becomes a Defaulting Lender or if any Lender defaults in its obligation to fund Accommodations hereunder, then the Borrower may either, at its sole expense and effort, upon 10 days’ notice to such Lender and the Administrative Agent (i) repay all outstanding amounts due to such affected Lender (or such portion which has not been acquired pursuant to clause (ii) below) and thereupon such Commitment of the affected Lender shall be permanently cancelled and the aggregate Commitment shall be permanently reduced by the same amount and the Commitment of each of the other Lenders shall remain the same; or (ii) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.01), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)	the Borrower pays the Administrative Agent the assignment fee specified in Section 15.01(2)(d);

(b)

the assigning Lender receives payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any breakage costs and amounts required to be paid under this Agreement as a result of prepayment to a Lender) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)

in the case of any such assignment resulting from a claim for compensation under Section 8.01 or payments required to be made pursuant to Section 8.02, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)	such assignment does not conflict with Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE 9

RIGHT OF SETOFF

Section 9.01 Right of Setoff.

If an Event of Default has occurred and is continuing, each of the Lenders and each of their respective Affiliates hereby authorized at any time and from time to time to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the Obligations of the Borrower or any Guarantor now or hereafter existing under this Agreement or any other Credit Document to such Lender, irrespective of whether or not such Lender has made any demand under this Agreement or any other Credit Document and although such Obligations of the Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff, consolidation of accounts and bankers’ lien) that such Lender or their respective Affiliates may have. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application, but the failure to give such notice shall not affect the validity of such setoff and application. If any Affiliate of a Lender exercises any rights under this Section 9.01, it shall share the benefit received in accordance with Section 10.01 as if the benefit had been received by the Lender of which it is an Affiliate.

ARTICLE 10

SHARING OF PAYMENTS BY LENDERS

Section 10.01 Sharing of Payments by Lenders

(1)

If any Lender, by exercising any right of setoff or counterclaim or otherwise, obtains any payment or other reduction that might result in such Lender receiving payment or other reduction of a proportion of the aggregate amount of its Loans and accrued interest thereon or other obligations hereunder greater than its pro rata share thereof as provided herein, then the Lender receiving such payment or other reduction shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the outstanding Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective outstanding Loans and other amounts owing them; provided that:

(a)

if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest;

(b)

the provisions of this Section shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Loan Party or any

Affiliate	of a Loan Party (as to which the provisions of this Section shall apply); and

(c)

the provisions of this Section shall not be construed to apply to (w) any payment made while no Event of Default has occurred and is continuing in respect of obligations of the Borrower to such Lender that do not arise under or in connection with the Credit Documents, (x) any payment made in respect of an obligation that is secured by a Permitted Encumbrance or that is otherwise entitled to priority over the Borrower’s Obligations under or in connection with the Credit Documents, (y) any reduction arising from an amount owing to a Loan Party upon the termination of derivatives entered into between the Loan Party and such Lender, or (z) any payment to which such Lender is entitled as a result of any form of credit protection obtained by such Lender.

(2)

The Loan Parties consent to the foregoing and agree, to the extent they may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim and similar rights of Lenders with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

ARTICLE 11

ADMINISTRATIVE AGENT’S CLAWBACK

Section 11.01 Administrative Agent’s Clawback

(1)

Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any advance of funds that such Lender will not make available to the Administrative Agent such Lender’s share of such advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with the provisions of this Agreement concerning funding by Lenders and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable advance available to the Administrative Agent, then the applicable Lender shall pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Accommodation included in such advance. If the Lender does not do so forthwith, the Borrower shall pay to the Administrative Agent forthwith on written demand such corresponding amount with interest thereon at the interest rate applicable to the advance in question. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that has failed to make such payment to the Administrative Agent.

(2)

Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute the amount due to the Lenders. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with prevailing banking industry practice on interbank compensation.

ARTICLE 12

AGENCY

Section 12.01 Appointment and Authority

(1) (a)

Each of the Lenders hereby irrevocably appoints (and confirms the prior existing appointment of) the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes (and confirms the prior existing authorization of) the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions.

(b)

The Administrative Agent and each of the Lenders hereby further irrevocably appoints (and confirms the prior existing appointment of) Barclays Bank PLC to act on its behalf as a Collateral Agent hereunder and under the other Credit Documents and authorizes (and confirms the prior existing authorization of) the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, including acting as the agent of the Lenders for purposes of acquiring, holding and enforcing any and all Encumbrances on Collateral, together with such actions and powers as are reasonably incidental thereto. The Collateral Agent shall act on behalf of the Administrative Agent and the Lenders and shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 12 with respect to any acts taken or omissions suffered by the Collateral Agent in connection with its activities in such capacity as fully as if the term “Administrative Agent” as used in this Article 12 included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Collateral Agent.

(2)

Without prejudice to the foregoing, each Lender hereby irrevocably appoints each of the Administrative Agent (and any successor acting as Administrative Agent) and the Collateral Agent (and any successor acting as the Collateral Agent) to, as part of its duties as Administrative Agent and/or Collateral Agent, act, individually or collectively, as the hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) for all present and future creditors of the Secured Obligations (in such capacity, the “Attorney”) to take and to hold on their behalf, and for their benefit, any hypothec granted pursuant to the laws of the Province of Quebec by any Loan Party, and to exercise such powers and duties which are conferred upon the Attorney under any such hypothec. For certainty, in acting as hypothecary representative, the Attorney shall benefit from and be subject to all provisions hereof with respect to the Attorney mutatis mutandis, including all such provisions with respect to the liability or responsibility to and indemnification by the Lenders.

(3)

In the event of the resignation of the Administrative Agent and/or Collateral Agent and the appointment of a successor Administrative Agent and/or Collateral Agent, such successor Administrative Agent and/or Collateral Agent shall also act as successor hypothecary representative without any further act or formality.

Section 12.02 Rights as a Lender

The Persons serving as the Administrative Agent and the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, respectively, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Persons serving as the Administrative Agent and the Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Affiliate thereof as if such Person were not the Administrative Agent or the Collateral Agent and without any duty to account to the Lenders.

Section 12.03 Exculpatory Provisions

(1)

Each of the Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, each of the Administrative Agent and the Collateral Agent:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent or the Collateral Agent, as applicable, is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents), but the Administrative Agent and the Collateral Agent, as applicable, shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent, as applicable, to liability or that is contrary to any Credit Document or Law; and

(c)

shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its Affiliates in any capacity.

(2)

The Administrative Agent and the Collateral Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as is necessary, or as the Administrative Agent believes in good faith is necessary, under the provisions of the Credit Documents) or (ii) in the absence of its own gross negligence or wilful misconduct as determined by a court of competent jurisdiction by a final non-appealable judgment. The Administrative Agent and the Collateral Agent shall be deemed not to have knowledge of any Default unless and until notice describing the Default is given to the Administrative Agent or the Collateral Agent, as applicable, by any Loan Party or a Lender.

(3)

Except as otherwise expressly specified in this Agreement, the Administrative Agent and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition specified in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable.

(4)

Notwithstanding anything to the contrary contained herein or in any other Credit Document, any duty, role, responsibility, action or inaction contemplated or required on the part of the Administrative Agent or the Collateral Agent in any Credit Document is expressly subject to the terms and conditions of (i) the Intercreditor Agreement and (ii) the intercreditor agreement contemplated by clause (k) of the definition of Permitted Debt and Barclays Bank PLC, in its capacity as an “intercreditor agent” thereunder, (a) shall be entitled to the rights, powers, benefits, protections, immunities and indemnities provided and afforded to the Administrative Agent or the Collateral Agent in any Credit Document and (b) is intended to be a third-party beneficiary of this Section 12.03(4) with full rights and powers to enforce this Section 12.03(4) as if a party hereto.

Section 12.04 Reliance by Administrative Agent

The Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 12.05 Indemnification of Agents

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or wilful misconduct; provided, however, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or wilful misconduct for purposes of this Section 12.05. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 12.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person regardless of whether any Indemnified Person is a party to such investigation, litigation or proceeding. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent or the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent or Collateral Agent, as applicable, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or Collateral Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section 12.05 shall survive termination of the Commitments, the payment of all other Loans and the resignation of the Administrative Agent or the Collateral Agent, as applicable.

Section 12.06 Delegation of Duties

The Administrative Agent or the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-Administrative Agents or sub-Collateral Agents appointed by the Administrative

Agent from among the Lenders (including the Persons serving as Administrative Agent and Collateral Agent) and their respective Affiliates. The Administrative Agent, the Collateral Agent and any such sub-Administrative Agent or sub-Collateral Agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The provisions of this Article and other provisions of this Agreement for the benefit of the Administrative Agent or the Collateral Agent shall apply to any such sub-Administrative Agent or sub-Collateral Agent and to the Related Parties of the Administrative Agent, the Collateral Agent and any such sub-Administrative Agent or sub-Collateral Agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable. The Administrative Agent and the Collateral Agent shall not be responsible for the negligence or misconduct of any sub-Administrative Agent or sub-Collateral Agent that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

Section 12.07 Replacement of Administrative Agent or Collateral Agent

(1)

The Administrative Agent or the Collateral Agent may resign at any time upon 30 days’ notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, with the prior consent of Borrower (except during the occurrence or continuation of an Event of Default, during which no consent shall be required), to appoint a successor.

(2)

If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or the retiring Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or the retiring Collateral Agent, as applicable, may, but shall not be required to, with the prior consent of Open Text (such consent not to be unreasonably withheld or delayed), on behalf of the Lenders, appoint a successor Administrative Agent or successor Collateral Agent, respectively, meeting the qualifications specified in Section 12.07(1); provided that if the Administrative Agent or the Collateral Agent, as applicable, shall notify Open Text and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent or the retiring Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent or the Collateral Agent, as applicable, on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent or the retiring Collateral Agent, as applicable, shall continue to hold such collateral security until such time as a successor Administrative Agent or successor Collateral Agent, respectively, is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent, as applicable, shall instead be made by or to each Lender directly, until such time as the Majority Lenders appoint a successor Administrative Agent or the successor Collateral Agent, respectively, as provided for above in the preceding paragraph.

Upon a successor’s appointment as Administrative Agent or Collateral Agent hereunder, as applicable, such successor shall succeed to and become vested with all of the rights, powers,

privileges and duties of the former Administrative Agent or the former Collateral Agent, as applicable, and the former Administrative Agent or the former Collateral Agent, respectively, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided in the preceding paragraph). The fees payable by the Borrower to a successor Administrative Agent or successor Collateral Agent, as applicable, shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the termination of the service of the former Administrative Agent or former Collateral Agent, as applicable, the provisions of this Article 12 and of Article 14 shall continue in effect for the benefit of such former Administrative Agent or former Collateral Agent, its sub-Administrative Agents or sub-Collateral Agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the former Administrative Agent or Collateral Agent, as applicable, was acting as Administrative Agent or Collateral Agent, respectively.

Section 12.08 Non-Reliance on Agents and Other Lenders

Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 12.09 Collective Action of the Lenders

Each of the Lenders hereby acknowledges that to the extent permitted by Law, any collateral security and the remedies provided under the Credit Documents to the Lenders are for the benefit of the Lenders collectively and acting together and not severally and further acknowledges that its rights hereunder and under any collateral security are to be exercised not severally, but by the Administrative Agent or the Collateral Agent upon the decision of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents). Accordingly, notwithstanding any of the provisions contained herein or in any collateral security, each of the Lenders hereby covenants and agrees that it shall not be entitled to take any action hereunder or thereunder including any declaration of default hereunder or thereunder but that any such action shall be taken only by the Administrative Agent or the Collateral Agent with the prior written agreement of the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for in the Credit Documents). Each of the Lenders hereby further covenants and agrees that upon any such written agreement being given, it shall co-operate fully with the Administrative Agent and the Collateral Agent to the extent requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, in the absence of instructions from the Lenders and where in the sole opinion of the Administrative Agent, acting reasonably and in good faith, the exigencies of the situation warrant such action, the Administrative Agent may without notice to or consent of the Lenders take such action (or direct the Collateral Agent to take such action) on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders.

Section 12.10 No Other Duties, etc.

Anything herein to the contrary notwithstanding, neither the Lead Arrangers nor holders of similar titles, if any, specified in this Agreement shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder.

Section 12.11 Administrative Agent May File Proofs of Claim

In case of the pendency of any proceeding under any Debtor Relief Law relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Borrowing shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)

to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Borrowings and all other Obligations hereunder that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Collateral Agent and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Collateral Agent and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Collateral Agent and the Administrative Agent under Sections 2.07, 2.08, 3.04(1) and 14.01) allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Collateral Agent and the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07, 2.08, 3.04(1) and 14.01.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the obligations hereunder or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 12.12 Certain ERISA Matters

(1)

Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective

Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(a)	such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(b)

the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable and the conditions are (and will continue to be) satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(c)

(i) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (iii) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (iv) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(d)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(2)

In addition, unless either (i) sub-clause (a) in the immediately preceding clause (1) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (d) in the immediately preceding clause (1), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto).

(3)

The Administrative Agent and the Lead Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 12.13 Erroneous Payments

(1)

Each Lender (and each Participant, by its acceptance of a participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender (any of the foregoing, a “Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Payment Recipient under this Section shall be conclusive, absent manifest error.

(2)

Without limitation of clause (1) above, each Payment Recipient further acknowledges and agrees that if such Payment Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.

(3)

Any Payment required to be returned by a Payment Recipient under this Section shall be made in same-day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(4)

The Borrower and each other Subsidiary hereby agrees that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Subsidiary except, in each case, to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any other Subsidiary.

(5)

Each party’s obligations, agreements and waivers under this Section shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

ARTICLE 13

NOTICES: EFFECTIVENESS; ELECTRONIC COMMUNICATION

Section 13.01 Notices, etc.

(1)

Notices Generally. Except as provided in paragraph (2) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the addresses or telecopier numbers specified elsewhere in this Agreement or, if to a Lender, to it at its address or telecopier number specified in the Register or, if to a Loan Party other than Open Text, in care of Open Text.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given on a Business Day between 9:00 a.m. and 5:00 p.m. local time where the recipient is located, shall be deemed to have been given at 9:00 a.m. on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (2) below, shall be effective as provided in said paragraph (2).

(2)

Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including SyndTrak) pursuant to procedures approved by the Administrative Agent and, in the case of the use of any web platform (such as SyndTrak) reasonably acceptable to Open Text; provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

The Borrower hereby acknowledge that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat the Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute information governed by Section 20.01, they shall be treated as set forth therein); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT-RELATED PERSONS DO NOT WARRANT THE ACCURACY OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT-RELATED PERSON IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’ or the Administrative Agent’s transmission of Borrower Materials through the Platform, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Agent-Related Person; provided that in no event shall any Agent-Related Person have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential damages or punitive damages (as opposed to direct or actual damages).

(3)

Change of Address, Etc. Each Loan Party, the Administrative Agent, the Collateral Agent and each Lead Arrangers may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto and each Lender hereto may change its address or telecopier number for notices and other communications hereunder by notice to the Borrower and Administrative Agent.

ARTICLE 14

EXPENSES; INDEMNITY: DAMAGE WAIVER

Section 14.01 Expenses; Indemnity: Damage Waiver

(1)

Costs and Expenses. Each Loan Party shall pay (i) subject to any applicable fee letters, all reasonable out-of-pocket expenses incurred by each of the Administrative Agent, the Collateral Agent and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the

Administrative Agent and the Collateral Agent (limited to one U.S. counsel, one Canadian counsel and appropriate local counsel and in the case of any actual or perceived conflict of interest, one additional counsel to each affected Indemnitee and its related persons in each of Canada and the United States and, if necessary, appropriate local counsel), in connection with the syndication of the Bridge Loan Facility provided for herein and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or of any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by each of the Administrative Agent, the Collateral Agent or any Lender, including the reasonable fees, charges and disbursements of counsel, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Credit Documents, including its rights under this Section, or in connection with the Loans issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. Except as expressly provided in this Section 14.01(1) or as otherwise provided in this Agreement, none of the Loan Parties shall be obligated to pay any out-of-pocket costs and expenses of the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Lenders or any Related Person of the foregoing Persons.

(2)

Indemnification by the Loan Parties. Subject to the limitations contained in Section 14.01(1), each Loan Party shall indemnify, jointly and severally, each of the Administrative Agent, the Collateral Agent, the Lead Arrangers, each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable costs and fees of any counsel for any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance or non-performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation or non-consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by any Loan Party, or any Environmental Liabilities related in any way to any Loan Party, or (iv) any actual claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Loan Party and regardless of whether any Indemnitee is a party thereto (the foregoing collectively being the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee. This Section 14.01(2) shall not apply with respect to Taxes other than Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax Indemnified Liability.

(3)

Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (1) or (2) of this Section to be paid by it to the Administrative Agent (or any sub-Administrative Agent thereof), the Collateral Agent (or any sub-Collateral Agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-Administrative Agent), the Collateral Agent (or any such sub-Collateral Agent) or such Related Party, such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-Administrative Agent) or the Collateral Agent (or any such sub-Collateral Agent), as applicable, in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-Administrative Agent) or the Collateral Agent (or any such sub-Collateral Agent), as applicable, in connection with such capacity.

(4)

Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for indirect, consequential, punitive, aggravated or exemplary damages (as opposed to direct damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby (or any breach thereof), the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.

(5)

Payments. All amounts due under this Section shall be payable promptly after demand therefor. A certificate of the Administrative Agent, the Collateral Agent or a Lender setting forth the amount or amounts owing to the Administrative Agent, the Collateral Agent, Lender or a sub-Administrative Agent, a sub-Collateral Agent or Related Party, as the case may be, as specified in this Section, including reasonable detail of the basis of calculation of the amount or amounts, and delivered to the Borrower shall be conclusive absent manifest error.

All of the Loan Parties’ Obligations under this Section 14.01 shall survive the payment in full of the other Obligations hereunder and the termination of this Agreement.

ARTICLE 15

SUCCESSORS AND ASSIGNS

Section 15.01 Successors and Assigns

(1)

Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Majority Lenders and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (2) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (6) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (8) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (6) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(2)

Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the outstanding Loans at the time owing to it); provided that:

(a)

except if an Event of Default or, after the Closing Date, a Demand Failure has occurred and is continuing or in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the outstanding Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment being assigned (which for this purpose includes outstanding Loans hereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than U.S. $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents to a lower amount (each such consent not to be unreasonably withheld or delayed);

(b)

each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the outstanding Loans or the Commitment assigned, except that this clause Section 15.01(2)(b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate credits on a non-pro rata basis;

(c)

any assignment must be approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) unless the proposed assignee is itself already a Lender, an Affiliate of a Lender or an Approved Fund;

(d)

any assignment must be approved by the Borrower, such approval not to be unreasonably withheld or delayed (provided that, following the Certain Funds Period, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; provided, further, that (other than with respect to any assignment to any entity that becomes a Lead Arranger and Book-Runner after the date hereof), during the Certain Funds Period, the Borrower may withhold such consent in its sole discretion and any failure of the Borrower to provide such consent within five Business Days after having received notice thereof shall be deemed a refusal of such consent), unless the proposed assignee is itself already a Lender with the same type of Commitment or, following the Certain Funds Period, an Affiliate of a Lender or an Approved Fund or if an Event of Default or Demand Failure has occurred and is continuing; and if the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of U.S. $3,500 (other than in the case of multiple contemporaneous assignments by a Lender to affiliate funds or Approved Funds, in which case only one such fee shall be payable), which fee shall not be for the account of the Loan Parties, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(e)

in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), and to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon); provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (4) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement with respect to the interest assigned and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and the other Credit Documents, including any collateral security, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article 8 and Article 14, and shall continue to be liable for any breach of this Agreement by such Lender, with respect to facts and circumstances occurring prior to the effective date of such assignment. Any payment by an assignee to an assigning Lender in connection with an assignment or transfer shall not be or be deemed to be a repayment by the Borrower or a new Accommodation or Loan to the Borrower.

(3)	[Reserved]

(4)

Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the outstanding Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower or any Lender (but, only in the case of a Lender, at the Administrative Agent’s office and with respect to any entry relating to such Lender’s Commitments and their Obligations), at any reasonable time and from time to time upon reasonable prior notice. Upon written request by Open Text, the Administrative Agent shall deliver a copy of the Register to Open Text within 5 Business Days after any such request.

(5)

Limitations upon Assignee Rights. Except in the case of an assignment made during the continuance of an Event of Default, no assignee shall be entitled to receive any greater payment under Section 8.01 and 8.02 than the applicable Lender would have been entitled to receive with respect to the Commitments and Loans assigned to such assignee, unless such assignment is made with the Borrower’s prior written consent.

(6)

Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a Loan Party or any Affiliate of a Loan Party) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the outstanding Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Credit Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the

Participant, agree to any amendment, waiver or other modification described in clause (2) of Section 16.01 that directly affects such Participant. Any payment by a Participant to a Lender in connection with a sale of a participation shall not be or be deemed to be a repayment by the Borrower or a new Loan to the Borrower.

Subject to paragraph (7) of this Section, and to the extent permitted by Law, each Participant shall be entitled to the benefits of Article 8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (2) of this Section, provided such Participant agrees to be subject to Article 10 as though it were a Lender.

(7)

Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 8.01 and 8.02, and in respect of any breakage costs payable hereunder, than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(8)

Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(9)

Participant Register. The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of each Participant, and the amount of each such Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

ARTICLE 16

AMENDMENTS AND WAIVERS

Section 16.01 Amendments and Waivers

(1)

Subject to Sections 16.01(2), (3) and (6) (in which cases, for clarification, those subsections shall exclusively apply and this subsection shall not apply), no acceptance, amendment or waiver of any provision of any of the Credit Documents, nor consent to any departure by the Borrower or any other Person from such provisions, shall be effective unless in writing and approved by the Majority Lenders. Any acceptance, amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

(2)

Only written acceptances, amendments, waivers or consents signed by all affected Lenders shall (i) increase a Lender’s Commitment or subject any Lender to any additional obligation; (ii) reduce the principal or amount of, or (except as set forth in Section 3.04(3)) interest on, directly or indirectly, any Loans or any Fees; (iii) postpone any date fixed for any payment of principal of, or interest on, any Loans or any Fees; (iv) change the percentage of the Commitments or the number or percentage of Lenders required for the Lenders, or any of them, or the Administrative Agent to take any action; (v) other than in connection with a Disposition permitted hereunder or where the Minimum Guarantor Coverage is complied with after giving effect to such termination or release, permit any termination of any of the guarantees required hereunder or the Security Documents or release any of the guarantees or the Collateral subject to the Security Documents; (vi) change the definition of Majority Lenders; (vii) amend Section 2.09, Section 2.10 or Article X (or any other provision of any Credit Document related to the pro rata sharing of payments among Lenders); (viii) amend this Section 16.01(2); (ix) amend the definition of “Interest Period” so as to permit intervals in excess of six months without regard to the availability of all affected Lenders; (x) extend the Bridge Loan Conversion Date; (xi) impose restrictions on the conversion of Extended Term Loans into Senior Exchange Notes or alter the rate of such exchange or amend, modify or waive the terms of the Senior Exchange Notes in any manner that requires (or would, if the Senior Exchange Notes were outstanding require) the approval of all holders of Senior Exchange Notes; or (xii) subordinate the Obligations in right of payment and/or security to any other Debt.

(3)

Only written acceptances, amendments, waivers or consents signed by the Administrative Agent, in addition to the Majority Lenders, shall affect the rights or duties of the Administrative Agent under the Credit Documents.

(4)

No Defaulting Lender or Affiliate thereof shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders or Affiliates thereof), except that (x) the Commitment of any Defaulting Lender or Affiliate may not be increased or extended, the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not, except as set forth in Section 3.04(3), be reduced and the principal amount of any of its Borrowings may not be forgiven, in each case without the consent of such Defaulting Lender or Affiliate and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender or Affiliate in its capacity as a Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender or Affiliate.

(5)

In the event that any Lender (a “Non-Consenting Lender”) fails to consent to any proposed amendment, modification, termination, waiver or consent with respect to any provision hereof or of any other Credit Document that requires the unanimous approval of all of the Lenders or the approval of all of the Lenders directly affected thereby, in each case in accordance with the terms of this Section, the Borrower shall be permitted to replace such Non-Consenting Lender with a replacement financial institution satisfactory to the Administrative Agent, so long as the consent of the Majority Lenders shall have been obtained with respect to such amendment, modification, termination, waiver or consent; provided that (i) such replacement does not conflict with any Law, (ii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to the Non-Consenting Lender pursuant to the Credit Documents on or prior to the date of replacement, (iii) the replacement financial institution shall approve the proposed amendment, modification, termination, waiver or consent, (iv) the Borrower shall be liable to the Non-Consenting Lender for any breakage costs if any SOFR Advance owing to the Non-Consenting Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the Non-Consenting Lender shall be obligated to make such replacement in accordance with the provisions of Section 15.01 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to in Section 15.01(2)(d)), (vi) until such time as such replacement shall be consummated, the Borrower shall pay to the Non-Consenting Lender all additional amounts (if any) required pursuant to Article 9, as the case may be, (vii) the Borrower shall provide at least three (3) Business Days’ prior notice to the Non-Consenting Lender, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the Non-Consenting Lender. In the event any Non-Consenting Lender fails to execute the agreements required under Section 15.01 in connection with an assignment pursuant to this Section, the Borrower may, upon two (2) Business Days’ prior notice to the Non-Consenting Lender, execute such agreements on behalf of the Non-Consenting Lender, and each such Lender hereby grants to the Borrower (and to any of them) an irrevocable power of attorney (which shall be coupled with an interest) for such purpose.

(6)

Only written acceptances, amendments, waivers or consents signed by the Administrative Agent and the Collateral Agent, in addition to the Majority Lenders, shall affect the rights or duties of the Collateral Agent under the Credit Documents.

(7)

Subject to the restrictions set forth in Section 16.01(2), but notwithstanding anything else to the contrary contained in this Section 16.01, with respect to any provision contained in this Agreement relating to the Bridge Loan Facility, the Administrative Agent, the Borrower and a majority in interest of the Lenders under the Bridge Loan Facility shall be permitted to amend such provision, without the consent of any other Lender, solely to the extent that such amendment does not impair the rights, obligations or interests of any other Lender under this Agreement in any material respect.

(8)	Notwithstanding anything to the contrary contained in Section 16.01, if at any time after the Effective Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document.

Section 16.02 Judgment Currency.

(1)

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due to a Lender in any currency (the “Original Currency”) into another currency (the “Other Currency”), the parties agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, such Lender could purchase the Original Currency with the Other Currency on the Business Day preceding the day on which final judgment is given or, if permitted by Law, on the day on which the judgment is paid or satisfied.

(2)

The obligations of the Borrower in respect of any sum due in the Original Currency from it to any Lender under any of the Credit Documents shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Other Currency, the Lender may, in accordance with normal banking procedures, purchase the Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to the Lender in the Original Currency, the Borrower agree, as a separate obligation and notwithstanding the judgment, to indemnify the Lender, against any loss, and, if the amount of the Original Currency so purchased exceeds the sum originally due to the Lender in the Original Currency, the Lender shall remit such excess to the Borrower.

Section 16.03 Releases.

Upon the Disposition of any item of Collateral of any Loan Party in accordance with the terms of the Credit Documents, the Administrative Agent and the Collateral Agent will, at the applicable Loan Party’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the Encumbrances granted under the Security Documents in accordance with the terms of the Credit Documents, and, in the case of any Disposition involving the sale of any Guarantor (to the extent permitted by the Credit Documents), a release of such Loan Party from its obligations under the Guarantee and all other Credit Documents to which it is bound or subject.

ARTICLE 17

GOVERNING LAW; JURISDICTION; ETC.

Section 17.01 Governing Law; Jurisdiction; Etc.

(1)	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable in that Province.

(2)

Submission to Jurisdiction. Each Loan Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Province of Ontario, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement or in any other Credit Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Loan Party or its properties in the courts of any jurisdiction.

(3)

Waiver of Venue. Each Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (2) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defence of an inconvenient forum to the maintenance of such action or proceeding in any such court.

ARTICLE 18

WAIVER OF JURY TRIAL

Section 18.01 Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

ARTICLE 19

MISCELLANEOUS

Section 19.01 Counterparts; Integration; Effectiveness; Electronic Execution

(1)

Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the Administrative Agent and when the Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or by sending a scanned copy by electronic mail shall be effective as delivery of a manually executed counterpart of this Agreement.

(2)

Electronic Execution. The words “execution,” “signed,” “signature, “and words of like import in any Assignment and Assumption or any Credit Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any Law, including Parts 2 and 3 of the Personal Information Protection and Electronic Documents Act (Canada), the Electronic Commerce Act, 2000 (Ontario) and other similar federal or provincial laws based on the Uniform Electronic Commerce Act of the Uniform Law Conference of Canada or its Uniform Electronic Evidence Act, as the case may be.

Section 19.02 Severability

If any provision of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 19.02, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Law, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 19.03 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations hereunder and the termination of this Agreement.

Section 19.04 No Waiver; Remedies Cumulative; Enforcement.

No failure or delay by the Administrative Agent or any Lender in exercising any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege, or any abandonment or discontinuance of steps to enforce such a right remedy, power or privilege, preclude any other or further exercise thereof or the exercise of any other right remedy, power or privilege. The rights, remedies remedy, powers and privileges of the Administrative Agent and the Lenders hereunder and under the Credit Documents are cumulative and are not exclusive of any rights, remedies, powers or privileges that any such Person would otherwise have.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article 12 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (ii) any Lender from exercising setoff rights in accordance with Section 9.01 (subject to the terms of Section 2.12) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (x) the Majority Lenders shall have the rights otherwise provided to the Administrative Agent pursuant to Section 12.01 and (y) in addition to the matters set forth in clauses (ii), and (iii) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Majority Lenders, enforce any rights or remedies available to it and as authorized by the Majority Lenders.

Section 19.05 Affiliate Activities.

The Borrower acknowledge that the Administrative Agent, the Collateral Agent and each Lead Arrangers (and each of their respective Affiliates) is a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, it may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower and their respective affiliates, as well as of other entities and persons and their Affiliates which may

(i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Credit Documents (ii) be customers or competitors of the Borrower and their respective Affiliates, or (iii) have other relationships with the Borrower and their respective Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower and their respective Affiliates or such other entities. The transactions contemplated hereby and by the other Credit Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph.

Section 19.06 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Borrower acknowledges and agrees, and acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower and their respective Subsidiaries and the Administrative Agent, the Collateral Agent or any Lead Arrangers is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Credit Documents, irrespective of whether the Administrative Agent, the Collateral Agent or any Lead Arrangers has advised or is advising any of the Borrower their respective Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent and the Lead Arrangers are arm’s-length commercial transactions between the Borrower and their respective Subsidiaries, on the one hand, and the Administrative Agent, the Collateral Agent and the Lead Arrangers, on the other hand, (C) each of the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) each of the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, the Collateral Agent and the Lead Arrangers each are and have been acting solely as principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, the Collateral Agent or any Lead Arrangers has any obligation to the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Collateral Agent and Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and their respective Affiliates, and neither the Administrative Agent, the Collateral Agent nor any Lead Arrangers has any obligation to disclose any of such interests and transactions to the Borrower or any of their respective Affiliates. To the fullest extent permitted by Law, each of the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Collateral Agent and Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 19.07 Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)

the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)	the effects of any Bail-In Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)

a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

ARTICLE 20

TREATMENT OF CERTAIN INFORMATION: CONFIDENTIALITY

Section 20.01 Treatment of Certain Information: Confidentiality

(1)

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (in each of the foregoing cases, to the extent necessary to administer or enforce this Agreement and the other Credit Documents) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential; provided that the Administrative Agent or any such Lender shall be responsible for compliance with this Section 20.01(1) by any of its Controlled Affiliates or its or any such Controlled Affiliates’ directors, officers or employees to the extent that any such Controlled Affiliate or its or any such Controlled Affiliates’ directors, officers or employees receives any Information), (b) to the extent requested by any regulatory authority having jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Laws, including the Takeover Code, or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section and, only during the Certain Funds Period, to the execution of a confidentiality and front running letter substantially in the form of Schedule 10 (with only such changes thereto as may be approved by the Administrative Agent and the Borrower), to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative, credit-linked note or similar transaction relating to the Borrower and its obligations or (iii) any actual or prospective provider of cash management services to any Loan Party, (g) (i) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding the Loan Parties and the Accommodations is solely for purposes of evaluating an investment in such Securitization and who agrees to otherwise be bound by the provisions of this clause (1), (ii) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization and who agrees to otherwise be bound by the provisions of this clause (1); (iii) to a nationally recognized rating agency that requires access to information regarding the Loan Parties, the Loans and Credit Documents in connection with ratings issued with respect to a securitization facility collateralized, in part, by the Loans (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and shall agree to keep such Information confidential on the terms set forth in this clause (1)); (h) with the prior written consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by such Person or actually known to such Person or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than a Loan Party. If the Administrative Agent or any Lender is requested or required to disclose any Information (other than by any bank examiner) pursuant to or as required by Laws or by a subpoena or similar legal process, the Administrative Agent or such Lender, as applicable, shall, if practicable and unless prohibited by Law, use its reasonable commercial efforts to provide the Borrower with notice of such requests or obligation in sufficient time so that the Borrower may seek an appropriate protective order or waive the Administrative Agent’s, or such Lender’s, as applicable, compliance with the provisions of this Section, and the Administrative Agent and such Lender, as applicable, shall, to the extent reasonable, co-operate with the Borrower in the Borrower obtaining any such protective order.

(2)

For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to such receipt or that was already in the possession of the Administrative Agent or any Lender prior to such receipt. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information in accordance with its internal policies. In addition, the Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such Person normally makes available in the course of its business of assigning identification numbers.

(3)

In addition, and notwithstanding anything herein to the contrary, the Administrative Agent may provide to Loan Pricing Corporation and/or other recognized trade publishers information concerning the Borrower, the Loans and the Bridge Loan Facility established herein of the nature customarily provided to Loan Pricing Corporation and/or other recognized trade publishers of such information for general circulation in the loan market.

(4)

Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the names and addresses of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

ARTICLE 21

GUARANTEE

Section 21.01 Guarantee.

To induce the Administrative Agent, the Collateral Agent and the Lenders to execute and deliver this Agreement and to make or maintain the Loans, and in consideration thereof, each Guarantor hereby, jointly and severally, and irrevocably and unconditionally, guarantees to the Administrative Agent, the Collateral Agent and the Lenders (the Administrative Agent, the Collateral Agent and the Lenders are collectively, the “Guaranteed Parties” and each a “Guaranteed Party”), due and punctual payment and performance to the Guaranteed Parties upon written demand made in accordance with the terms of this Agreement of all debts, liabilities and obligations of or owing by the Borrower under this Agreement or any other Credit Document to any Guaranteed Party at any time, present and future, direct or indirect, absolute and contingent, matured or not, and all amendments, restatements, renewals, extensions or supplements and continuations thereof, and whether as principal or surety, and including all liabilities of the Borrower arising as a consequence of its failure to pay or fulfil any of such debts, liabilities and obligations (collectively, the “Guaranteed Obligations” or the “Secured Obligations”).

Each Guarantor which is incorporated or formed under the laws of a jurisdiction located within the United States, and by its acceptance of this Guarantee, the Administrative Agent and each Lender, hereby confirms that it is the intention of all such Persons that this Guarantee and the Obligations of such Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of U.S. bankruptcy laws, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this

Guarantee and the Guaranteed Obligations of such Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the Lenders and such Guarantors hereby irrevocably agree that the Guaranteed Obligations of such Guarantor under this Guarantee at any time shall be limited to the maximum amount as will not result in the Guaranteed Obligations of such Guarantor under this guarantee constituting a fraudulent transfer or conveyance.

Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guarantee or any other guarantee, such Guarantor will contribute, to the maximum extent permitted by Law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Administrative Agent and the Lenders under or in respect of the Credit Documents.

Section 21.02 Indemnity.

In addition to the guarantee specified in Section 21.01, each Guarantor agrees to, jointly and severally, indemnify and save each Guaranteed Party harmless from and against all costs, losses, expenses and damages it may suffer as a result or consequence of the Borrower’s default in the performance of any of the Guaranteed Obligations, any of the Guaranteed Obligations being or becoming void, voidable or unenforceable or ineffective against the Borrower, or any inability by any Guaranteed Party to recover the ultimate balance due or remaining unpaid to such Guaranteed Party in respect of the Guaranteed Obligations reasonable legal fees incurred by or on behalf of any Guaranteed Party resulting from any action instituted on the basis of this Guarantee; provided that such indemnity shall not, as to any Guaranteed Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by a final non-appealable judgment to have resulted from the gross negligence or wilful misconduct of such Guaranteed Party.

Section 21.03 Payment and Performance.

(1)

If the Borrower fails or refuses to punctually make any payment or perform its Guaranteed Obligations, each Guarantor shall unconditionally render any such payment or performance upon demand in accordance with the terms of this Guarantee.

(2)

Nothing but payment and satisfaction in full of the Guaranteed Obligations shall release any Guarantor from its obligations under this Guarantee, except for the disposition of such Guarantor in a transaction permitted by this Agreement.

Section 21.04 Continuing Obligation.

The only condition (and no other document, proof or action other than as specifically provided in this Guarantee is) necessary as a condition of each Guarantor honouring its obligations under this Guarantee shall be a written demand by the Administrative Agent following the occurrence of an Event of Default which is continuing. This Guarantee shall be a continuing guarantee, shall cover all the Guaranteed Obligations, and shall apply to and secure any ultimate balance due or remaining unpaid to any Guaranteed Party. This Guarantee shall continue to be binding regardless of:

(1)	whether any other Person or Persons (an “Additional Guarantor”) shall become in any other way responsible to any Guaranteed Party for, or in respect of all or any part of the Guaranteed Obligations;

(2)	whether any such Additional Guarantor shall cease to be so liable;

(3)

the enforceability, validity, perfection or effect of perfection or non-perfection of any security interest securing the Guaranteed Obligations, or the validity or enforceability of any of the Guaranteed Obligations; or

(4)

whether any payment of any of the Guaranteed Obligations has been made and where such payment is rescinded or must otherwise be returned upon the occurrence of any action or event, including the insolvency or bankruptcy of any Loan Party or otherwise, all as though such payment had not been made.

Section 21.05 Guarantee Unaffected.

This Guarantee shall not be determined or affected, or the Guaranteed Parties’ rights under this Guarantee prejudiced by, the termination of any Guaranteed Obligations by operation of law or otherwise, including the bankruptcy, insolvency, dissolution or liquidation of any Loan Party, any change in the name, business, powers, capital structure, constitution, objects, organization, directors or management of any Loan Party, with respect to transactions occurring either before or after such change. This Guarantee is to extend to the liabilities of the Person or Persons for the time being and from time to time carrying on the business now carried on by any Loan Party, notwithstanding any reorganization of any Loan Party or any Additional Guarantor or the amalgamation of any Loan Party or any Additional Guarantor with one or more other corporations (in this case, this Guarantee shall extend to the liabilities of the resulting corporation and the terms “Guarantor”, and “Additional Guarantor” shall include such resulting corporation) or any sale or disposal of any Loan Party’s or the Additional Guarantor’s business in whole or in part to one or more other Persons and all of such liabilities shall be included in the Guaranteed Obligations. Each Guarantor agrees that the manner in which the Guaranteed Parties may now or subsequently deal with any other Loan Party or any Additional Guarantor or any security (or any collateral subject to the security) or other guarantee in respect of the Guaranteed Obligations shall have no effect on any Guarantor’s continuing liability under this Guarantee and such Guarantor irrevocably waives any rights it may have in respect of any of the above.

Section 21.06 Waivers.

Each Guarantor waives each of the following, to the fullest extent permitted by Law:

(1)	any defence based upon:

(a)

the unenforceability or invalidity of all or any part of the Guaranteed Obligations, or any security or other guarantee for the Guaranteed Obligations or any failure of any Guaranteed Party to take proper care or act in a commercially reasonable manner in respect of any security for the Guaranteed Obligations or any collateral subject to the security, including in respect of any disposition of the Collateral or any set-off of any Loan Party’s bank deposits against the Guaranteed Obligations;

(b)

any act or omission of a Loan Party or any other Person, including the Guaranteed Parties, that directly or indirectly results in the discharge or release of a Loan Party or any other Person or any of the Guaranteed Obligations or any security for the Guaranteed Obligations; or

(c)

any Guaranteed Party’s present or future method of dealing with any Loan Party, any Additional Guarantor or any security (or any collateral subject to the security) or other guarantee for the Guaranteed Obligations;

(2)	any right (whether now or hereafter existing) to require any Guaranteed Party, as a condition to the enforcement of this Guarantee including any indemnity provided for herein:

(a)	to accelerate any of the Guaranteed Obligations or proceed and exhaust any recourse against a Loan Party or any other Person;

(b)	to realize on any security that it holds;

(c)	to marshall the assets of such Guarantor or any other Loan Party; or

(d)	to pursue any other remedy that such Guarantor may not be able to pursue itself and that might limit or reduce such Guarantor’s burden;

(3)	presentment, demand, protest and notice of any kind including notices of default and notice of acceptance of this Guarantee;

(4)	all suretyship defences and rights of every nature otherwise available under Ontario law and the laws of any other jurisdiction; and

(5)	all other rights and defences (legal or equitable) the assertion or exercise of which would in any way diminish the liability of such Guarantor under this Guarantee.

Section 21.07 Guaranteed Parties’ Right to Act.

Each Guaranteed Party has the right to deal with any Guarantor, the documents creating or evidencing the Guaranteed Obligations and the security (or any collateral subject to the security) now or subsequently held by any Guaranteed Party (including all modifications, extensions, replacements, amendments, renewals, restatements, and supplements to such documents or security) as such Guaranteed Party may see fit, without notice to any Guarantor or any Additional Guarantor and without in any way affecting, relieving, limiting or lessening such Guarantor’s or any Additional Guarantor’s liability under this Guarantee. Without limitation, each Guaranteed Party may:

(1)	grant time, renewals, extensions, indulgences, releases and discharges to any Guarantor;

(2)	take new or additional security (including other guarantees) from any Guarantor;

(3)	discharge or partially discharge any or all existing security;

(4)	elect not to take security from any Guarantor or not to perfect security;

(5)	cease or refrain from, or continuing to, giving credit or making loans or advances to any Guarantor;

(6)	accept partial payment or performance from any Guarantor or otherwise waive compliance by any Guarantor with the terms of any of the documents or security;

(7)	assign any such document or security to any Person or Persons;

(8)	deal or dispose in any manner (whether commercially reasonably or not) with any security (or any collateral subject to the security) or other guarantee for the Guaranteed Obligations; or

(9)

apply all dividends, compositions and moneys at any time received from any Guarantor or others or from the security upon such part of the Guaranteed Obligations as each Guaranteed Party deems appropriate.

Section 21.08 Assignment and Postponement.

All indebtedness and liability, present and future, of each Loan Party to each Guarantor are hereby assigned to the Administrative Agent on behalf and for the benefit of the Guaranteed Parties and postponed to the Guaranteed Obligations, and, following the occurrence of an Event of Default that is continuing, all monies received by any Guarantor in respect thereof shall be received in trust for the Guaranteed Parties and forthwith upon receipt thereof shall be paid over to the Administrative Agent on behalf and for the ratable benefit of the Guaranteed Parties; provided that, for the avoidance of doubt, absent the continuance of an Event of Default, this Section 21.08 shall not prohibit or restrict payments and repayments by or to any Guarantor to the extent otherwise permitted by this Agreement.

Section 21.09 Action or Inaction.

Except as otherwise provided at Law, no action or omission on the part of any Guaranteed Party in exercising or failing to exercise its rights under this Section or in connection with or arising from all or part of the Guaranteed Obligations shall make any Guaranteed Party liable to any Guarantor for any loss occasioned to such Guarantor. No loss of or in respect of any securities received by any Guaranteed Party from any other Loan Party or others, whether occasioned by any Guaranteed Party’s fault or otherwise, shall in any way affect, relieve, limit or lessen any Guarantor’s liability under this Guarantee.

Section 21.10 Guaranteed Parties’ Rights.

The rights and remedies provided in this Section are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by Law.

Section 21.11 Demand.

The Administrative Agent may make demand in writing to any Guarantor at any time and from time to time after the occurrence of and during the continuance of an Event of Default, each such written demand to be accepted by such Guarantor as complete and satisfactory evidence of the amount of the Guaranteed Obligations to be paid by such Guarantor absent manifest error. Each Guarantor shall pay to the Administrative Agent such amount or amounts payable under this Guarantee immediately upon such written demand.

Section 21.12 No Representations.

Each Guarantor acknowledges that this Guarantee has been delivered free of any conditions and that there are no representations which have been made to such Guarantor affecting such Guarantor’s liability under this Guarantee except as may be specifically embodied in this Guarantee and agrees that this Guarantee is in addition to and not in substitution for any other guarantee(s) held or which may subsequently be held by or for the benefit of any Guaranteed Party.

Section 21.13 Intercreditor Agreement.

Each Lender hereby approves the Intercreditor Agreement and authorizes the Administrative Agent to execute the Intercreditor Agreement (or any supplement, amendment or joinder thereto) on its behalf. Without limiting the foregoing and notwithstanding any other provision of this Agreement or any other Credit Document, any requirement under this Agreement or under any other Credit Document providing for Collateral to be delivered to the Administrative Agent or the Collateral Agent shall be satisfied upon the delivery of such Collateral to the Authorized Representative (as defined in the Intercreditor Agreement) for the applicable Secured Parties.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective authorized officers as of the date first above written.

OPEN TEXT CORPORATION, as Borrower

By:	/s/ Madhu Ranganathan
	Name:	Madhu Ranganathan
	Title:	Executive Vice President, Chief Financial Officer

[Signature Page to Bridge Credit Agreement]

GXS, INC.

GXS INTERNATIONAL, INC.

OPEN TEXT CANADA LTD.

OPEN TEXT HOLDINGS, INC.

OPEN TEXT INC.

OPEN TEXT SA ULC

OPEN TEXT ULC

VIGNETTE PARTNERSHIP, LP, by its general partner, OPEN TEXT CANADA LTD.,

each as a Guarantor

/s/ Madhu Ranganathan
Name: Madhu Ranganathan
Title: President and Treasurer

[Signature Page to Bridge Credit Agreement]

OPEN TEXT UK HOLDING LIMITED

/s/ Madhu Ranganathan
Name: Madhu Ranganathan
Title: Director

[Signature Page to Bridge Credit Agreement]

BARCLAYS BANK PLC,
as Administrative Agent and Collateral Agent

By:	/s/ George Lee
Name: George Lee
Title: Managing Director

BARCLAYS BANK PLC, as Lender

By:	/s/ George Lee
Name: George Lee
Title: Managing Director

[Signature Page to Bridge Credit Agreement]

BANK OF MONTREAL, as Lender

By:	/s/ David Lynch
Name:	David Lynch
Title:	Managing Director

[Signature Page to Bridge Credit Agreement]

ROYAL BANK OF CANADA, as Lender

By:	/s/ Mike Elsey
Name:	Mike Elsey
Title:	Director, Corporate Banking

[Signature Page to Bridge Credit Agreement]

CITIBANK, N.A., as Lender

By:	/s/ Blake Gronich
Name:	Blake Gronich
Title:	Vice President

[Signature Page to Bridge Credit Agreement]

CITICORP NORTH AMERICA,
INC., as Lender

By:	/s/ Blake Gronich
Name: Blake Gronich
Title: Vice President

[Signature Page to Bridge Credit Agreement]